Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

between:

Tidewater Inc.,

a Delaware corporation,

and

GulfMark Offshore, Inc.,

a Delaware corporation

___________________________

Dated as of July 15, 2018

___________________________

i

Table of Contents

(continued)

ii

Table of Contents

(continued)

iii

Exhibits

Exhibit A	Certain Definitions

Exhibit B	Joinder Agreement

Exhibit C	Forms of Merger Sub and NewCo Organizational Documents

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of July 15, 2018, by and between: Tidewater Inc., a Delaware corporation (“Parent”), and GulfMark Offshore, Inc., a Delaware corporation (the “Company” and, together with Parent, the “Parties”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

A.     In order to effect this Agreement and the Contemplated Transactions, including the Mergers, Parent will (i) form or cause to be formed a new wholly-owned subsidiary of Parent in the form of a corporation organized in the State of Delaware (“Merger Sub”), and another new wholly-owned subsidiary of Parent in the form of a limited liability company organized in the State of Delaware (“NewCo”), and (ii) cause both Merger Sub and NewCo to become parties to this Agreement promptly following each such entity’s formation by virtue of the execution and delivery of one or more Joinder Agreements substantially in the form attached hereto as Exhibit B.

B.     The Parties intend that, at the First Merger Effective Time, Merger Sub be merged with and into the Company (the “First Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the First Merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation (the “Surviving Corporation”) and a wholly-owned Subsidiary of Parent.

C.     As part of the Integrated Transaction, immediately following the First Merger, the Surviving Corporation will merge with and into NewCo (the “Second Merger,” and together with the First Merger, the “Mergers”) in accordance with this Agreement, the DGCL and the DLLCA. Upon consummation of the Second Merger, the Surviving Corporation will cease to exist and NewCo will continue as the surviving company (the “Surviving Company”) and a wholly-owned Subsidiary of Parent.

D.     In order to induce Parent to enter into this Agreement and cause the Mergers and other Contemplated Transactions to be consummated, certain stockholders of the Company are executing voting and support agreements in favor of Parent concurrently with the execution and delivery of this Agreement (the “Voting Agreements”).

E.     The Company Board has unanimously: (i) determined that the Mergers are fair to and in the best interests of the Company and its stockholders; (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the Mergers; and (iii) recommended that the Company’s stockholders adopt this Agreement.

F.     The Parent Board has unanimously: (i) determined that it is in the best interests of its stockholders for Parent to enter into this Agreement; (ii) approved this Agreement and the Parent Share Issuance; and (iii) recommended that Parent’s stockholders approve the Parent Share Issuance.

G.     For U.S. federal income tax purposes, it is intended (i) that the First Merger and the Second Merger, taken together, will constitute an integrated plan (the “Integrated Transaction”) and qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations to which each of Parent, Merger Sub, NewCo and the Company are to be parties under Section 368(b) of the Code, and (ii) this Agreement is intended to constitute a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code.

Agreement

The Parties agree as follows:

Section 1.     The Mergers

1.1     Pre-Mergers Steps. Prior to the Company Stockholders Meeting, Parent shall form, or cause to be formed, each of Merger Sub and NewCo, in each case pursuant to the certificate of incorporation, bylaws and other organizational documents in the forms attached hereto as Exhibit C, and shall take, or cause to be taken, all necessary corporate or limited liability company actions for each of Merger Sub, NewCo and Parent (as sole equityholder of each of Merger Sub and NewCo) to adopt and approve this Agreement and the Contemplated Transactions, including the Mergers.

1.2     The Mergers.

(a)     At the First Merger Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL and upon the terms and subject to the conditions set forth in this Agreement, whereupon the separate existence of Merger Sub shall cease and the Company shall be the Surviving Corporation. From and after the First Merger Effective Time, all the property, rights, powers, privileges and franchises of the Company and Merger Sub shall be vested in the Surviving Corporation and all of the debts, obligations, liabilities, restrictions and duties of the Company and Merger Sub shall become the debts, obligations, liabilities and duties of the Surviving Corporation, all as provided under the DGCL.

(b)     At the Second Merger Effective Time, Surviving Corporation shall be merged with and into NewCo in accordance with the DGCL and DLLCA and upon the terms and subject to the conditions set forth in this Agreement, whereupon the separate existence of Surviving Corporation shall cease and NewCo shall be the Surviving Company. From and after the Second Merger Effective Time, all the property, rights, powers, privileges and franchises of the Company, Merger Sub and the Surviving Corporation shall be vested in Surviving Company and all of the debts, obligations, liabilities, restrictions and duties of the Company, Merger Sub and the Surviving Corporation shall become the debts, obligations, liabilities and duties of the Surviving Company, all as provided under the DGCL and the DLLCA.

1.3     Closing; First Merger Effective Time; Second Merger Effective Time.

(a)     The closing of the Mergers (the “Closing”) shall take place on the date that is the later of (x) the third Business Day after the satisfaction or (to the extent permitted under applicable Legal Requirements) waiver of the last to be satisfied or (to the extent permitted under applicable Legal Requirements) waived of the conditions set forth in Section 6 (other than the conditions, which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver at Closing of each of such conditions) and (y) January 3, 2019, so long as all of the conditions set forth in Section 6 (other than the conditions, which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver at Closing of each of such conditions) have been satisfied or waived. Notwithstanding the foregoing if, on the date established by the foregoing clause (x), there is an Extension Event, then closing shall take place on the earlier of (1) the next Business Day that no Extension Event shall exist and (2) January 3, 2019, so long as, in each case of the previous clause “(1)” and “(2)”, all of the conditions set forth in Section 6 (other than the conditions, which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver at Closing of each of such conditions) have been satisfied or waived. For the avoidance of doubt, (i) so long as all of the conditions set forth in Section 6 (other than the conditions, which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver at Closing of each of such conditions) have been satisfied or waived, the Closing shall not take place later than January 3, 2019 and (ii) nothing in this Section 1.3(a) shall affect the rights of the Parties under Section 7.1(b). The Closing shall be held at the offices of Weil, Gotshal & Manges LLP, 200 Crescent Court, Suite 300, Dallas, Texas, unless another place is agreed to in writing by Parent and the Company. The date on which the Closing actually takes place is referred to as the “Closing Date.”

(b)     Subject to the provisions of this Agreement, concurrently with or as soon as practicable following the Closing, the Parties shall cause a certificate of merger with respect to the First Merger (the “First Merger Certificate”) to be duly executed and filed with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with effecting the First Merger. The First Merger shall become effective at the time when the First Merger Certificate has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such later time as may be agreed by the Parties in writing and specified in the First Merger Certificate (the “First Merger Effective Time”).

(c)     Subject to the provisions of this Agreement, immediately following the First Merger Effective Time, the Parties shall cause a certificate of merger with respect to the Second Merger (the “Second Merger Certificate”) to be duly executed and filed with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL and DLLCA in connection with effecting the Second Merger. The Second Merger shall become effective at the time when the Second Merger Certificate has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such later time as may be agreed by the Parties in writing and specified in the Second Merger Certificate (the “Second Merger Effective Time”), which, unless the Parties agree otherwise, shall be immediately following the First Merger Effective Time.

1.4     Certificate of Incorporation and Bylaws; Certificate of Formation and Limited Liability Company Agreement.

(a)     As of the First Merger Effective Time, by virtue of the First Merger and without any further action on the part of the Company, Merger Sub or any other Person, the certificate of incorporation of the Company shall be amended to read in its entirety as the certificate of incorporation of Merger Sub as in effect immediately prior to the First Merger Effective Time (except the name shall remain GulfMark Offshore, Inc. and the provisions relating to the incorporator shall be omitted), and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Legal Requirements.

(b)     As of the First Merger Effective Time, by virtue of the First Merger and without any further action on the part of the Company, Merger Sub or any other Person, the bylaws of the Company shall be amended to conform to the bylaws of Merger Sub as in effect immediately prior to the First Merger Effective Time, and as so amended shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Legal Requirements.

(c)     As of the Second Merger Effective Time, by virtue of the Second Merger and without any further action on the part of the Surviving Corporation, NewCo or any other Person, the certificate of formation and limited liability company agreement of NewCo in effect immediately prior to the Second Merger Effective Time shall be the certificate of formation and limited liability company agreement of the Surviving Company from and after the Second Merger Effective Time until thereafter amended as provided therein or by applicable Legal Requirements.

1.5     Directors and Officers of the Surviving Corporation; Managers and Officers of the Surviving Company.

(a)     The Parties shall take all requisite action so that, from and after the First Merger Effective Time, until their successors are duly elected or appointed and qualified in accordance with applicable Legal Requirements: (i) the directors of Merger Sub immediately prior to the First Merger Effective Time shall be the directors of the Surviving Corporation; and (ii) the officers of Merger Sub immediately prior to the First Merger Effective Time shall be the officers of the Surviving Corporation.

(b)     From and after the Second Merger Effective Time, until their successors are duly elected or appointed and qualified in accordance with applicable Legal Requirements: (i) the managers of NewCo immediately prior to the Second Merger Effective Time shall be the managers of the Surviving Company; and (ii) the officers of the Surviving Corporation immediately prior to the Second Merger Effective Time shall be the officers of the Surviving Company.

1.6     Conversion of Securities. At the First Merger Effective Time, by virtue of the First Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(a)     all shares of Company Common Stock that are held in the Company’s treasury or held, directly or indirectly, by any Parent Entity immediately prior to the First Merger Effective Time shall be cancelled and cease to exist and no consideration shall be paid or payable in respect thereof;

(b)     except as provided in Section 1.6(a), and subject to Section 1.7, Section 1.11 and Section 1.13 each share of Company Common Stock that is outstanding immediately prior to the First Merger Effective Time (including any shares of Company Common Stock that are held, directly or indirectly, by any Company Entity (other than the Company)) shall be converted into the right to receive 1.100 of a fully paid, validly issued and nonassessable share of Parent Common Stock (as such number may be adjusted in accordance with Section 1.7, the “Exchange Ratio”); and

(c)     each share of Merger Sub common stock issued and outstanding immediately prior to the First Merger Effective Time shall be converted into one fully paid, validly issued and nonassessable share of common stock of the Surviving Corporation.

1.7     Certain Adjustments. If, during the period from the date of this Agreement through the First Merger Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reorganization, reclassification, recapitalization or other similar transaction, or a record date with respect to any such event shall occur during such period, then the Exchange Ratio shall be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such action.

1.8     Company Stock-Based Awards.

(a)     Effective as of the First Merger Effective Time, each Company RSU with respect to which shares of Company Common Stock remain unvested or unissued as of the First Merger Effective Time and each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits measured in whole or in part by the value of a number of shares of Company Common Stock granted by the Company and outstanding as of the First Merger Effective Time (each, a “Company Stock-Based Award”), shall, in each case, be converted automatically into a substantially similar award for, or with respect to, Parent Common Stock, and shall remain subject to the vesting and other conditions in effect on such date with respect to such award, except to the extent that such vesting schedule is accelerated or otherwise affected as a result of the Contemplated Transactions, and the number of shares of Parent Common Stock subject to each such assumed award shall be determined by multiplying: (i) the number of shares of Company Common Stock that were subject to such Company Stock-Based Award immediately prior to the First Merger Effective Time; by (ii) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock with any fraction of a share of Parent Common Stock resulting from such rounding converted into a right to receive a cash payment calculated in accordance with Section 1.11; provided, however, that the Parent Board or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each such assumed Company Stock-Based Award.

(b)     Immediately following the First Merger Effective Time, no holder of Company Stock-Based Awards, nor any participant in any Company Equity Plan, Company Employee Plan or employee benefit arrangement of the Company Entities, or any individual party to an employment agreement or arrangement with the Company Entities shall have any right hereunder or thereunder to acquire any equity interest (including any “phantom” stock or stock appreciation right) or to receive cash in respect of any equity interest in any of the Company Entities or the Surviving Corporation.

(c)     The Company shall take further actions as may be required to cause the conversion of each Company Stock-Based Award as is set forth in this Section 1.8 to comply with or be exempt from Section 409A of the Code, as may be reasonably requested by Parent. Parent shall reserve for issuance a number of shares of Parent Common Stock at least equal to the number of shares of Parent Common Stock that will be subject to the Company Stock-Based Awards as a result of the actions contemplated by this Section 1.8.

1.9     Treatment of Certain Company Common Stock. If any shares of Company Common Stock outstanding immediately prior to the First Merger Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other Contract with the Company or under which the Company has any rights, then (except to the extent provided in any binding agreement between the Company and the holder thereof): (i) the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition; and (ii) the certificates representing such shares of Parent Common Stock (or non-certificated shares of Parent Common Stock represented by book entry positions) may accordingly be marked or noted with appropriate legends. Prior to the First Merger Effective Time, the Company shall use commercially reasonable efforts to ensure that, from and after the First Merger Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other Contract.

1.10     Treatment of Company Warrants. Effective as of the First Merger Effective Time, each Company Warrant that is outstanding immediately prior to the First Merger Effective Time shall cease to represent a right to acquire Company Common Stock and shall be converted automatically into a warrant representing a right to acquire Parent Common Stock, on substantially the same terms and conditions as applied to such Company Warrant immediately prior to the First Merger Effective Time, except that: (i) the number of shares of Parent Common Stock subject to each assumed Company Warrant shall be determined by multiplying: (A) the number of shares of Company Common Stock that were subject to such Company Warrant immediately prior to the First Merger Effective Time; by (B) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock, with any fractional share of Parent Common Stock resulting from such rounding converted into a right to receive a cash payment (rounded up to the nearest whole cent), without interest and subject to any required Tax withholding, determined by multiplying such fractional share of Parent Common Stock by the closing price of a share of Parent Common Stock on the New York Stock Exchange on the trading day immediately prior to the First Merger Effective Time (after aggregating all fractional shares of Parent Common Stock issuable to such holder); and (ii) the strike price shall not be modified; provided, however, that (1) the Parent Board or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each such assumed Company Warrant, and (2) Parent shall, as promptly as practicable following the First Merger Effective Time, provide notice of such conversion, together with all material terms thereof (including the number and type of the securities issuable upon exercise) to the applicable warrant agent and the holders of the Company Warrants. Parent shall reserve for issuance a number of shares of Parent Common Stock at least equal to the number of shares of Parent Common Stock that will be subject to the Company Warrants as a result of the actions contemplated by this Section 1.10. In connection with the consummation of the Contemplated Transactions, Parent will reasonably cooperate with the Company with respect to the notification and related requirements under the agreements governing the Company Warrants.

1.11     No Fractional Shares.

(a)     No fractional shares of Parent Common Stock shall be issued in connection with the First Merger, and no certificates or scrip for any such fractional shares shall be issued.

(b)     Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s Company Stock Certificate(s) or cancellation of such holder’s Book Entry Shares of Company Common Stock, be paid in cash the dollar amount (rounded up to the nearest whole cent), without interest and subject to any required Tax withholding, determined by multiplying such fractional share of Parent Common Stock by the average closing price of a share of Parent Common Stock on the New York Stock Exchange for the 10 most recent trading days that Parent Common Stock has traded ending on the trading day one day prior to the Closing Date. The Parties acknowledge that payment of the cash consideration in lieu of fractional shares of Parent Common Stock was not separately bargained-for consideration but merely represents mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares of Parent Common Stock.

1.12     Closing of Transfer Books. At the First Merger Effective Time:

(a)     all shares of Company Common Stock outstanding immediately prior to the First Merger Effective Time shall automatically be cancelled and retired and shall cease to exist, and all holders of Company Stock Certificate(s) and of Book Entry Shares of Company Common Stock shall cease to have any rights as stockholders of the Company, except the right to receive shares of Parent Common Stock as contemplated by Section 1.6, cash in lieu of any fractional share of Parent Common Stock pursuant to Section 1.11 and any dividends or other distributions pursuant to Section 1.13(c); and

(b)     the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the First Merger Effective Time and no further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the First Merger Effective Time. If, after the First Merger Effective Time, a valid Company Stock Certificate or a Book Entry Share of Company Common Stock is presented to the Exchange Agent or to the Surviving Corporation or Parent, such Company Stock Certificate or Book Entry Share of Company Common Stock shall be cancelled and shall be exchanged as provided in Section 1.13.

1.13     Exchange of Certificates and Cancellation of Book Entry Positions.

(a)     Prior to the Closing Date, Parent shall select Parent’s transfer agent or another bank or trust company reasonably satisfactory to Parent and the Company to act as exchange agent in the First Merger (the “Exchange Agent”) and shall enter into an agreement reasonably acceptable to Parent and the Company with the Exchange Agent relating to the services to be performed by the Exchange Agent. Prior to the First Merger Effective Time, Parent shall cause to be deposited with the Exchange Agent: (i) subject to Section 1.9, certificates representing the shares of Parent Common Stock issuable pursuant to Section 1.6; and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.11. The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent pursuant to this Section 1.13(a), together with any dividends or distributions received by the Exchange Agent with respect to such shares of Parent Common Stock, are referred to collectively as the “Exchange Fund.”

(b)     As soon as practicable after the First Merger Effective Time, Parent shall cause the Exchange Agent to mail to the Persons who were record holders of Company Stock Certificates or holders of Book Entry Shares of Company Common Stock immediately prior to the First Merger Effective Time: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify and the Company shall reasonably approve prior to the First Merger Effective Time (including a provision (A) confirming that delivery of Company Stock Certificates or Book Entry Shares of Company Common Stock shall be effected, and risk of loss and title to Company Stock Certificates or Book Entry Shares of Company Common Stock shall pass, only upon delivery of such Company Stock Certificates or Book Entry Shares of Company Common Stock to the Exchange Agent, and (B) requiring certification by the holders of Company Stock Certificates or Book Entry Shares of Company Common Stock of their status as a U.S. citizen, as is reasonably necessary and contemplated by the Certificate of Incorporation of Parent); and (ii) instructions for use in effecting the surrender of Company Stock Certificates or cancellation of Book Entry Shares of Company Common Stock in exchange for shares of Parent Common Stock, cash in lieu of any fractional shares in accordance with Section 1.11 and any dividends or other distributions pursuant to Section 1.13(c). Upon surrender of a Company Stock Certificate to the Exchange Agent or cancellation of Book Entry Shares of Company Common Stock for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent: (A) the holder of such Company Stock Certificate or Book Entry Shares of Company Common Stock shall be entitled to receive in exchange therefor the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.6 (and cash in lieu of any fractional shares in accordance with Section 1.11 and any dividends or other distributions pursuant to Section 1.13(c)); and (B) the Company Stock Certificate or Book Entry Share of Company Common Stock so surrendered shall be cancelled. Until surrendered or cancelled as contemplated by this Section 1.13(b), each Company Stock Certificate or Book Entry Share of Company Common Stock shall be deemed, from and after the First Merger Effective Time, to represent only the right to receive shares of Parent Common Stock pursuant to Section 1.6 (and cash in lieu of any fractional shares in accordance with Section 1.11 and any dividends or other distributions pursuant to Section 1.13(c)). In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, shares of Parent Common Stock may be issued to a Person other than the Person in whose name the Company Stock Certificates or Book Entry Shares of Company Common Stock, as applicable, so surrendered are registered, if such Company Stock Certificates or Book Entry Shares of Company Common Stock, as applicable, so surrendered are registered, shall be properly endorsed or otherwise be in proper form and with proper evidence for transfer and the person requesting such issuance shall pay any transfer, stamp or other similar Taxes required by reason of the issuance of shares of Parent Common Stock to a person other than the registered holder of such Company Stock Certificates or Book Entry Shares of Company Common Stock, or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its reasonable discretion and as a condition to the issuance of any shares of Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

(c)     No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the First Merger Effective Time shall be paid or otherwise delivered to the holder of any unsurrendered Company Stock Certificate or Book Entry Share of Company Common Stock with respect to the shares of Parent Common Stock that such holder has the right to receive in the First Merger until the later to occur of: (i) the date on which the holder surrenders such Company Stock Certificate or Book Entry Share of Company Common Stock in accordance with this Section 1.13; and (ii) the payment date for such dividend or distribution with respect to Parent Common Stock (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

(d)     Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates or Book Entry Shares of Company Common Stock as of the date that is six months after the date on which the First Merger becomes effective shall be delivered to Parent upon demand. Any holders of Company Stock Certificates or Book Entry Shares of Company Common Stock who have not theretofore surrendered their Company Stock Certificates or Book Entry Shares of Company Common Stock in accordance with this Section 1.13 shall thereafter look only to Parent for, and be entitled to receive from Parent, shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.6, cash in lieu of fractional shares in accordance with Section 1.11 and any dividends or distributions with respect to shares of Parent Common Stock pursuant to Section 1.13(c).

(e)     Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or other similar Legal Requirement.

1.14     Corporate Governance Matters. Unless otherwise agreed to by Parent and the Company prior to the Closing, Parent shall cause the Parent Board, at the First Merger Effective Time, to consist of the ten members identified on Schedule 1.14 in each case to hold office from and after the First Merger Effective Time until the earliest to occur of the appointment or election of his or her respective successor, resignation or proper removal in accordance with applicable Legal Requirements. Parent shall cause each of the Company Designated Directors to be included in the slate of nominees recommended by the Parent Board to Parent’s stockholders for election as directors at the next annual meeting of Parent stockholders to occur following the First Merger Effective Time and shall use no less rigorous efforts to solicit proxies in favor of the Company Designated Directors than the manner in which Parent supports all other nominees proposed by the Parent Board. Each of the Company Designated Directors shall receive compensation from Parent for his or her service as a director that is consistent with the compensation of other non-employee members of the Parent Board. If, following the Closing, (i) the Parent Board determines in good faith that including a Company Designated Director in the slate of nominees for election as a director at the next annual meeting in accordance with the provisions above would be a breach of its fiduciary duties under applicable Legal Requirement, or (ii) any Company Designated Director resigns or is unable to serve for any other reason prior to the first anniversary following the next annual meeting (in each case, a “Removed Designee”), then, in each case, the remaining Company Designated Directors shall select a replacement for such Removed Designee that is reasonably satisfactory to the Parent Board, consistent with the standards and processes followed by the Parent Board in connection with the appointment of directors in accordance with past practice, including with respect to independence requirements.

1.15     Further Action.

(a)     If, at any time after the First Merger Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action

(b)     If, at any time after the Second Merger Effective Time, any further action is determined by Parent or the Surviving Company to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full right, title and possession of and to all rights and property of the Surviving Corporation, Merger Sub and the Company, the officers, directors and member(s) (as applicable) of the Surviving Company and Parent shall be fully authorized (in the name of Surviving Corporation, in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

1.16     Withholding. Each of the Exchange Agent, Parent, Surviving Company and the Surviving Corporation shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax law. To the extent that amounts are so deducted and withheld and remitted to the applicable Governmental Body, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Exchange Agent, Parent, the Surviving Company or the Surviving Corporation, as the case may be.

1.17     Conversion of Surviving Corporation Stock in the Second Merger. As of the Second Merger Effective Time, by virtue of the Second Merger and without any further action on the part of the Surviving Corporation, NewCo or any other Person, each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Merger Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

Section 2.     Representations and Warranties of the Company

Subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Section 2 in which such representation and warranty appears; (b) any exception or disclosure set forth in any other part or subpart of the Company Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure applies to such representation and warranty; and (c) any exception or disclosure reasonably apparent from any of: (i) the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2017; (ii) the Company’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2018; or (iii) the Company’s current reports on Form 8-K filed with or furnished to the SEC after December 31, 2017 that were publicly available on the SEC’s Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) at least two full Business Days prior to the date of this Agreement (collectively, the “Company Reports”) (other than disclosures in the “Risk Factors” or “Forward Looking Statements” sections of any Company Reports or any other disclosure in any Company Report to the extent that such disclosure is predictive or forward-looking in nature) to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure applies to such representation and warranty, the Company represents and warrants to Parent as follows in this Section 2:

2.1     Subsidiaries; Due Organization; Etc.

(a)     Part 2.1(a) of the Company Disclosure Schedule identifies each Subsidiary of the Company and indicates its jurisdiction of organization. Neither the Company nor any of the Entities identified in Part 2.1(a) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a) of the Company Disclosure Schedule. No Subsidiary of the Company has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b)     Each of the Company Entities is a corporation (or other Entity) duly organized, validly existing and in good standing (or equivalent status) under the laws of the jurisdiction of its incorporation or formation and has all necessary corporate or similar power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own and use its assets in the manner in which its assets are currently owned and used, except, in the case of clauses “(i)” and “(ii)” of this sentence, as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(c)     Each of the Company Entities (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation or other foreign Entity, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except for jurisdictions in which the failure to be so qualified, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

2.2     Organizational Documents. The Company has Made Available to Parent accurate and complete copies of the: (a) certificate of incorporation and bylaws of the Company; (b) charters of all committees of the Company Board; and (c) the currently effective certificate of incorporation, bylaws and other charter and organizational documents of each of the respective Company Entities, in each case, as amended through the date hereof.

2.3     Capitalization, Etc.

(a)     As of the close of business on July 12, 2018, the authorized capital stock of the Company consists of: (i) 25,000,000 shares of Company Common Stock, of which 7,500,275 shares have been issued and are outstanding; and (ii) 5,000,000 shares of Company Preferred Stock, of which no shares have been issued or are outstanding. The Company holds 1,740 shares of its capital stock in its treasury, and none of the Company Entities (other than the Company) holds any shares of Company Common Stock or any rights to acquire shares of Company Common Stock. From the close of business on July 12, 2018 to the date of this Agreement, there have been no issuances by the Company of shares of capital stock or voting securities of, or other equity interests in, the Company, other than the issuance of Company Common Stock: (A) upon the exercise of Company Warrants; or (B) upon the vesting or settlement of Company RSUs, in each case, that were outstanding at the close of business on July 12, 2018 and in accordance with their terms in effect at such time. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable.

(b)     Part 2.3(b) of the Company Disclosure Schedule sets forth, as applicable, as of the date of this Agreement (i) the number of outstanding Company Warrants, the number of shares of Company Common Stock subject thereto and the expiration date thereof, and (ii) the number of outstanding Company RSUs, the number of shares of Company Common Stock subject thereto or issuable upon settlement thereunder, the grant dates and vesting schedule.

(c)     None of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of repurchase or forfeiture or any similar right. None of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company. There is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Common Stock or any securities of any Significant Subsidiary of any Company Entity. None of the Company Entities is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities.

(d)     As of the close of business on July 12, 2018, no shares of Company Common Stock constitute Company Restricted Stock.

(e)     Except as set forth in Section 2.3(a), Section 2.3(b), Section 2.3(d) or in Part 2.3(b) or 2.3(e) of the Company Disclosure Schedule, as of the date of this Agreement, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) granted or issued by any Company Entity to acquire any shares of the capital stock or other securities of any of the Company Entities; (ii) outstanding security, instrument or obligation of a Company Entity that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Company Entities; (iii) outstanding or authorized stock appreciation rights, phantom stock, profit participation or similar rights or equity-based awards issued in each case by a Company Entity with respect to any of the Company Entities; or (iv) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Company Entities is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(f)     All outstanding shares of Company Common Stock, and other securities of the Company Entities (including under the Company Equity Plan), have been issued and granted in compliance in all material respects with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts, except where the failure to be so issued and granted, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. As of July 12, 2018, 759,884 shares of Company Common Stock are reserved for future issuance pursuant to equity awards not yet granted under the Company Equity Plan.

(g)     All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and, in the case of corporate Subsidiaries, nonassessable, and such shares, securities or interests are free of preemptive rights and are owned beneficially and of record by the Company (other than: (i) as expressly set forth in Part 2.3(g) of the Company Disclosure Schedule; and (ii) with respect to those Subsidiaries of the Company organized under the laws of foreign jurisdictions where shares of capital stock or other equity securities or ownership interests are required under applicable Legal Requirements to be held by one or more directors, employees or agents of such Subsidiary, in each case as disclosed in Part 2.3(g) of the Company Disclosure Schedule), free and clear of any Encumbrances (other than restrictions on transfer imposed by applicable securities laws).

2.4     SEC Filings; Financial Statements.

(a)     The Company has Made Available to Parent accurate and complete copies of all registration statements, proxy statements, Company Certifications and other statements, reports, schedules, forms and other documents filed by the Company and each of its Subsidiaries with the SEC since November 15, 2017, including all amendments thereto (collectively, the “Company SEC Documents”). All statements, reports, schedules, forms and other documents required to have been filed by the Company, each of its Subsidiaries and their respective Executive Officers with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected: (A) in the case of Company SEC Documents filed or furnished on or prior to the date of this Agreement that were amended or superseded on or prior to the date of this Agreement, by the filing or furnishing of the applicable amending or superseding Company SEC Document; and (B) in the case of Company SEC Documents filed or furnished after the date of this Agreement that are amended or superseded prior to the First Merger Effective Time, by the filing or furnishing of the applicable amending or superseding Company SEC Document. The certifications and statements relating to the Company SEC Documents required by: (1) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (2) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (3) any other rule or regulation promulgated by the SEC or applicable to the Company SEC Documents (collectively, the “Company Certifications”) are accurate and complete, and comply as to form and content with all applicable Legal Requirements. There are no unresolved comments issued by the staff of the SEC with respect to any Company SEC Documents. As used in this Section 2.4, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, submitted, supplied or otherwise made available to the SEC or any member of its staff.

(b)     The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning the Company Entities required to be disclosed by the Company in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. As of the date of this Agreement, the Company is in compliance in all material respects with the applicable listing requirements of the New York Stock Exchange, and has not since November 15, 2017 received any written (or, to the Knowledge of the Company, verbal) notice asserting any non-compliance with the listing requirements of the New York Stock Exchange.

(c)     The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby.

(d)     The Company maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company Entities; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company Entities that could have a material effect on the financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2017, and such assessment concluded that, as of the date thereof, such controls were effective. To the Knowledge of the Company, since December 31, 2017, neither the Company nor any of its Subsidiaries nor the Company’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by any of the Company Entities that would be reasonably likely to adversely affect such Company Entity’s ability to record, process, summarize and report financial information; (B) any illegal act or fraud, whether or not material, that involves the Company’s management or other employees; or (C) any claim or allegation regarding any of the foregoing.

(e)     None of the Company Entities has any obligation or other commitment to become a party to any material “off-balance sheet arrangements” in the future.

2.5     Absence of Changes. Except as set forth on Part 2.5 of the Company Disclosure Schedule, between December 31, 2017 and the date of this Agreement:

(a)     there has not been any Company Material Adverse Effect, and no event has occurred or circumstance has arisen that would, in combination with any other events or circumstances, reasonably be expected to have, a Company Material Adverse Effect;

(b)     none of the Company Entities has: (i) declared, accrued, set aside or paid any dividend or made any other distribution (whether in cash, stock or otherwise) in respect of any shares of capital stock (other than dividends or distributions by a direct or indirect Subsidiary of the Company to the Company or any direct or indirect wholly-owned Subsidiary of the Company); or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

(c)     the Company has not amended or waived, in any material respect, any of its rights under, or acted to accelerate the vesting under, any provision of any Company RSU (whether under the Company RSU agreement or the Company Employee Plan under which the Company RSU was granted);

(d)     none of the Company Entities has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(e)     none of the Company Entities has made, or made any commitment to make, any capital expenditures, deferred dry dock costs or investments which, when added to all other capital expenditures, deferred dry dock costs or investments made on behalf of the Company Entities since December 31, 2017, exceeds $5,000,000 in the aggregate;

(f)     none of the Company Entities has: (i) lent any money to any Person (other than extensions of credit to trade creditors, intercompany indebtedness, short-term advances made to non-Executive Officer employees which have subsequently been repaid and routine travel and business expense advances made to employees, in each case, in the ordinary course of business); or (ii) incurred or guaranteed any indebtedness for borrowed money;

(g)     none of the Company Entities has: (i) adopted, established or entered into any Company Employee Plan or Company Employee Agreement with any Executive Officer of the Company (other than grants of Company RSUs in the ordinary course of business consistent with past practice); (ii) caused or permitted any material Company Employee Plan to be amended in any material respect or terminated; (iii) other than in the ordinary course of business and consistent with past practice, paid any material bonus or made any material profit sharing or similar payment to any of its current or former directors, officers or other employees; (iv) materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to any of its current or former directors, officers or other employees; or (v) granted any rights to receive severance, termination, retention or tax gross up compensation or benefits to, any of its current or former directors, officers or other employees;

(h)     other than in accordance with GAAP, none of the Company Entities has changed any of its methods of accounting or accounting practices or internal controls (including internal controls over financial reporting) in any material respect;

(i)     none of the Company Entities has made, changed or rescinded any material Tax election, changed any annual Tax accounting period or adopted or changed any method of Tax accounting, in each case, relating to a material amount of Tax, settled or compromised any claim relating to a material amount of Taxes, filed any material amended Tax Return, surrendered any claim for a refund of a material amount of Taxes or filed any material Tax Return other than one prepared in accordance with past practice;

(j)     (1) none of the Company Entities has commenced or settled any Legal Proceeding, in each case, that has resulted in (A) a material obligation involving payment by any of the Company Entities in an amount in excess of $500,000, individually or in the aggregate, or (B) injunctive relief, and (2) there has been no judgment in favor of a plaintiff in excess of $500,000, individually or in the aggregate with all other judgements in any Legal Proceeding in which a Company Entity is a defendant;

(k)    none of the Company Entities has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices; and

(l)     none of the Company Entities has agreed or committed to take any of the actions referred to in clauses “(b)” through “(k)” above.

2.6     Title to Assets. Except with respect to real property (which is covered by Section 2.7) and Intellectual Property (which is covered by Section 2.8), the Company Entities own, and have good and valid title to: (a) all assets reflected on the Company Balance Sheet (except for inventory or used or obsolete equipment sold or otherwise disposed of in the ordinary course of business since the date of the Company Balance Sheet) or acquired after the date thereof; and (b) all other assets reflected in the books and records of the Company Entities as being owned by the Company Entities, except, in each case, as, individually or in the aggregate, has not had, and would not reasonably be expected to have, in each of clause (a) and (b), a Company Material Adverse Effect. Except as set forth in Part 2.6 of the Company Disclosure Schedule or as otherwise would not be material to the Company and its Subsidiaries, taken as a whole, all of said assets are owned by the Company Entities free and clear of any Encumbrances, except for Company Permitted Encumbrances. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company Entities are the lessees of, and hold valid leasehold interests in: (i) all assets reflected as leased on the Company Balance Sheet; and (ii) all other assets reflected in the books and records of the Company Entities as being leased to the Company Entities, and the Company Entities enjoy undisturbed possession of such leased assets.

2.7     Equipment; Real Property; Leasehold.

(a)     Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, all items of equipment and other tangible assets, including Company Vessels (other than any Company Vessel that is undergoing repairs, maintenance, or is in lay-up), owned by or leased to and necessary for the operation of the Company Entities are: (i) suitable for the uses to which they are being put; (ii) in good operating condition and repair (ordinary wear and tear excepted) and have been maintained in accordance with standard industry practice; (iii) adequate for the continued conduct of the businesses of the Company Entities in the manner in which such businesses are currently being conducted without need for replacement or repair, except in the ordinary course of business; and (iv) conform in all material respects with all applicable Legal Requirements.

(b)     Part 2.7(b) of the Company Disclosure Schedule lists all parcels of real property owned by the respective Company Entities (the real property and all buildings, structures and fixtures on, and other improvements to, such real property, the “Company Owned Real Property”). Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company Entities have good, marketable and indefeasible fee title to, or valid rights of way, easements or licenses over, under and across, the Company Owned Real Property, free and clear of any Encumbrances, except for Company Permitted Encumbrances.

(c)     The Company has Made Available accurate and complete copies of each lease pursuant to which any of the Company Entities leases real property from any other Person for annual rent payments in excess of $100,000 (the real property leased to the Company Entities pursuant to the real property leases, including all buildings, structures, fixtures and other improvements leased to the Company Entities, the “Company Leased Real Property”). Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect: (i) the present use and operation of the Company Leased Real Property is authorized by, and is in compliance with, all applicable zoning, land use, building, fire, health, labor, safety and environmental laws and other Legal Requirements; and (ii) there is no Legal Proceeding pending, or to the Knowledge of the Company, threatened, that challenges or adversely affects, or would challenge or adversely affect, the continuation of the present ownership, use or operation of any Company Leased Real Property. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect: (A) since November 15, 2017, none of the Company Entities has received any notice or other communication, whether written or otherwise, of a default, alleged failure to perform, or any offset or counterclaim with respect to any occupancy agreement with respect to any Company Leased Real Property which has not been fully remedied and withdrawn; (B) each of the Company Entities has complied with the terms of all leases (to which they are parties) relating to the Company Leased Real Property and all such leases are in full force and effect; and (C) the Company Leased Real Property is in good operating condition and repair and is free from any structural, physical and mechanical defects.

2.8     Intellectual Property.

(a)     Part 2.8(a) of the Company Disclosure Schedule accurately identifies:

(i)     in Part 2.8(a)(i) of the Company Disclosure Schedule each item of Registered IP that is material to the business of the Company Entities as conducted on the date of this Agreement, in which any of the Company Entities has or purports to have an ownership interest of any nature (whether solely, jointly with another Person or otherwise) (such Registered IP identified in Part 2.8(a)(i) of the Company Disclosure Schedule, together with any other Registered IP required to be identified in Part 2.8(a)(i) of the Company Disclosure Schedule, collectively, the “Company Material Registered IP”);

(ii)     in Part 2.8(a)(ii) of the Company Disclosure Schedule, each Contract pursuant to which any Intellectual Property Rights or Intellectual Property, in each case that is material to the business of any of the Company Entities as conducted on the date of this Agreement, is licensed to any Company Entity, excluding any non-exclusive, “off-the-shelf” software that is generally commercially available on standard terms required or used by any of the Company Entities (for purposes of this Agreement, a covenant not to sue or not to assert infringement claims shall be deemed a license); and

(iii)     in Part 2.8(a)(iii) of the Company Disclosure Schedule, each Contract pursuant to which any of the Company Entities has granted any license under, or otherwise granted, transferred or conveyed any right or interest in or to, any material Company IP (other than non-exclusive licenses granted to customers, resellers, and distributors of a Company Entity in the ordinary course of business).

(b)     One or more of the Company Entities, as applicable, owns all right, title and interest in and to all Company IP free and clear of any Encumbrances (other than Company Permitted Encumbrances, licenses identified in Part 2.8(a)(iii) of the Company Disclosure Schedule, and licenses expressly excluded from the disclosure requirements under Section 2.8(a)(iii)). Except as would not be material to the Company and its Subsidiaries as a whole, each Company Entity has taken commercially reasonable steps to maintain the confidentiality of (i) all material trade secrets owned by any of the Company Entities and (ii) all trade secrets owned by any Person with respect to which any of the Company Entities has a confidentiality obligation.

(c)     All Company Material Registered IP that has been registered or issued is subsisting and, to the Knowledge of the Company, valid and enforceable. There are no pending Legal Proceedings involving any Company Entity in which the validity or enforceability of any Company Material Registered IP is being challenged or contested.

(d)     Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, or would reasonably be expected to, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, create, impose or declare: (i) any loss of, or Encumbrance (other than any Company Permitted Encumbrance) on, any material Company IP; or (ii) any grant, assignment or transfer to any other Person of any license or other right, title or interest in, to or under any of the Company IP.

(e)     To the Knowledge of the Company, none of the Company Entities has, since November 14, 2017, infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person. Each Company Entity owns or otherwise has, and, after the Closing, each Company Entity will have, all Intellectual Property and Intellectual Property Rights necessary to conduct the business of such Company Entity as currently conducted and currently planned by such Company Entity to be conducted.

(f)     To the Knowledge of the Company, no Person is infringing, misappropriating, or otherwise violating any material Company IP.

(g)     Since November 14, 2017, none of the Company Entities has received any written (or, to the Knowledge of the Company, any other) notice or other communication (i) relating to any actual, alleged or suspected infringement, misappropriation or other violation of any Intellectual Property Right of another Person by any of the Company Entities or (ii) challenging the ownership, use, validity or enforceability of any material Company IP.

(h)     The Company IT Systems are adequate and sufficient for the operation of the business of each such Company Entity as currently conducted. To the Knowledge of the Company, there has been no unauthorized access to or use or breach of any Company IT Systems (or any software, information or data stored thereon) that would reasonably be expected to have a Company Material Adverse Effect.

2.9     Contracts.

(a)     Part 2.9(a) of the Company Disclosure Schedule identifies each Company Contract that constitutes a “Company Material Contract” as of the date hereof. For purposes of this Agreement, each of the following shall constitute a “Company Material Contract”:

(i)     any Company Contract that is a material contract required to be filed as an exhibit pursuant to Item 601(b)(4) or (10) of Regulation S-K under the Exchange Act to any registration statement, proxy statement or other statement, report, schedule, form or other document filed by any Company Entity with the SEC;

(ii)    any Contract (A) constituting a Company Employee Agreement for a Designated Position, or (B) pursuant to which any of the Company Entities is or may become obligated to grant or accelerate the vesting of, or otherwise modify, any stock option, restricted stock, restricted stock unit, stock appreciation right or other equity interest in any of the Company Entities;

(iii)    any Contract contemplating an exclusive or preferential relationship between any Company Entity and any other Person, including any “most favored nation” or “most favored customer” or similar provision in favor of such other Person;

(iv)    any Contract that imposes any restriction in any material respect on the right or ability of any Company Entity: (A) to compete with any other Person; or (B) to perform services for any other Person;

(v)     any Contract (A) incorporating or relating to any guaranty of third party obligations, or (B), other than Contracts entered into in the ordinary course of business consistent with past practice, imposing any material obligations under any warranty, sharing of liabilities, indemnity or similar obligation;

(vi)     any Contract relating to any currency or other hedging;

(vii)    any Contract that contemplates or involves the payment or delivery of cash or other consideration (by or to any Company Entity) in an amount or having a value in excess of $3,000,000 in the aggregate, or contemplates or involves the performance of services (by or for any Company Entity) having a value in excess of $3,000,000 in the aggregate;

(viii)    any Contract that: (A) provides for the authorship, invention, creation, conception or other development of any Intellectual Property or Intellectual Property Rights (1) by any Company Entity for any Person or (2) for any Company Entity by any Person (other than with respect to this subsection (A)(2), Company IP Assignment Contracts with employees, consultants or independent contractors of any Company Entity that are on such Company Entity’s standard unmodified forms Made Available to Parent); or (B) provides for the assignment or other transfer of any ownership interest in any material Intellectual Property or Intellectual Property Rights (1) by any Company Entity to any Person or (2) to any Company Entity from any Person (other than with respect to this subsection (B)(2), Company IP Assignment Contracts with employees, consultants or independent contractors of any Company Entity that are on such Company Entity’s standard unmodified forms Made Available to Parent);

(ix)     any joint venture or similar Contract; and

(x)      any other Contract, if a breach or termination of such Contract would have, or would reasonably be expected to have, a Company Material Adverse Effect.

(b)     The Company has Made Available to Parent an accurate and complete copy of each Company Contract that constitutes a Company Material Contract as of the date hereof.

(c)     Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, each Company Contract that constitutes a Company Material Contract as of the date hereof is valid and in full force and effect, and is enforceable in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(d)     Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect: (i) none of the Company Entities has violated or breached, or committed any default under, any Company Contract; (ii) to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any Company Contract; and (iii) since November 15, 2017, none of the Company Entities has received any notice or other communication, written or otherwise, regarding any actual or possible violation or breach of, or default under, any Company Material Contract.

2.10     Liabilities. None of the Company Entities has any accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (a) liabilities identified as such, or specifically reserved against, in the Company Balance Sheet; (b) liabilities that have been incurred by the Company Entities since the date of the Company Balance Sheet in the ordinary course of business and consistent with past practices; (c) liabilities for performance of obligations of the Company Entities pursuant to the express terms of Company Contracts; (d) liabilities under this Agreement or incurred in connection with the Contemplated Transactions; and (e) liabilities that, individually or in aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

2.11     Compliance with Legal Requirements. Each of the Company Entities is, and has at all times since November 15, 2017 been, in compliance with all applicable Legal Requirements, including Environmental Laws and Legal Requirements relating to employment, securities law matters and Taxes, except, in each case, as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Since November 15, 2017, none of the Company Entities has received any written notice from any Governmental Body or other Person, or has Knowledge of any circumstance regarding any actual or possible violation of, or failure to comply with, any Legal Requirement, except such actual or possible violations or failures to comply as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company and each of its Subsidiaries that owns or operates Company Vessels in the coastwise trade of the United States of America is a citizen of the United States of America pursuant to Section 2 of the Shipping Act of 1916, as amended, and is fully qualified to own and operate vessels in the coastwise trade of the United States of America. Each Company Vessel is lawfully documented and each Company Vessel and owner of such Company Vessel complies with all applicable Legal Requirements of the United States of America or any jurisdiction to which the Company Vessels may in addition be subject, in each case, except as would not be material to the Company and its Subsidiaries taken as a whole.

2.12     Certain Business Practices. None of the Company Entities and, to the Knowledge of the Company, no director, officer, agent, employee or other Person acting on behalf of any of the Company Entities, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or otherwise violated any provision of any applicable foreign, federal or state Legal Requirement (including, to the extent applicable, the Foreign Corrupt Practices Act of 1977, as amended, and the U.K. Bribery Act of 2010); or (c) made any other unlawful payment, except, in the case of clauses “(a)” through “(c)” of this sentence, as, individually or in the aggregate, would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, each of the Company Entities maintains sufficient internal controls and compliance programs to detect and prevent violations of anticorruption Legal Requirements (including the Foreign Corrupt Practices Act of 1977). To the Knowledge of the Company, the books and records of each of the Company Entities are adequately maintained and accurately track any payments to Governmental Bodies and other third parties with respect to compliance with applicable anti-bribery Legal Requirements.

2.13     Governmental Authorizations. Except where the failure to hold Governmental Authorizations, failure to be in full force or effect or failure to comply, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect: (a) each of the Company Entities holds all material Governmental Authorizations necessary to enable such Company Entity to conduct its business in the manner in which such business is currently conducted or as currently proposed to be conducted by such Company Entity; (b) all such Governmental Authorizations are valid and in full force and effect; and (c) each Company Entity is, and at all times since November 15, 2017 has been, in compliance with the terms and requirements of such Governmental Authorizations. Since November 14, 2017, none of the Company Entities has received any notice or other communication from any Governmental Body regarding: (i) any asserted failure by it to have obtained any such Governmental Authorization, or any past and unremedied failure to obtain any such Governmental Authorizations; (ii) any actual or possible material violation of or failure to comply in any material respect with any term or requirement of any material Governmental Authorization; or (iii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization, except where the failure to hold Governmental Authorizations, failure to be in full force or effect or failure to comply, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

2.14     Tax Matters.

(a)     Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect:

(i)      each of the Tax Returns required to be filed by or on behalf of the respective Company Entities with any Governmental Body (the “Company Entity Returns”) (A) has been filed on or before the applicable due date (including any extensions of such due date), (B) has been prepared in compliance with all applicable Legal Requirements, and (C) is true, correct and complete in all respects;

(ii)     all Taxes owed by each Company Entity that are due and payable have been timely paid;

(iii)     each Company Entity has timely withheld and paid all Taxes required to have been withheld and paid in connection with any payment to an employee, independent contractor, creditor, stockholder, or other third party; and

(iv)     the Company Balance Sheet accrues all liabilities for Taxes with respect to all periods through the date of the Company Balance Sheet in accordance with GAAP, and none of the Company Entities has incurred any liabilities for Taxes since the date of the Company Balance Sheet, other than in the operation of the business of the Company Entities in the ordinary course.

(b)     No Company Entity and no Company Entity Return is currently under (or since November 14, 2017 has been under) audit by any Governmental Body and no Governmental Body has delivered to any Company Entity a written notice or request to conduct a proposed audit or examination with respect to Taxes.

(c)     The income and franchise Tax Returns of each Company Entity through the Tax year ended December 31, 2012 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Legal Requirement, after giving effect to extensions or waivers, has expired.

(d)     No extension or waiver of the limitation period applicable to any Company Entity Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from any Company Entity.

(e)     (i) No claim or Legal Proceeding is pending or has been threatened in writing against or with respect to any Company Entity in respect of any material Tax; (ii) there are no unsatisfied liabilities for material Taxes with respect to any notice of deficiency or similar document received by any Company Entity with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company Entities and with respect to which reserves for payment have been established on the Company Balance Sheet in accordance with GAAP); and (iii) there are no Encumbrances for material Taxes upon any of the assets of any of the Company Entities, except for Encumbrances that constitute Company Permitted Encumbrances pursuant to clause “(a)” of the definition thereof.

(f)     No claim which has resulted or could reasonably be expected to result in an obligation to pay material Taxes has ever been made by any Governmental Body in a jurisdiction where a Company Entity does not file a Tax Return that it is or may be subject to taxation by that jurisdiction.

(g)     None of the Company Entities is liable for Taxes of any other Person (other than another Company Entity), or is currently under any contractual obligation to indemnify any such Person with respect to any amounts of such Person’s Taxes or is a party to any Contract allocating, sharing or providing for payments by a Company Entity with respect to any amount of Taxes of any other Person (in each case, except for customary agreements not primarily related to Taxes).

(h)     No Company Entity: (i) has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code; or (ii) is or has been a United States of America real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified by Section 897(c)(1)(A)(ii) of the Code.

(i)     No Company Entity has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar Legal Requirement to which a Company Entity may be subject, other than the affiliated group of which the Company is the common parent.

(j)     No Company Entity has participated in, or is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or similar transaction under any corresponding or similar Legal Requirement.

(k)     No Company Entity has taken (or agreed to take) any action or knows of any fact or circumstance that would reasonably be expected to cause the Mergers to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

(l)     No Company Entity will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date, as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or before the Closing Date, including under Section 481(a) of the Code or any similar Legal Requirement; (ii) installment sale or other open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; (iv) closing agreement described in Section 7121 of the Code or any similar Legal Requirement executed on or prior to the Closing Date; (v) indebtedness discharged in connection with any election under Section 108(i) of the Code or any similar Legal Requirement or (vi) election pursuant to Section 965 of the Code.

(m)     The Company has Made Available to Parent accurate and complete copies of all federal and state income Tax Returns of the Company Entities for all Tax years that remain open or are otherwise subject to audit (other than years that remain open solely because of the carry forward of net operating losses or other Tax attributes), and all other Company Entity Returns filed since December 31, 2015.

(n)     The Company has disclosed on its federal income Tax Returns all positions that could reasonably be expected to give rise to a material understatement penalty within the meaning of Section 6662 of the Code or any similar Legal Requirement.

(o)     For purposes of this Section 2.14, any reference to any Company Entity shall be deemed to include any Person that merged with or was liquidated or converted into such Company Entity.

2.15     Employee and Labor Matters; Benefit Plans.

(a)     Except as set forth in Part 2.15(a) of the Company Disclosure Schedule, none of the Company Entities is a party to, or has a legally imposed duty to bargain for, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, or, to the Knowledge of the Company, purporting or seeking to represent any employees of any of the Company Entities. The Company has Made Available to Parent accurate and complete copies of any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees. Since November 14, 2017, there has not been any strike, material slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning representation, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting any of the Company Entities or any of their employees. There is not now pending, and, to the Knowledge of the Company, no Person has threatened to commence, any such strike, material slowdown, work stoppage, lockout, job action, picketing, labor dispute, question regarding representation or union organizing activity or any similar activity or dispute. There is no claim or grievance pending or, to the Knowledge of the Company, threatened relating to any employment Contract, wages and hours, leave of absence, plant closing notification, employment statute or regulation, work rule (together with all policies and supplements related thereto), privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters involving any Company Associate, including charges of unfair labor practices or harassment complaints that would, individually or in the aggregate, reasonably be expected to have, a Company Material Adverse Effect.

(b)     Each of the Company Entities and Company Affiliates, except as would not reasonably be expected to have, a Company Material Adverse Effect: (i) has withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Company Associates; (ii) is not liable for any arrears of wages or any Taxes or any interest or penalty for failure to comply with the Legal Requirements applicable to the foregoing; and (iii) is not liable for any payment to any trust or other fund governed or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security, social charges or other benefits or obligations for Company Associates (other than routine payments to be made in the normal course of business and consistent with past practice). Each of the Company Entities and Company Affiliates is, and since November 14, 2017 has been, in compliance in all material respects with (A) the terms of the collective bargaining agreements and other Contracts with each labor organization listed on Part 2.15(a) of the Company Disclosure Schedule, and all applicable Legal Requirements pertaining to employment and employment practices, including all Legal Requirements relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, unemployment insurance and employee classification; and (B) any Order or arbitration award of any court, arbitrator or any Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor related matters.

(c)     Part 2.15(c) of the Company Disclosure Schedule contains an accurate and complete list, as of the date hereof, of each material Company Employee Plan and each Company Employee Agreement with an Executive Officer or key employee holding a Designated Position of any Company Entity. None of the Company Entities or Company Affiliates intends, and none of the Company Entities or Company Affiliates has committed, to establish or enter into any new Company Employee Plan or Company Employee Agreement with any Executive Officer, or to modify any Company Employee Plan or Company Employee Agreement with any Executive Officer (except to conform any such Company Employee Plan or such Company Employee Agreement to the requirements of any applicable Legal Requirements or as required by this Agreement).

(d)     The Company has Made Available to Parent accurate and complete copies of, to the extent applicable: (i) all documents setting forth the terms of each Company Employee Plan and each Company Employee Agreement, listed in Part 2.15(c) of the Company Disclosure Schedule, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form 5500 series and all schedules and financial statements attached thereto), if any, required under applicable Legal Requirements in connection with each Company Employee Plan; (iii) if the Company Employee Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Company Employee Plan assets, if any; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA or any similar Legal Requirement with respect to each Company Employee Plan; (v) all discrimination tests required under the Code for each Company Employee Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; (vi) the most recent IRS determination, opinion or advisory letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code; and (vii) any non-routine communications with any Governmental Body regarding a Company Employee Plan or Company Employee Agreement during the past three years.

(e)     Each of the Company Entities and Company Affiliates has performed, in all material respects, all obligations required to be performed by it under each Company Employee Plan, and each Company Employee Plan has been established, maintained, administered and funded in all material respects both in accordance with its terms and in compliance with all applicable Legal Requirements. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter as to its qualified status under the Code or is a prototype or volume submitter plan entitled, under applicable IRS guidance, to rely on the favorable opinion or advisory letter issued to the sponsor of such prototype or volume submitter plan. To the Knowledge of the Company, no event has occurred and no circumstance or condition exists that could reasonably be expected to result in the disqualification of any such Company Employee Plan. Since November 14, 2017, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt, has occurred with respect to any Company Employee Plan. Each Company Employee Plan (other than any Company Employee Plan to be terminated prior to the First Merger Effective Time in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liability to the Company, any of the Company Entities or any Company Affiliate (other than any liability for ordinary administration expenses and benefits accrued as of the date of amendment, termination or discontinuance). There are no audits or inquiries pending or, to the Knowledge of the Company, threatened by the IRS, the DOL or any other Governmental Body with respect to any Company Employee Plan. None of the Company Entities, and no Company Affiliate is subject to: (i) any material penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code; or (ii) any material penalty or Tax under applicable Legal Requirements with respect to any Company Employee Plan or Company Employee Agreement. Neither the terms nor the performance of any Company Employee Agreement or Company Employee Plan could reasonably be expected to result in gross income inclusion after the First Merger Effective Time pursuant to Section 409A(a)(1)(A) of the Code.

(f)     Except as set forth in Part 2.15(f) of the Company Disclosure Schedule, none of the Company Entities, and no Company Affiliate, has since November 15, 2017 maintained, established, sponsored, participated in or contributed to, or may otherwise be expected to incur or become subject to any liability or obligation to any: (i) employee benefit plan that is (or was) subject to Section 302 or Title IV of ERISA or Section 412 of the Code; (ii) “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA; or (iii) plan described in Section 413(c) of the Code. No Company Employee Plan is or has been funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. None of the Company Entities, and no Company Affiliate, has ever maintained, established, sponsored, participated in or contributed to any Company Pension Plan in which stock of any of the Company Entities or any Company Affiliate is or was held as a plan asset. There are no material liabilities of the Company Entities with respect to any Company Employee Plan that are not properly accrued and reflected in the financial statements of the Company in accordance with GAAP.

(g)     No Company Employee Plan or Company Employee Agreement provides (except at no cost to the Company Entities or any Company Affiliate), or reflects or represents any material liability of any of the Company Entities or any Company Affiliate to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Person for any reason, except: (i) as may be required by COBRA or other applicable Legal Requirements; (ii) benefits through the end of the month of termination of employment; (iii) death benefits attributable to deaths occurring at or prior to termination of employment; (iv) disability benefits attributable to disabilities occurring at or prior to termination of employment; and (v) conversion rights.

(h)     Neither the execution of this Agreement nor the consummation of the Contemplated Transactions will or could reasonably be expected to (either alone or in combination with a termination of employment) constitute an event under any Company Employee Plan, Company Employee Agreement, trust, loan or otherwise that will or may result in (either alone or in combination with a termination of employment) any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, material increase in benefits or obligation to fund benefits with respect to any Company Associate.

(i)     None of the Company Entities or Company Affiliates is a party to any agreement, plan, arrangement or other Contract covering any Company Associate, or has made or is required to make any payments to any Company Associate, that, considered individually or considered collectively with any other such Contracts or payments, will, or could reasonably be expected to, be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(2) of the Code (or any comparable provision under state or foreign Tax laws). No Company Entity is a party to or has any obligation under any Contract to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for additional taxes payable pursuant to Section 409A of the Code.

(j)     Since November 15, 2017, none of the Company Entities has effectuated a “plant closing,” partial “plant closing,” “relocation,” “mass layoff” or “termination” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)), or comparable events under any similar Legal Requirement affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Company Entities that would reasonably be expected to result in any consequences for any Company Entity under the WARN Act, except for consequences that either individually or in the aggregate would reasonably be expect not to cause a Company Material Adverse Effect.

2.16     Environmental Matters.

(a)     Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect:

(i)     the Company Entities are, and since November 14, 2017 have been, operated in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with all Governmental Authorizations required under Environmental Laws for the operation of the Company Entities;

(ii)     none of the Company Entities has received any written or, to the Knowledge of the Company, other notice or other communication, whether from a Governmental Body, citizens group, Company Associate or otherwise, that alleges that any of the Company Entities is not or might not be in compliance with, or may have any liability under or pursuant to, any Environmental Law, which non-compliance or liability has not been fully resolved;

(iii)    all Company Owned Real Property, Company Leased Real Property and any other property that is or, to the Knowledge of the Company, was owned, leased or occupied by any of the Company Entities, and all surface water, groundwater and soil associated with or, to the Knowledge of the Company, adjacent to such property, is free of any Materials of Environmental Concern, except as would not reasonably be expected to require any investigation, corrective action or other remedial obligations under Environmental Laws;

(iv)     no Company Entity has caused the Release of any Materials of Environmental Concern into the environment, except as would not reasonably be expected to require any investigation, corrective action or other remedial obligations under Environmental Laws;

(v)     to the Knowledge of the Company, no Company Entity has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law: (A) has been placed on the “National Priorities List” of hazardous waste sites or any similar state list; (B) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity; or (C) is subject to a Legal Requirement to take investigative or remedial action or to make payment for the cost of investigating or remediating any site; and

(vi)     none of the Company Entities has entered into any Company Contract that may require any of them to guarantee, reimburse, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws.

(b)     For purposes of this Agreement: (i) “Environmental Law” shall mean any applicable Legal Requirement relating to pollution, worker safety, process safety management, exposure of any individual to Materials of Environmental Concern or the protection of human health, natural resources or the environment (including ambient air, surface water, ground water, land surface or subsurface strata); and (ii) “Materials of Environmental Concern” shall mean any substance, material or waste that is defined, regulated or classified under or pursuant to Environmental Law as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” or words of similar meaning and regulator effect, including petroleum and petroleum products, asbestos and polychlorinated biphenyls; and (iii) “Release” shall mean any spilling, leaking, emitting, discharging, depositing, disposing, escaping, leaching, dumping or other releasing into the environment, whether intentional or unintentional.

2.17     Insurance. As of the date hereof, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, each material insurance policy and material self-insurance program and arrangement relating to the business, assets and operations of the Company Entities is in full force and effect. Since November 15, 2017, none of the Company Entities has received any written notice regarding any: (a) cancellation or invalidation of any material insurance policy; (b) refusal of any coverage or rejection of any material claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any material insurance policy.

2.18     Legal Proceedings; Orders.

(a)     There is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Company Entities or any of the assets owned, leased, or used by any of the Company Entities, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect; or (ii) that, as of the date hereof, challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Mergers or any of the other Contemplated Transactions.

(b)      There is no Order to which any of the Company Entities, or any of the assets owned or used by any of the Company Entities, is subject, except for such Orders as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

2.19     Authority; Binding Nature of Agreement. The Company has all necessary corporate right, power and authority to enter into and perform its obligations under this Agreement, subject to receipt of the Required Company Stockholder Vote. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject to receipt of the Required Company Stockholder Vote. The Company Board (at a meeting duly called and held) has, by the unanimous vote of all directors of the Company: (a) determined that this Agreement and the Contemplated Transactions, including the Mergers, are advisable and fair to, and in the best interests of, the Company and its stockholders; (b) authorized and approved the execution, delivery and performance of this Agreement by the Company and approved the Mergers; and (c)  recommended the adoption of this Agreement by the holders of Company Common Stock and directed that this Agreement be submitted for consideration by the Company’s stockholders at the Company Stockholders Meeting, and, subject to Section 5.2(c), such resolutions have not been rescinded, modified or withdrawn in any way. Assuming the due authorization, execution and delivery of this Agreement by Parent, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, the relief of debtors and creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.20     Vote Required. The affirmative vote of the holders of a majority of the voting power of the shares of Company Common Stock outstanding on the record date for the Company Stockholders Meeting is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement (the “Required Company Stockholder Vote”) and consummate the other Contemplated Transactions.

2.21     Section 203 of the DGCL and other Anti-takeover Statutes. The Company Board has taken all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are not, and will not be, applicable to the execution, delivery or performance of any of this Agreement, the Voting Agreements, the consummation of the Mergers or any of the other Contemplated Transactions. No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statutes or regulations enacted under the DGCL or other Legal Requirements applies to the Mergers, this Agreement or any of the Contemplated Transactions.

2.22     No Ownership of Parent Common Stock. None of the Company Entities owns any Parent Common Stock, nor at any time during the last three years has any Company Entity been, an “interested stockholder” of Parent within the meaning of Section 203 of the DGCL.

2.23     Non-Contravention; Consents.

(a)     Assuming compliance with the applicable provisions of the DGCL, the DLLCA, the HSR Act, the Securities Act, state securities or “blue sky” laws, the Exchange Act and the listing requirements of the New York Stock Exchange and, with respect to clauses “(ii)” through “(v)” below, except as, individually or in the aggregate, would not either: (x) reasonably be expected to have a Company Material Adverse Effect; or (y) reasonably be expected to prevent or materially impair or delay the consummation of the Mergers or any of the other Contemplated Transactions, neither the execution, delivery or performance of this Agreement by the Company, nor the consummation of the Mergers or any of the other Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)      contravene, conflict with or result in a violation of any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Company Entities;

(ii)     contravene or conflict with or result in a violation of, or give any Governmental Body the right to challenge the Mergers or any of the other Contemplated Transactions under, any Order to which any of the Company Entities, or any of the assets owned or used by any of the Company Entities, is subject;

(iii)     contravene or conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Company Entities or that otherwise relates to the business of any of the Company Entities or to any of the assets owned or used by any of the Company Entities;

(iv)     contravene or conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any such Company Material Contract; (B) receive or require a rebate, chargeback, penalty or change in delivery schedule under any such Company Material Contract; (C) accelerate the maturity or performance of any such Company Material Contract; or (D) cancel, terminate or modify any right, benefit, obligation or other term of such Company Material Contract; or

(v)     result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Company Entities (except for minor Encumbrances that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Company Entities).

(b)     Except as may be required by the Exchange Act, the DGCL, the HSR Act, the Securities Act, state securities or “blue sky” laws, and the listing requirements of the New York Stock Exchange (as they relate to the Form S-4 Registration Statement), none of the Company Entities was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement by the Company; (y) the Voting Agreements, or (z) the consummation of the Mergers or any of the other Contemplated Transactions, except, in each case, where the failure to make such filings, give such notices or obtain such Consents, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

2.24     Opinion of Financial Advisor. The Company Board has received the opinion of the Company Financial Advisor, financial advisor to the Company, to the effect that, as of the date hereof, and subject to the assumptions, qualifications and limitations set forth in such opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock entitled to receive shares of Parent Common Stock in the First Merger.

2.25     Financial Advisor. Except for the Company Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Mergers or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Company Entities. The Company has provided to Parent complete and correct copies of all agreements under which any such fees, commissions, expenses or other amounts have been paid or may become payable (and describing any such fees, commissions, expenses or other amounts) and all indemnification and other agreements related to the engagement of the Company Financial Advisor (collectively, the “Company Financial Advisor Agreements”).

2.26     Disclosure. None of the information to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will, at the time the Joint Proxy Statement/Prospectus is mailed to the stockholders of the Company and the stockholders of Parent or at the time of the Company Stockholders Meeting (or any adjournment or postponement thereof) and the Parent Stockholders Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated by the SEC thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus based on information supplied by any party other than any Company Entity for inclusion or incorporation by reference in the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus.

2.27     No Other Representations and Warranties; Disclaimer.

(a)     Except for the representations and warranties made by the Company in this Section 2, neither the Company nor any other Person makes any express or implied representation or warranty with respect to any Company Entity or any of their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by the Company in this Section 2, neither the Company nor any other Person makes or has made any representation or warranty to Parent, any of the Parent Affiliates or any Representatives of Parent with respect to any financial projection, forecast, estimate, budget or prospective information relating to any of the Company Entities or their respective businesses or operations. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Section 2.27(a) shall limit Parent’s remedies in the event of Fraud by any Company Entity or by any Representative of any Company Entity.

(b)     Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that neither Parent nor any other Person has made or is making any representations or warranties whatsoever, express or implied, beyond those expressly given by Parent in Section 3 hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to any Company Entity, any of the Company Affiliates or any Representatives of the Company Entities. Without limiting the generality of the foregoing, the Company acknowledges and agrees that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to any Company Entity, any of the Company Affiliates or any Representatives of the Company Entities.

Section 3.     Representations and Warranties of Parent

Subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Parent Disclosure Schedule corresponding to the particular Section or subsection in this Section 3 in which such representation and warranty appears; (b) any exception or disclosure set forth in any other part or subpart of the Parent Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure applies to such representation and warranty; and (c) any exception or disclosure reasonably apparent from any of: (i) Parent’s annual report on Form 10-K for the fiscal year ended December 31, 2017; (ii) Parent’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2018; or (iii) Parent’s current reports on Form 8-K filed with or furnished to the SEC after December 31, 2017 that were publicly available on EDGAR at least two full Business Days prior to the date of this Agreement (collectively, the “Parent Reports”) (other than disclosures in the “Risk Factors” or “Forward Looking Statements” sections of any Parent Reports or any other disclosure in any Parent Report to the extent that such disclosure is predictive or forward-looking in nature) to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure applies to such representation and warranty, Parent represents and warrants to the Company as follows in this Section 3:

3.1     Subsidiaries; Due Organization; Etc.

(a)     Part 3.1(a) of the Parent Disclosure Schedule identifies each Subsidiary of Parent and indicates its jurisdiction of organization. Neither Parent nor any of the Entities identified in Part 3.1(a) of the Parent Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 3.1(a) of the Parent Disclosure Schedule. No Subsidiary of Parent has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b)     Each of the Parent Entities is a corporation, or other Entity, duly organized, validly existing and in good standing (or equivalent status) under the laws of the jurisdiction of its incorporation or formation and has all necessary corporate or similar power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own and use its assets in the manner in which its assets are currently owned and used, except, in the case of clauses “(i)” and “(ii)” of this sentence, as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(c)     Each of the Parent Entities (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation or other foreign Entity, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except for jurisdictions in which the failure to be so qualified, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

3.2    Organizational Documents. Parent has Made Available to the Company accurate and complete copies of the: (a) certificate of incorporation and bylaws of Parent; (b) charters of all committees of the Parent Board; and (c) the currently effective certificate of incorporation, bylaws and other charter and organizational documents of each of the respective Parent Entities, in each case, as amended through the date hereof.

3.3      Capitalization, Etc.

(a)     As of the close of business on July 12, 2018, the authorized capital stock of Parent consists of: (i) 125,000,000 shares of Parent Common Stock, of which 26,085,274 shares have been issued and are outstanding; and (ii) 3,000,000 shares of Parent Preferred Stock, of which no shares have been issued or are outstanding. Parent holds 3,914,726 shares of its capital stock in its treasury, and none of the Parent Entities (other than Parent) holds any shares of Parent Common Stock or any rights to acquire shares of Parent Common Stock. From the close of business on July 12, 2018 to the date of this Agreement, there have been no issuances by Parent of shares of capital stock or voting securities of, or other equity interests in, Parent, other than the issuance of Parent Common Stock: (A) upon the exercise of Parent Warrants; or (B) upon the vesting or settlement of Parent RSUs, in each case, that were outstanding at the close of business on July 12, 2018 and in accordance with their terms in effect at such time. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. The Parent Common Stock to be issued in the First Merger will be duly authorized, validly issued, fully paid and nonassessable.

(b)     Part 3.3(b) of the Parent Disclosure Schedule sets forth, as applicable, as of the date of this Agreement (i) the number of outstanding Parent Warrants, the number of shares of Parent Common Stock subject thereto and the expiration date thereof, and (ii) the number of outstanding Parent RSUs, the number of shares of Parent Common Stock subject thereto or issuable upon settlement or exercise thereunder, the grant dates and the vesting schedule.

(c)     None of the outstanding shares of Parent Common Stock is entitled or subject to any preemptive right, right of repurchase or forfeiture, or any similar right, except that the Parent Restricted Stock is subject to a right of repurchase in favor of Parent. None of the outstanding shares of Parent Common Stock is subject to any right of first refusal in favor of Parent. There is no Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Parent Common Stock or any securities of any Significant Subsidiary of any Parent Entity. None of the Parent Entities is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock or other securities.

(d)     As of the close of business on July 12, 2018, no shares of Parent Common Stock constitute Parent Restricted Stock.

(e)     Except as set forth in Section 3.3(a), Section 3.3(b), Section 3.3(c) and Section 3.3(d) or in Part 3.3(e) of the Parent Disclosure Schedule, as of the date of this Agreement, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) granted or issued by any Parent Entity to acquire any shares of the capital stock or other securities of any of the Parent Entities; (ii) outstanding security, instrument or obligation of a Parent Entity that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Parent Entities; (iii) outstanding or authorized stock appreciation rights, phantom stock, profit participation or similar rights or equity-based awards issued in each case by a Parent Entity with respect to any of the Parent Entities; or (iv) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Parent Entities is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(f)     All outstanding shares of Parent Common Stock, and all other securities of the Parent Entities (including under the Parent Equity Plan), have been issued and granted in compliance in all material respects with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts, except where the failure to be so issued and granted, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. As of July 12, 2018, 1,577,454 shares of Parent Common Stock are reserved for future issuance pursuant to equity awards not yet granted under the Parent Equity Plan.

(g)     All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each of Parent’s Subsidiaries have been duly authorized and validly issued, are fully paid and, in the case of corporate Subsidiaries, nonassessable, and such shares, securities or interests are free of preemptive rights and are owned beneficially and of record by Parent (other than: (i) as expressly set forth in Part 3.3(g) of the Parent Disclosure Schedule; and (ii) with respect to those Subsidiaries of Parent organized under the laws of foreign jurisdictions where shares of capital stock or other equity securities or ownership interests are required under applicable Legal Requirements to be held by one or more directors, employees or agents of such Subsidiary, in each case as disclosed in Part 3.3(g) of the Parent Disclosure Schedule), free and clear of any Encumbrances (other than restrictions on transfer imposed by applicable securities laws).

3.4     SEC Filings; Financial Statements.

(a)     Parent has Made Available to the Company accurate and complete copies of all registration statements, proxy statements, Parent Certifications and other statements, reports, schedules, forms and other documents filed by Parent and each of its Subsidiaries with the SEC since July 31, 2017, including all amendments thereto (collectively, the “Parent SEC Documents”). All statements, reports, schedules, forms and other documents required to have been filed by Parent, each of its Subsidiaries and their respective Executive Officers with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected: (A) in the case of Parent SEC Documents filed or furnished on or prior to the date of this Agreement that were amended or superseded on or prior to the date of this Agreement, by the filing or furnishing of the applicable amending or superseding Parent SEC Document; and (B) in the case of Parent SEC Documents filed or furnished after the date of this Agreement that are amended or superseded prior to the First Merger Effective Time, by the filing or furnishing of the applicable amending or superseding Parent SEC Document. The certifications and statements relating to the Parent SEC Documents required by: (1) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (2) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (3) any other rule or regulation promulgated by the SEC or applicable to the Parent SEC Documents (collectively, the “Parent Certifications”) are accurate and complete, and comply as to form and content with all applicable Legal Requirements. There are no unresolved comments issued by the staff of the SEC with respect to any Parent SEC Documents. As used in this Section 3.4, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, submitted, supplied or otherwise made available to the SEC or any member of its staff.

(b)     Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning the Parent Entities required to be disclosed by Parent in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. As of the date of this Agreement, Parent is in compliance in all material respects with the applicable listing requirements of the New York Stock Exchange, and has not since July 31, 2017 received any written (or, to the Knowledge of Parent, verbal) notice asserting any non-compliance with the listing requirements of the New York Stock Exchange.

(c)     The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); and (iii) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries for the periods covered thereby.

(d)     Parent maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Parent Entities; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of Parent; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Parent Entities that could have a material effect on the financial statements. Parent’s management has completed an assessment of the effectiveness of Parent’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2017, and such assessment concluded that, as of the date thereof, such controls were effective. To the Knowledge of Parent, since December 31, 2017, neither Parent nor any of its Subsidiaries nor Parent’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by any of the Parent Entities that would be reasonably likely to adversely affect such Parent Entity’s ability to record, process, summarize and report financial information; (B) any illegal act or fraud, whether or not material, that involves Parent’s management or other employees; or (C) any claim or allegation regarding any of the foregoing.

(e)     None of the Parent Entities has any obligation or other commitment to become a party to any material “off-balance sheet arrangements” in the future.

3.5     Absence of Changes. Except as set forth on Part 3.5 of the Parent Disclosure Schedule, between December 31, 2017 and the date of this Agreement:

(a)     there has not been any Parent Material Adverse Effect, and no event has occurred or circumstance has arisen that would, in combination with any other events or circumstances, reasonably be expected to have, a Parent Material Adverse Effect;

(b)     none of the Parent Entities has: (i) declared, accrued, set aside or paid any dividend or made any other distribution (whether in cash, stock or otherwise) in respect of any shares of capital stock (other than dividends or distributions by a direct or indirect Subsidiary of Parent to Parent or any direct or indirect wholly-owned Subsidiary of Parent); or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities (other than repurchase or forfeiture of Parent Restricted Stock in connection with termination of employment of the previous holder of such Parent Restricted Stock that were made in the ordinary course of business and consistent with past practices);

(c)     Parent has not amended or waived, in any material respect, any of its rights under, or acted to accelerate the vesting under, any provision of any Parent RSU, Parent Warrants or any Parent Employee Plan that provides any benefits in the form of Parent Common Stock;

(d)     none of the Parent Entities has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(e)     none of the Parent Entities has made, or made any commitment to make, any capital expenditures, deferred dry dock costs or investments which, when added to all other capital expenditures, deferred dry dock costs or investments made on behalf of the Parent Entities since December 31, 2017, exceeds $25,000,000 in the aggregate;

(f)     none of the Parent Entities has: (i) lent any money to any Person (other than extensions of credit to trade creditors, intercompany indebtedness, short-term advances made to non-Executive Officer employees which have subsequently been repaid and routine travel and business expense advances made to employees, in each case, in the ordinary course of business); or (ii) incurred or guaranteed any indebtedness for borrowed money;

(g)     none of the Parent Entities has: (i) adopted, established or entered into any Parent Employee Plan or Parent Employee Agreement with any Executive Officer of Parent (other than grants of Parent RSUs in the ordinary course of business consistent with past practice); (ii) caused or permitted any material Parent Employee Plan to be amended in any material respect or terminated; (iii) other than in the ordinary course of business and consistent with past practice, paid any material bonus or made any material profit sharing or similar payment to any of its current or former directors, officers or other employees; (iv) materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to any of its current or former directors, officers or other employees; or (v) granted any rights to receive severance, termination, retention or tax gross up compensation or benefits to, any of its current or former directors, officers or other employees;

(h)     other than in accordance with GAAP, none of the Parent Entities has changed any of its methods of accounting or accounting practices or internal controls (including internal controls over financial reporting) in any material respect;

(i)      none of the Parent Entities has made, changed or rescinded any material Tax election, changed any annual Tax accounting period or adopted or changed any method of Tax accounting, in each case, relating to a material amount of Tax, settled or compromised any claim relating to a material amount of Taxes, filed any material amended Tax Return, surrendered any claim for a refund of a material amount of Taxes or filed any material Tax Return other than one prepared in accordance with past practice;

(j)     (1) none of the Parent Entities has commenced or settled any Legal Proceeding, in each case, that has resulted in (A) a material obligation involving payment by any of the Parent Entities in an amount in excess of $500,000, individually or in the aggregate, or (B) injunctive relief, and (2) there has been no judgment in favor of a plaintiff in excess of $500,000, individually or in the aggregate with all other judgements in any Legal Proceeding in which a Parent Entity is a defendant;

(k)      none of the Parent Entities has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices; and

(l)        none of the Parent Entities has agreed or committed to take any of the actions referred to in clauses “(b)” through “(k)” above.

3.6     Title to Assets. Except with respect to real property (which is covered by Section 3.7) and Intellectual Property (which is covered by Section 3.8), the Parent Entities own, and have good and valid title to: (a) all assets reflected on the Parent Balance Sheet (except for inventory or used or obsolete equipment sold or otherwise disposed of in the ordinary course of business since the date of the Parent Balance Sheet) or acquired after the date thereof; and (b) all other assets reflected in the books and records of the Parent Entities as being owned by the Parent Entities, except, in each case, as, individually or in the aggregate, has not had, and would not reasonably be expected to have, in each of clause (a) and (b), a Parent Material Adverse Effect. Except as set forth in Part 3.6 of the Parent Disclosure Schedule or as otherwise would not be material to Parent and its Subsidiaries, taken as a whole, all of said assets are owned by the Parent Entities free and clear of any Encumbrances, except for Parent Permitted Encumbrances. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, the Parent Entities are the lessees of, and hold valid leasehold interests in: (i) all assets reflected as leased on the Parent Balance Sheet; and (ii) all other assets reflected in the books and records of the Parent Entities as being leased to the Parent Entities, and the Parent Entities enjoy undisturbed possession of such leased assets.

3.7     Equipment; Real Property; Leasehold.

(a)     Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, all items of equipment and other tangible assets, including Parent Vessels (other than any Parent Vessel that is undergoing repairs, maintenance, or is in lay-up), owned by or leased to and necessary for the operation of the Parent Entities are: (i) suitable for the uses to which they are being put; (ii) in good operating condition and repair (ordinary wear and tear excepted) and have been maintained in accordance with standard industry practice; (iii) adequate for the continued conduct of the businesses of the Parent Entities in the manner in which such businesses are currently being conducted without need for replacement or repair, except in the ordinary course of business; and (iv) conform in all material respects with all applicable Legal Requirements.

(b)     Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, the Parent Entities have good, marketable and indefeasible fee title to, or valid rights of way, easements or licenses over, under and across, the Parent Owned Real Property, free and clear of any Encumbrances, except for Parent Permitted Encumbrances.

(c)     Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect: (i) the present use and operation of the Parent Leased Real Property is authorized by, and is in compliance with, all applicable zoning, land use, building, fire, health, labor, safety and environmental laws and other Legal Requirements; and (ii) there is no Legal Proceeding pending, or to the Knowledge of Parent, threatened, that challenges or adversely affects, or would challenge or adversely affect, the continuation of the present ownership, use or operation of any Parent Leased Real Property. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect: (A) since July 31, 2017, none of the Parent Entities has received any notice or other communication, whether written or otherwise, of a default, alleged failure to perform, or any offset or counterclaim with respect to any occupancy agreement with respect to any Parent Leased Real Property which has not been fully remedied and withdrawn; (B) each of the Parent Entities has complied with the terms of all leases (to which they are parties) relating to the Parent Leased Real Property and all such leases are in full force and effect; and (C) the Parent Leased Real Property is in good operating condition and repair and is free from any structural, physical and mechanical defects.

3.8     Intellectual Property.

(a)     Part 3.8(a) of the Parent Disclosure Schedule accurately identifies:

(i)     in Part 3.8(a)(i) of the Parent Disclosure Schedule each item of Registered IP that is material to the business of the Parent Entities as conducted on the date of this Agreement, in which any of the Parent Entities has or purports to have an ownership interest of any nature (whether solely, jointly with another Person or otherwise) (such Registered IP identified in Part 3.8(a)(i) of the Parent Disclosure Schedule, together with any other Registered IP required to be identified in Part 3.8(a)(i) of the Parent Disclosure Schedule, collectively, the “Parent Material Registered IP”);

(ii)     in Part 3.8(a)(ii) of the Parent Disclosure Schedule, each Contract pursuant to which any Intellectual Property Rights or Intellectual Property, in each case that is material to the business of any of the Parent Entities as conducted on the date of this Agreement, is licensed to any Parent Entity, excluding any non-exclusive, “off-the-shelf” software that is generally commercially available on standard terms required or used by any of the Parent Entities (for purposes of this Agreement, a covenant not to sue or not to assert infringement claims shall be deemed a license); and

(iii)     in Part 3.8(a)(iii) of the Parent Disclosure Schedule, each Contract pursuant to which any of the Parent Entities has granted any license under, or otherwise granted, transferred or conveyed any right or interest in or to, any material Parent IP (other than non-exclusive licenses granted to customers, resellers, and distributors of a Parent Entity in the ordinary course of business).

(b)     One or more of the Parent Entities, as applicable, owns all right, title and interest in and to all Parent IP free and clear of any Encumbrances (other than Parent Permitted Encumbrances, licenses identified in Part 3.8(a)(iii) of the Parent Disclosure Schedule, and licenses expressly excluded from the disclosure requirements under Section 3.8(a)(iii)). Except as would not be material to Parent and its Subsidiaries as a whole, each Parent Entity has taken commercially reasonable steps to maintain the confidentiality of (i) all material trade secrets owned by any of the Parent Entities and (ii) all trade secrets owned by any Person with respect to which any of the Parent Entities has a confidentiality obligation.

(c)     All Parent Material Registered IP that has been registered or issued is subsisting and, to the Knowledge of Parent, valid and enforceable. There are no pending Legal Proceedings involving any Parent Entity in which the validity or enforceability of any Parent Material Registered IP is being challenged or contested.

(d)     Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, or would reasonably be expected to, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, create, impose or declare: (i) any loss of, or Encumbrance (other than any Parent Permitted Encumbrance) on, any material Parent IP; or (ii) any grant, assignment or transfer to any other Person of any license or other right, title or interest in, to or under any of the Parent IP.

(e)     To the Knowledge of Parent, none of the Parent Entities has, since July 31, 2017, infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person. Each Parent Entity owns or otherwise has, and, after the Closing, each Parent Entity will have, all Intellectual Property and Intellectual Property Rights necessary to conduct the business of such Parent Entity as currently conducted and currently planned by such Parent Entity to be conducted.

(f)     To the Knowledge of Parent, no Person is infringing, misappropriating, or otherwise violating any material Parent IP.

(g)     Since July 31, 2017, none of the Parent Entities has received any written (or, to the Knowledge of Parent, any other) notice or other communication (i) relating to any actual, alleged or suspected infringement, misappropriation or other violation of any Intellectual Property Right of another Person by any of the Parent Entities or (ii) challenging the ownership, use, validity or enforceability of any material Parent IP.

(h)     The Parent IT Systems are adequate and sufficient for the operation of the business of each such Parent Entity as currently conducted. To the Knowledge of the Parent, there has been no unauthorized access to or use or breach of any Parent IT Systems (or any software, information or data stored thereon) that would reasonably be expected to have a Parent Material Adverse Effect.

3.9     Contracts.

(a)     Part 3.9(a) of the Parent Disclosure Schedule identifies each Parent Contract that constitutes a “Parent Material Contract” as of the date hereof. For purposes of this Agreement, each of the following shall constitute a “Parent Material Contract”:

(i)     any Parent Contract that is a material contract required to be filed as an exhibit pursuant to Item 601(b)(4) or (10) of Regulation S-K under the Exchange Act to any registration statement, proxy statement or other statement, report, schedule, form or other document filed by any Parent Entity with the SEC;

(ii)     any Contract (A) constituting a Parent Employee Agreement for a Designated Position, or (B) pursuant to which any of the Parent Entities is or may become obligated to grant or accelerate the vesting of, or otherwise modify, any stock option, restricted stock, restricted stock unit, stock appreciation right or other equity interest in any of the Parent Entities;

(iii)     any Contract contemplating an exclusive or preferential relationship between any Parent Entity and any other Person, including any “most favored nation” or “most favored customer” or similar provision in favor of such other Person;

(iv)      any Contract that imposes any restriction in any material respect on the right or ability of any Parent Entity: (A) to compete with any other Person; or (B) to perform services for any other Person;

(v)       any Contract (A) incorporating or relating to any guaranty of third party obligations, or (B), other than Contracts entered into in the ordinary course of business consistent with past practice, imposing any material obligations under any warranty, sharing of liabilities, indemnity or similar obligation;

(vi)       any Contract relating to any currency or other hedging;

(vii)     any Contract that contemplates or involves the payment or delivery of cash or other consideration (by or to any Parent Entity) in an amount or having a value in excess of $6,000,000 in the aggregate, or contemplates or involves the performance of services (by or for any Parent Entity) having a value in excess of $6,000,000 in the aggregate;

(viii)     any Contract that: (A) provides for the authorship, invention, creation, conception or other development of any Intellectual Property or Intellectual Property Rights (1) by any Parent Entity for any Person or (2) for any Parent Entity by any Person (other than with respect to this subsection (A)(2), Parent IP Assignment Contracts with employees, consultants or independent contractors of any Parent Entity that are on such Parent Entity’s standard unmodified forms Made Available to the Company); or (B) provides for the assignment or other transfer of any ownership interest in any material Intellectual Property or Intellectual Property Rights (1) by any Parent Entity to any Person or (2) to any Parent Entity from any Person (other than with respect to this subsection (B)(2), Parent IP Assignment Contracts with employees, consultants or independent contractors of any Parent Entity that are on such Parent Entity’s standard unmodified forms Made Available to the Company);

(ix)      any joint venture or similar Contract; and

(x)       any other Contract, if a breach or termination of such Contract would have, or would reasonably be expected to have, a Parent Material Adverse Effect.

(b)     Parent has Made Available to the Company an accurate and complete copy of each Parent Contract that constitutes a Parent Material Contract as of the date hereof.

(c)     Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, each Parent Contract that constitutes a Parent Material Contract as of the date hereof is valid and in full force and effect, and is enforceable in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(d)     Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect: (i) none of the Parent Entities has violated or breached, or committed any default under, any Parent Contract; (ii) to the Knowledge of the Parent, no other Person has violated or breached, or committed any default under, any Parent Contract; and (iii) since July 31, 2017, none of the Parent Entities has received any notice or other communication, written or otherwise, regarding any actual or possible violation or breach of, or default under, any Parent Material Contract.

3.10     Liabilities. None of the Parent Entities has any accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (a) liabilities identified as such, or specifically reserved against, in the Parent Balance Sheet; (b) liabilities that have been incurred by the Parent Entities since the date of the Parent Balance Sheet in the ordinary course of business and consistent with past practices; (c) liabilities for performance of obligations of the Parent Entities pursuant to the express terms of Parent Contracts; (d) liabilities under this Agreement or incurred in connection with the Contemplated Transactions; and (e) liabilities that, individually or in aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

3.11     Compliance with Legal Requirements. Each of the Parent Entities is, and has at all times since July 31, 2017 been, in compliance with all applicable Legal Requirements, including Environmental Laws and Legal Requirements relating to employment, securities law matters and Taxes, except, in each case, as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. Since July 31, 2017, none of the Parent Entities has received any written notice from any Governmental Body or other Person, or has Knowledge of any circumstance regarding any actual or possible violation of, or failure to comply with, any Legal Requirement, except such actual or possible violations or failures to comply as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. Parent and each of its Subsidiaries that owns or operates Parent Vessels in the coastwise trade of the United States of America is a citizen of the United States of America pursuant to Section 2 of the Shipping Act of 1916, as amended, and is fully qualified to own and operate vessels in the coastwise trade of the United States of America. Each Parent Vessel is lawfully documented and each Parent Vessel and owner of such Parent Vessel complies with all applicable Legal Requirements of the United States of America or any jurisdiction to which the Parent Vessels may in addition be subject, in each case, except as would not be material to Parent and its Subsidiaries taken as a whole.

3.12     Certain Business Practices. None of the Parent Entities and, to the Knowledge of Parent, no director, officer, agent, employee or other Person acting on behalf of any of the Parent Entities, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or otherwise violated any provision of any applicable foreign, federal or state Legal Requirement (including, to the extent applicable, the Foreign Corrupt Practices Act of 1977, as amended, and the U.K. Bribery Act of 2010); or (c) made any other unlawful payment, except, in the case of clauses “(a)” through “(c)” of this sentence, as, individually or in the aggregate, would not reasonably be expected to be material, individually or in the aggregate, to Parent and its Subsidiaries, taken as a whole. To the Knowledge of Parent, each of the Parent Entities maintains sufficient internal controls and compliance programs to detect and prevent violations of anticorruption Legal Requirements (including the Foreign Corrupt Practices Act of 1977). To the Knowledge of Parent, the books and records of each of the Parent Entities are adequately maintained and accurately track any payments to Governmental Bodies and other third parties with respect to compliance with applicable anti-bribery Legal Requirements.

3.13     Governmental Authorizations. Except where the failure to hold Governmental Authorizations, failure to be in full force or effect or failure to comply, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect: (a) each of the Parent Entities holds all material Governmental Authorizations necessary to enable such Parent Entity to conduct its business in the manner in which such business is currently conducted or as currently proposed to be conducted by such Parent Entity; (b) all such Governmental Authorizations are valid and in full force and effect; and (c) each Parent Entity is, and at all times since July 31, 2017 has been, in compliance with the terms and requirements of such Governmental Authorizations. Since July 31, 2017, none of the Parent Entities has received any notice or other communication from any Governmental Body regarding: (i) any asserted failure by it to have obtained any such Governmental Authorization, or any past and unremedied failure to obtain any such Governmental Authorizations; (ii) any actual or possible material violation of or failure to comply in any material respect with any term or requirement of any material Governmental Authorization; or (iii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization, except where the failure to hold Governmental Authorizations, failure to be in full force or effect or failure to comply, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

3.14     Tax Matters.

(a)     Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect:

(i)      each of the Tax Returns required to be filed by or on behalf of the respective Parent Entities with any Governmental Body (the “Parent Entity Returns”): (A) has been filed on or before the applicable due date (including any extensions of such due date); (B) has been prepared in compliance with all applicable Legal Requirements; and (C) is true, correct and complete in all respects;

(ii)      all Taxes owed by each Parent Entity that are due and payable have been timely paid;

(iii)     each Parent Entity has timely withheld and paid all Taxes required to have been withheld and paid in connection with any payment to an employee, independent contractor, creditor, stockholder, or other third party; and

(iv)     the Parent Balance Sheet accrues all liabilities for Taxes with respect to all periods through the date of the Parent Balance Sheet in accordance with GAAP, and none of the Parent Entities has incurred any liabilities for Taxes since the date of the Parent Balance Sheet, other than in the operation of the business of the Parent Entities in the ordinary course.

(b)     No Parent Entity and no Parent Entity Return is currently under (or since July 31, 2017 has been under) audit by any Governmental Body and no Governmental Body has delivered to any Parent Entity a written notice or request to conduct a proposed audit or examination with respect to Taxes.

(c)     The income and franchise Tax Returns of each Parent Entity through the Tax year ended December 31, 2012 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Legal Requirement, after giving effect to extensions or waivers, has expired.

(d)     No extension or waiver of the limitation period applicable to any Parent Entity Returns has been granted (by Parent or any other Person), and no such extension or waiver has been requested from any Parent Entity.

(e)     (i) No claim or Legal Proceeding is pending or has been threatened in writing against or with respect to any Parent Entity in respect of any material Tax; (ii) there are no unsatisfied liabilities for material Taxes with respect to any notice of deficiency or similar document received by any Parent Entity with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Parent Entities and with respect to which reserves for payment have been established on the Parent Balance Sheet in accordance with GAAP); and (iii) there are no Encumbrances for material Taxes upon any of the assets of any of the Parent Entities, except for Encumbrances that constitute Parent Permitted Encumbrances pursuant to clause “(a)” of the definition thereof.

(f)     No claim which has resulted or could reasonably be expected to result in an obligation to pay material Taxes has ever been made by any Governmental Body in a jurisdiction where a Parent Entity does not file a Tax Return that it is or may be subject to taxation by that jurisdiction.

(g)    None of the Parent Entities is liable for Taxes of any other Person (other than another Parent Entity), or is currently under any contractual obligation to indemnify any such Person with respect to any amounts of such Person’s Taxes or is a party to any Contract allocating, sharing or providing for payments by a Parent Entity with respect to any amount of Taxes of any other Person (in each case, except for customary agreements not primarily related to Taxes).

(h)    No Parent Entity: (i) has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code; or (ii) is or has been a United States of America real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified by Section 897(c)(1)(A)(ii) of the Code.

(i)      No Parent Entity has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar Legal Requirement to which a Parent Entity may be subject, other than the affiliated group of which Parent is the common parent.

(j)     No Parent Entity has participated in, or is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or similar transaction under any corresponding or similar Legal Requirement.

(k)     No Parent Entity has taken (or agreed to take) any action or knows of any fact or circumstance that would reasonably be expected to cause the Mergers to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

(l)      No Parent Entity will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date, as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or before the Closing Date, including under Section 481(a) of the Code or any similar Legal Requirement; (ii) installment sale or other open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; (iv) closing agreement described in Section 7121 of the Code or any similar Legal Requirement executed on or prior to the Closing Date; (v) indebtedness discharged in connection with any election under Section 108(i) of the Code or any similar Legal Requirement or (vi) election pursuant to Section 965 of the Code.

(m)     Parent has Made Available to the Company accurate and complete copies of all federal and state income Tax Returns of the Parent Entities for all Tax years that remain open or are otherwise subject to audit (other than years that remain open solely because of the carry forward of net operating losses or other Tax attributes), and all other Parent Entity Returns filed since December 31, 2015.

(n)     Parent has disclosed on its federal income Tax Returns all positions that could reasonably be expected to give rise to a material understatement penalty within the meaning of Section 6662 of the Code or any similar Legal Requirement.

(o)     For purposes of this Section 3.14, any reference to any Parent Entity shall be deemed to include any Person that merged with or was liquidated or converted into such Parent Entity (other than as a result of the Mergers).

3.15     Employee and Labor Matters; Benefit Plans.

(a)     Except as set forth in Part 3.15(a) of the Parent Disclosure Schedule, none of the Parent Entities is a party to, or has a legally imposed duty to bargain for, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, or, to the Knowledge of Parent, purporting or seeking to represent any employees of any of the Parent Entities. Parent has Made Available to the Company accurate and complete copies of any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees. Since July 31, 2017, there has not been any strike, material slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning representation, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting any of the Parent Entities or any of their employees. There is not now pending, and, to the Knowledge of the Parent, no Person has threatened to commence, any such strike, material slowdown, work stoppage, lockout, job action, picketing, labor dispute, question regarding representation or union organizing activity or any similar activity or dispute. There is no claim or grievance pending or, to the Knowledge of the Parent, threatened relating to any employment Contract, wages and hours, leave of absence, plant closing notification, employment statute or regulation, work rule (together with all policies and supplements related thereto), privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters involving any Parent Associate, including charges of unfair labor practices or harassment complaints that would, individually or in the aggregate, reasonably be expected to have, a Parent Material Adverse Effect.

(b)     Each of the Parent Entities and Parent Affiliates, except as would not reasonably be expected to have, a Parent Material Adverse Effect: (i) has withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Parent Associates; (ii) is not liable for any arrears of wages or any Taxes or any interest or penalty for failure to comply with the Legal Requirements applicable to the foregoing; and (iii) is not liable for any payment to any trust or other fund governed or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security, social charges or other benefits or obligations for Parent Associates (other than routine payments to be made in the normal course of business and consistent with past practice). Each of the Parent Entities and Parent Affiliates is, and since July 31, 2017 has been, in compliance in all material respects with (A) the terms of the collective bargaining agreements and other Contracts with each labor organization listed on Part 3.15(a) of the Parent Disclosure Schedule, and all applicable Legal Requirements pertaining to employment and employment practices, including all Legal Requirements relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, unemployment insurance and employee classification; and (B) any Order or arbitration award of any court, arbitrator or any Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor related matters.

(c)     Part 3.15(c) of the Parent Disclosure Schedule contains an accurate and complete list, as of the date hereof, of each material Parent Employee Plan and each Parent Employee Agreement with an Executive Officer or key employee holding a Designated Position of any Parent Entity. None of the Parent Entities or Parent Affiliates intends, and none of the Parent Entities or Parent Affiliates has committed, to establish or enter into any new Parent Employee Plan or Parent Employee Agreement with any Executive Officer, or to modify any Parent Employee Plan or Parent Employee Agreement with any Executive Officer (except to conform any such Parent Employee Plan or such Parent Employee Agreement to the requirements of any applicable Legal Requirements or as required by this Agreement).

(d)     Parent has Made Available to the Company accurate and complete copies of, to the extent applicable: (i) all documents setting forth the terms of each Parent Employee Plan and each Parent Employee Agreement listed in Part 3.15(c) of the Parent Disclosure Schedule, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form 5500 series and all schedules and financial statements attached thereto), if any, required under applicable Legal Requirements in connection with each Parent Employee Plan; (iii) if the Parent Employee Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Parent Employee Plan assets, if any; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA or any similar Legal Requirement with respect to each Parent Employee Plan; (v) all discrimination tests required under the Code for each Parent Employee Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; (vi) the most recent IRS determination, opinion or advisory letter issued with respect to each Parent Employee Plan intended to be qualified under Section 401(a) of the Code; and (vii) any non-routine communications with any Governmental Body regarding a Parent Employee Plan or Parent Employee Agreement during the past three years.

(e)     Each of the Parent Entities and Parent Affiliates has performed, in all material respects, all obligations required to be performed by it under each Parent Employee Plan, and each Parent Employee Plan has been established, maintained, administered and funded in all material respects both in accordance with its terms and in compliance with all applicable Legal Requirements. Any Parent Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter as to its qualified status under the Code or is a prototype or volume submitter plan entitled, under applicable IRS guidance, to rely on the favorable opinion or advisory letter issued to the sponsor of such prototype or volume submitter plan. To the Knowledge of Parent, no event has occurred and no circumstance or condition exists that could reasonably be expected to result in the disqualification of any such Parent Employee Plan. Since July 31, 2017, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt, has occurred with respect to any Parent Employee Plan. Each Parent Employee Plan (other than any Parent Employee Plan to be terminated prior to the First Merger Effective Time in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liability to Parent, any of the Parent Entities or any Parent Affiliate (other than any liability for ordinary administration expenses and benefits accrued as of the date of amendment, termination or discontinuance). There are no audits or inquiries pending or, to the Knowledge of Parent, threatened by the IRS, the DOL or any other Governmental Body with respect to any Parent Employee Plan. None of the Parent Entities, and no Parent Affiliate is subject to: (i) any material penalty or Tax with respect to any Parent Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code; or (ii) any material penalty or Tax under applicable Legal Requirements with respect to any Parent Employee Plan or Parent Employee Agreement. Neither the terms nor the performance of any Parent Employee Agreement or Parent Employee Plan could reasonably be expected to result in gross income inclusion after the First Merger Effective Time pursuant to Section 409A(a)(1)(A) of the Code.

(f)     Except as set forth in Part 3.15(f) of the Parent Disclosure Schedule, none of the Parent Entities, and no Parent Affiliate, has since July 31, 2017 maintained, established, sponsored, participated in or contributed to, or may otherwise be expected to incur or become subject to any liability or obligation to any: (i) employee benefit plan that is (or was) subject to Section 302 or Title IV of ERISA or Section 412 of the Code; (ii) “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA; or (iii) plan described in Section 413(c) of the Code. No Parent Employee Plan is or has been funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. None of the Parent Entities, and no Parent Affiliate, has ever maintained, established, sponsored, participated in or contributed to, any Parent Pension Plan in which stock of any of the Parent Entities or any Parent Affiliate is or was held as a plan asset. There are no material liabilities of the Parent Entities with respect to any Parent Employee Plan that are not properly accrued and reflected in the financial statements of Parent in accordance with GAAP.

(g)     No Parent Employee Plan or Parent Employee Agreement provides (except at no cost to the Parent Entities or any Parent Affiliate), or reflects or represents any material liability of any of the Parent Entities or any Parent Affiliate to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Person for any reason, except: (i) as may be required by COBRA or other applicable Legal Requirements; (ii) benefits through the end of the month of termination of employment; (iii) death benefits attributable to deaths occurring at or prior to termination of employment; (iv) disability benefits attributable to disabilities occurring at or prior to termination of employment; and (v) conversion rights.

(h)     Neither the execution of this Agreement nor the consummation of the Contemplated Transactions will or could reasonably be expected to (either alone or in combination with a termination of employment) constitute an event under any Parent Employee Plan, Parent Employee Agreement, trust, loan or otherwise that will or may result in (either alone or in combination with a termination of employment) any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, material increase in benefits or obligation to fund benefits with respect to any Parent Associate.

(i)     None of the Parent Entities or Parent Affiliates is a party to any agreement, plan, arrangement or other Contract covering any Parent Associate, or has made or is required to make any payments to any Parent Associate, that, considered individually or considered collectively with any other such Contracts or payments, will, or could reasonably be expected to, be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(2) of the Code (or any comparable provision under state or foreign Tax laws). No Parent Entity is a party to or has any obligation under any Contract to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for additional taxes payable pursuant to Section 409A of the Code.

(j)     Since July 31, 2017, none of the Parent Entities has effectuated a “plant closing,” partial “plant closing,” “relocation,” “mass layoff” or “termination” (as defined in the WARN Act), or comparable events under any similar Legal Requirement, affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Parent Entities that would reasonably be expected to result in any consequences for any Parent Entity under the WARN Act, except for consequences that either individually or in the aggregate would reasonably be expect not to cause a Parent Material Adverse Effect.

3.16     Environmental Matters. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect:

(a)     the Parent Entities are, and since July 31, 2017 have been, operated in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with all Governmental Authorizations required under Environmental Laws for the operation of the Parent Entities;

(b)     none of the Parent Entities has received any written or, to the Knowledge of Parent, other notice or other communication, whether from a Governmental Body, citizens group, Parent Associate or otherwise, that alleges that any of the Parent Entities is not or might not be in compliance with, or may have any liability under or pursuant to, any Environmental Law, which non-compliance or liability has not been fully resolved;

(c)     all Parent Owned Real Property, Parent Leased Real Property and any other property that is or, to the Knowledge of Parent, was owned, leased or occupied by any of the Parent Entities, and all surface water, groundwater and soil associated with or, to the Knowledge of Parent, adjacent to such property, is free of any Materials of Environmental Concern, except as would not reasonably be expected to require any investigation, corrective action or other remedial obligations under Environmental Laws;

(d)     no Parent Entity has caused the Release of any Materials of Environmental Concern into the environment, except as would not reasonably be expected to require any investigation, corrective action or other remedial obligations under Environmental Laws;

(e)     to the Knowledge of Parent, no Parent Entity has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law: (i) has been placed on the “National Priorities List” of hazardous waste sites or any similar state list; (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity; or (iii) is subject to a Legal Requirement to take investigative or remedial action or to make payment for the cost of investigating or remediating any site; and

(f)     none of the Parent Entities has entered into any Parent Contract that may require any of them to guarantee, reimburse, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws.

3.17     Insurance. As of the date hereof, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, each material insurance policy and material self-insurance program and arrangement relating to the business, assets and operations of the Parent Entities is in full force and effect. Since July 31, 2017, none of the Parent Entities has received any written notice regarding any: (a) cancellation or invalidation of any material insurance policy; (b) refusal of any coverage or rejection of any material claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any material insurance policy.

3.18     Legal Proceedings; Orders.

(a)     There is no pending Legal Proceeding and, to the Knowledge of Parent, no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Parent Entities or any of the assets owned, leased, or used by any of the Parent Entities, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect; or (ii) that, as of the date hereof, challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Mergers or any of the other Contemplated Transactions.

(b)     There is no Order to which any of the Parent Entities, or any of the assets owned or used by any of the Parent Entities, is subject, except for such Orders as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

3.19      Authority; Binding Nature of Agreement. Parent has all necessary corporate right, power and authority to enter into and perform its obligations under this Agreement, subject to receipt of the Required Parent Stockholder Vote. The execution and delivery of this Agreement by Parent and the consummation by Parent of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of Parent, subject to receipt of the Required Parent Stockholder Vote. The Parent Board (at a meeting duly called and held) has, unanimously: (a) determined that this Agreement, the Mergers, the Parent Share Issuance and the other Contemplated Transactions are advisable and fair to, and in the best interests of, Parent and its stockholders; (b) authorized and approved the execution, delivery and performance of this Agreement by Parent; and (c) recommended: (A) the approval of the issuance of shares of Parent Common Stock in the First Merger for purposes of the rules and regulations of the New York Stock Exchange (the “Parent Share Issuance”); and (B) directed that the Parent Share Issuance be submitted for consideration by Parent’s stockholders at the Parent Stockholders Meeting, and, subject to Section 5.3(c), such resolutions have not been rescinded, modified or withdrawn in any way. Assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to: (A) laws of general application relating to bankruptcy, insolvency, the relief of debtors and creditors’ rights generally; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.20     Vote Required. The affirmative vote of the holders of a majority of the voting power of the shares of Parent Common Stock present in person or represented by proxy and entitled to vote at the Parent Stockholders Meeting is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve the Parent Share Issuance (the “Required Parent Stockholder Vote”) and consummate the other Contemplated Transactions.

3.21     Section 203 of the DGCL and other Anti-takeover Statutes. The Parent Board has taken all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are not, and will not be, applicable to the execution, delivery or performance of this Agreement or to the consummation of the Mergers or any of the other Contemplated Transactions. Except for Section 203 of the DGCL, no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statutes or regulations enacted under the DGCL or other Legal Requirements applies to the Mergers, this Agreement or any of the Contemplated Transactions.

3.22     No Ownership of Company Common Stock. None of the Parent Entities owns any Company Common Stock, nor at any time during the last three years has any Parent Entity been, an “interested stockholder” of the Company within the meaning of Section 203 of the DGCL.

3.23     Non-Contravention; Consents.

(a)     Assuming compliance with the applicable provisions of the DGCL, the DLLCA, the HSR Act, the Securities Act, state securities or “blue sky” laws, the Exchange Act and the listing requirements of the New York Stock Exchange and, with respect to clauses “(ii)” through “(v)” below, except as, individually or in the aggregate, would not either: (x) reasonably be expected to have a Parent Material Adverse Effect; or (y) reasonably be expected to prevent or materially impair or delay the consummation of the Mergers or any of the other Contemplated Transactions, neither the execution, delivery or performance of this Agreement by Parent, nor the consummation of the Mergers or any of the other Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)     contravene, conflict with or result in a violation of any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Parent Entities;

(ii)     contravene or conflict with or result in a violation of, or give any Governmental Body the right to challenge the Mergers or any of the other Contemplated Transactions under, any Order to which any of the Parent Entities, or any of the assets owned or used by any of the Parent Entities, is subject;

(iii)    contravene or conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Parent Entities or that otherwise relates to the business of any of the Parent Entities or to any of the assets owned or used by any of the Parent Entities;

(iv)    contravene or conflict with or result in a violation or breach of, or result in a default under, any provision of any Parent Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any such Parent Material Contract; (B) receive or require a rebate, chargeback, penalty or change in delivery schedule under any such Parent Material Contract; (C) accelerate the maturity or performance of any such Parent Material Contract; or (D) cancel, terminate or modify any right, benefit, obligation or other term of such Parent Material Contract; or

(v)     result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Parent Entities (except for minor Encumbrances that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Parent Entities).

(b)     Except as may be required by the Exchange Act, the DGCL, the HSR Act, the Securities Act, state securities or “blue sky” laws, and the listing requirements of the New York Stock Exchange (as they relate to the Form S-4 Registration Statement), none of the Parent Entities was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement by Parent; or (y) the consummation of the Mergers or any of the other Contemplated Transactions, except, in each case, where the failure to make such filings, give such notices or obtain such Consents, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

3.24     Opinion of Financial Advisor. The Parent Board has received the written opinion of the Parent Financial Advisor, financial advisor to Parent, dated as of the date of this Agreement, to the effect that, as of such date and subject to the assumptions, qualifications and limitations set forth in such opinion, the Exchange Ratio is fair, from a financial point of view, to Parent.

3.25     Financial Advisor. Except for the Parent Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Mergers or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Parent Entities. Parent has provided to the Company complete and correct copies of all agreements under which any such fees, commissions, expenses or other amounts have been paid or may become payable (and describing any such fees, commissions, expenses or other amounts) and all indemnification and other agreements related to the engagement of the Parent Financial Advisor (collectively, the “Parent Financial Advisor Agreements”).

3.26     Disclosure. None of the information to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will, at the time the Joint Proxy Statement/Prospectus is mailed to the stockholders of Parent and the stockholders of the Company or at the time of the Parent Stockholders Meeting (or any adjournment or postponement thereof) and the Company Stockholders Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated by the SEC thereunder. No representation or warranty is made by Parent with respect to statements made or incorporated by reference in the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus based on information supplied by any party other than any Parent Entity for inclusion or incorporation by reference in the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus.

3.27     No Other Representations and Warranties; Disclaimer.

(a)     Except for the representations and warranties made by Parent in this Section 3, neither Parent nor any other Person makes any express or implied representation or warranty with respect to any Parent Entity or any of their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Parent in this Section 3, neither Parent nor any other Person makes or has made any representation or warranty to the Company, any of the Company Affiliates or any Representatives of the Company with respect to any financial projection, forecast, estimate, budget or prospective information relating to any of the Parent Entities or their respective businesses or operations. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Section 3.27(a) shall limit the Company’s remedies in the event of Fraud by any Parent Entity or by any Representative of any Parent Entity.

(b)     Notwithstanding anything contained in this Agreement to the contrary, Parent acknowledges and agrees that neither the Company nor any other Person has made or is making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Company in Section 2 hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to any Parent Entity, any of the Parent Affiliates or any Representatives of the Parent Entities. Without limiting the generality of the foregoing, Parent acknowledges and agrees that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to any Parent Entity, any of the Parent Affiliates or any Representatives of the Parent Entities.

Section 4.     Certain Covenants of the Parties

4.1     Access and Investigation.

(a)     Subject to Section 4.1(c), during the period commencing on the date of this Agreement and ending as of the earlier of the First Merger Effective Time or the termination of this Agreement (the “Pre-Closing Period”), upon reasonable advance notice:

(i)     Parent and the Company shall each, and shall cause each of their respective Subsidiaries to: (A) provide the Representatives of the Company and Parent, respectively, with reasonable access during normal business hours to its personnel, tax and accounting advisers and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to it or any of its Subsidiaries, in each case as reasonably requested by the Company and Parent, as the case may be; and (B) provide the Representatives of the Company and Parent, respectively, with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to it and its Subsidiaries that is reasonably requested by the Company and Parent, as the case may be.

(ii)     Without limiting the generality of the foregoing, the Company and Parent shall each promptly provide the other with copies of any material notice, material report or other material document filed with or sent to any Governmental Body on behalf of any of the Company Entities or the Parent Entities, respectively, in connection with the Mergers or any of the other Contemplated Transactions.

(b)     Subject to Section 4.1(c), without limiting Section 4.1(a), during the Pre-Closing Period, the Company shall, and shall cause each of its Subsidiaries to: (A) (i) comply with any reasonable request made by Parent, including reasonable advance notice, to provide any current Parent Associate with access to any Company Vessel, and (ii) permit any current Parent Associate to inspect such Company Vessel at Parent’s sole expense.

(c)     Notwithstanding anything to the contrary set forth in Section 4.1(a), Section 4.1(b), Section 5.1 or Section 5.7, during the Pre-Closing Period, neither Parent nor the Company shall be required to provide or cause to be provided any access or copies or otherwise comply with such Sections if doing so would, in its reasonable judgment: (i) violate any applicable Legal Requirements or the terms of any confidentiality restrictions under any Parent Contracts or Company Contracts, as the case may be; or (ii) jeopardize any attorney-client or other legal privilege; provided, however, that if providing such access or copies or otherwise complying with such Sections would, in the reasonable judgment of Parent or the Company, cause one or more of the effects described in clauses “(i)” and “(ii)” of this Section 4.1(c), Parent and the Company, respectively, shall use, and shall cause its Subsidiaries to use, commercially reasonable efforts to negotiate in good faith agreements or arrangements that permit providing such access or copies or otherwise complying with such Sections without having any of such effects. All access and investigation rights described in Section 4.1(a) and Section 4.1(b) shall be exercised in such a manner as not to materially interfere with the operation of the other Party’s normal business or operations and shall be conducted without creating a material risk of damage or destruction to any property or assets of the other Party.

4.2     Operation of the Business of the Company Entities.

(a)     During the Pre-Closing Period, except as set forth in Part 4.2(a) of the Company Disclosure Schedule, as otherwise contemplated by this Agreement, as required by Legal Requirements or to the extent that Parent shall otherwise consent in writing: (i) the Company shall ensure that each of the Company Entities conducts its business and operations in the ordinary course and in all material respects consistent with past practices; and (ii) the Company shall use commercially reasonable efforts to attempt to ensure that each of the Company Entities preserves intact the material components of its current business organization, keeps available the services of its current Executive Officers and key employees holding a Designated Position and maintains its relations and goodwill with all material suppliers, material customers, material licensors and Governmental Bodies.

(b)     Except as set forth in Part 4.2(b) of the Company Disclosure Schedule, as otherwise contemplated by this Agreement or as required by Legal Requirements, during the Pre-Closing Period, the Company shall not (without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed), and the Company shall ensure that each of the other Company Entities does not (without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed):

(i)     (A) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than: (1) dividends or distributions by a direct or indirect wholly-owned Subsidiary of the Company to the Company or any direct or indirect wholly-owned Subsidiary of the Company to the extent consistent with past practice; (2) dividends or distributions required under the applicable organizational documents of such Company Entity in effect on the date of this Agreement; or (3) redemptions or acquisitions of securities tendered by holders of Company Stock-Based Awards in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto or (B) enter into any stockholder rights plan (or similar plan commonly referred to as a “poison pill”);

(ii)     sell, issue, grant or authorize the sale, issuance or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security (or whose value is directly related to shares of Company Common Stock); or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that: (1) the Company may issue shares of Company Common Stock upon the exercise, settlement or conversion, as applicable, of any Company RSUs and Company Warrants outstanding as of the date hereof, in each case in accordance with their existing terms; and (2) the Company may, in the ordinary course of business and consistent with past practices grant Company RSUs (and issue shares of Company Common Stock upon the settlement thereof): (x) to any newly hired employee or service provider of a Company Entity (other than any officers or directors) under a Company Equity Plan commensurate with his or her position with such Company Entity; and (y) to Company Employees (other than any officers or directors) in connection with the Company’s ordinary course equity award grant process as described on Part 4.2(b)(ii) of the Company Disclosure Schedule; provided, however, that: (aa) except as required in any Company Equity Plan or Company Employee Agreement in effect as of the date of this Agreement, no such Company Stock-Based Awards shall contain any “single-trigger,” “double-trigger” or other vesting acceleration provisions or shall otherwise be subject to acceleration (in whole or in part) as a result of the Merger, any of the other Contemplated Transactions or any other similar transaction (whether alone or in combination with any termination of employment or other event); and (bb) subject to the foregoing, such Company Stock-Based Awards shall be granted or issued pursuant to the Company’s applicable standard agreement and shall contain the Company’s standard vesting schedule);

(iii)     amend or waive any of its rights under, or accelerate the vesting under, any provision of any Company Equity Plan or any provision of any agreement evidencing any outstanding Company Stock-Based Award, or otherwise modify any of the terms of any outstanding Company Stock-Based Award, warrant or other security or any related Contract, other than any acceleration of vesting that is contemplated in any Company Equity Plan or Company Employee Agreement in effect as of the date hereof;

(iv)     amend or waive, or permit the adoption or waiver of, any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;

(v)     (A) acquire any equity interest in any other Entity or Entities other than (I) such acquisition(s) for which consideration paid (including assumption of liabilities), individually or in the aggregate, does not exceed $250,000; (II) capital expenditures permitted by clause (vi) below and (III) transactions between any wholly-owned Company Entities; (B) except in the ordinary course of business and consistent with past practices, form any Subsidiary; or (C) effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(vi)     make any capital expenditure, incur regulatory dry dock and related expenses deferred in accordance with the Company’s current accounting policies or make investments other than (A) capital expenditures, deferred dry dock and related expenses and investments provided for in the Company’s 2018 budget Made Available to Parent prior to the date of this Agreement or otherwise not exceeding $5,000,000 in the aggregate for the period from the date of this Agreement through December 31, 2018, (B) capital expenditures, deferred dry dock and related expenses and investments provided for in the Company’s 2019 budget (which will be provided to Parent when approved by the Company Board) not to exceed $3,500,000 in the aggregate, and (C) additional capital expenditures, deferred dry dock and related expenses and investments approved by the Company Board and related to the return to active service of currently stacked or otherwise idle vessels not to exceed $5,000,000 in the aggregate;

(vii)     other than in the ordinary course of business and consistent with past practices: (A) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Contract that if entered into prior to the date hereof would be deemed a Company Material Contract; or (B) materially amend, terminate, or waive any material right or remedy under, any Company Material Contract;

(viii)    except as otherwise permitted by clauses “(v)” and “(vi)”, acquire, lease or license any right or other asset from any other Person, sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets: (A) acquired, leased, licensed, sold or disposed of by the Company in the ordinary course of business and consistent with past practices; or (B) that are, in the aggregate, immaterial to the business of the Company Entities);

(ix)     sell, assign, transfer, license, sublicense, covenant not to sue or assert with respect to, or otherwise dispose of, any material Intellectual Property or Intellectual Property Rights (other than non-exclusive licenses or non-exclusive sublicenses of Intellectual Property or Intellectual Property Rights granted by any Company Entity to any Person, in each case in the ordinary course of business) or abandon, cancel or permit to lapse or expire any material Intellectual Property Rights (except for any issuances, registrations or applications that the Company Entities have allowed to be abandoned or cancelled, or permitted to lapse or expire, in their reasonable business judgment);

(x)      make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances, except for Encumbrances: (A) that are required by or automatically effected by Contracts in place as of the date hereof; (B) that do not materially detract from the value of such assets; or (C) that do not materially impair the operations of any of the Company Entities;

(xi)     lend money to any Person (other than extensions of credit to trade creditors, intercompany indebtedness and routine travel and business expense advances made to directors or employees, in each case in the ordinary course of business), forgive any loan to any employee, officer or director of any Company Entity or, except in the ordinary course of business and consistent with past practices, incur or guarantee any indebtedness for borrowed money in an aggregate principal amount exceeding $2,000,000 in the aggregate;

(xii)     establish, adopt, enter into or amend to materially increase the value of benefits under any Company Employee Plan or under any Company Employee Agreement with any Executive Officer of the Company, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, or adopt or agree to any retention arrangements with or for the benefit of, any of its directors or any of its officers or other employees (except that the Company: (A) may provide routine, reasonable wage or salary increases to employees in the ordinary course of business and in accordance with past practices in connection with the Company’s customary employee review process; (B) may make customary bonus payments, commission payments and profit sharing payments consistent in all material respects with past practices and the terms of any bonus, commission and/or profit sharing plans existing on the date of this Agreement; and (C) may enter into offer letters or employment agreements with any newly hired employees in the ordinary course of business and consistent with past practices, other than employment agreements with Executive Officers of the Company);

(xiii)    hire any employee at the level of Vice President or above or with an annual base salary in excess of $200,000, promote any employee to the level of Vice President or above (except in order to fill a position vacated after the date of this Agreement), or terminate any employee at the level of Vice President or above without cause;

(xiv)     other than in the ordinary course of business and consistent with past practices or as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in effect at December 31, 2017 in any respect;

(xv)     make, change or rescind any material Tax election, change any annual Tax accounting period or adopt or change any method of Tax accounting, in each case, relating to a material amount of Tax, settle or compromise any claim relating to a material amount of Taxes, file any material amended Tax Return, surrender any claim for a refund of a material amount of Taxes or file any material Tax Return other than one prepared in accordance with past practice;

(xvi)     commence any Legal Proceeding, except with respect to: (A) routine matters in the ordinary course of business and consistent with past practices; (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided, that the Company consults with Parent and considers the views and comments of Parent with respect to such Legal Proceedings prior to commencement thereof); or (C) in connection with a breach of this Agreement or the other agreements listed in the definition of “Contemplated Transactions;”

(xvii)     settle, or offer or propose to settle, any Legal Proceeding involving or against any of the Company Entities: (A) that was commenced by a Governmental Body; or (B) that was commenced by a Person other than a Governmental Body, other than any Legal Proceeding or material claim addressed by Section 5.16, except pursuant to a settlement: (1) that results solely in monetary obligation involving payment by the Company Entities of up to the amount specifically reserved in accordance with GAAP with respect to such Legal Proceedings or claim on the Company Balance Sheet; or (2) in an amount in excess of such reserves, if any, of not more than $150,000 for individual settlements and $500,000 in the aggregate for all settlements during the Pre-Closing Period;

(xviii)    enter into any Contract covering any Company Employee, or make any payment to any Company Employee (other than as required by a Contract in effect on the date hereof), that in either case, considered individually or considered collectively with any other such Contracts or payments, will, or would reasonably be expected to, give rise to an “excess parachute payment” within the meaning of Section 280G(b)(2) of the Code, any excise tax owing under Section 4999 of the Code or any other amount that would not be deductible under Section 280G of the Code;

(xix)     take any action that would reasonably be expected to cause the Mergers to fail to qualify as a “reorganization” under Section 368(a) of the Code (whether or not otherwise permitted by the provisions of this Section 4.2(b)) or fail to take any commercially reasonable action necessary to cause the Mergers to so qualify;

(xx)       convene any special meeting (or any adjournment or postponement thereof) of the Company’s stockholders other than (x) the Company Stockholders Meeting or (y) any special meeting requested by holders of ten percent or more of the total voting power of all the shares of the Company;

(xxi)     except as required by existing Company Employee Plans or by applicable Legal Requirements, recognize any union or enter into, modify, amend, extend, renew, replace or terminate any collective bargaining or other Contract with any labor organization;

(xxii)      enter into any new line of business, or discontinue or shut down any material line of business or division;

(xxiii)     enter into or amend any agreement with any holder of Company Common Stock with respect to holding, voting or disposing of shares of Company Common Stock;

(xxiv)     adopt or enter into a plan of complete or partial liquidation, dissolution, reclassification, recapitalization or other reorganization;

(xxv)      in the case of a Subsidiary of the Company, acquire any shares of Company Common Stock;

(xxvi)     amend any of the Company Financial Advisor Agreements;

(xxvii)    enter into any transaction that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC; or

(xxviii)    agree or commit to take any of the actions described in clauses “(i)” through “(xxvii)” of this Section 4.2(b).

(c)     During the Pre-Closing Period, the Company shall promptly notify Parent in writing of, and use commercially reasonable efforts to prevent or promptly remedy, any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 6.1 and Section 6.2 impossible or unlikely or that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect. Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing of any material Legal Proceeding or material claim threatened, commenced, or asserted against or with respect to any of the Company Entities. No notification given to Parent pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement or limit or otherwise affect the remedies available hereunder to Parent.

4.3     Operation of the Business of the Parent Entities.

(a)     During the Pre-Closing Period, except as set forth in Part 4.3(a) of the Parent Disclosure Schedule, as otherwise contemplated by this Agreement, as required by Legal Requirements or to the extent that the Company shall otherwise consent in writing: (i) Parent shall ensure that each of the Parent Entities conducts its business and operations in the ordinary course and in all material respects consistent with past practices; and (ii) Parent shall use commercially reasonable efforts to attempt to ensure that each of the Parent Entities preserves intact the material components of its current business organization, keeps available the services of its current Executive Officers and key employees holding a Designated Position and maintains its relations and goodwill with all material suppliers, material customers, material licensors and Governmental Bodies.

(b)     Except as set forth in Part 4.3(b) of the Parent Disclosure Schedule, as otherwise contemplated by this Agreement or as required by Legal Requirements, during the Pre-Closing Period, Parent shall not (without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed), and Parent shall ensure that each of the other Parent Entities does not (without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed):

(i)     (A) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than: (1) dividends or distributions by a direct or indirect wholly-owned Subsidiary of Parent to Parent or any direct or indirect wholly-owned Subsidiary of Parent to the extent consistent with past practice; (2) dividends or distributions required under the applicable organizational documents of such Parent Entity in effect on the date of this Agreement; (3) pursuant to Parent’s right to repurchase Parent Restricted Stock held by an employee of Parent upon termination of such employee’s employment; or (4) redemptions or acquisitions of securities tendered by holders of Parent Stock-Based Awards in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto or (B) enter into any stockholder rights plan (or similar plan commonly referred to as a “poison pill”);

(ii)     sell, issue, grant or authorize the sale, issuance or grant of: (A) any capital stock or other security of Parent; (B) any option, call, warrant or right to acquire any capital stock or other security of Parent (or whose value is directly related to shares of Parent Common Stock); or (C) any instrument convertible into or exchangeable for any capital stock or other security of Parent (except that: (1) Parent may issue shares of Parent Common Stock upon the exercise, settlement or conversion, as applicable, of any securities outstanding as of the date of this Agreement convertible or exchangeable into shares of Parent Common Stock (including Parent RSUs and Parent Warrants outstanding as of the date hereof) in accordance with their existing terms; and (2) Parent may, in the ordinary course of business and consistent with past practices grant awards under any Parent Employee Plan (and issue shares of Parent Common Stock upon the settlement thereof): (x) to any newly hired employee or service provider of a Parent Entity (other than any officers or directors) under a Parent Equity Plan commensurate with his or her position with such Parent Entity; and (y) to Parent Employees (other than any officers or directors) in connection with the Parent’s ordinary course equity award grant process as described on Part 4.3(b)(ii) of the Parent Disclosure Schedule; provided, however, that subject to the foregoing, such Parent Stock-Based Awards shall be granted or issued pursuant to the Parent’s applicable standard agreement and shall contain Parent’s standard vesting schedule);

(iii)    amend or waive any of its rights under, or accelerate the vesting under, any provision of any Parent Equity Plan or any provision of any agreement evidencing any outstanding Parent Stock-Based Award, or otherwise modify any of the terms of any outstanding Parent Stock-Based Award, warrant or other security or any related Contract, other than any acceleration of vesting that is contemplated in any Parent Equity Plan or Parent Employee Agreement in effect as of the date hereof;

(iv)     except as otherwise contemplated by Section 5.15, amend or waive, or permit the adoption or waiver of, any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;

(v)      sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets: (A) sold, leased, licensed or disposed of by Parent in the ordinary course of business and consistent with past practices; or (B) that are, in the aggregate, immaterial to the business of the Parent Entities);

(vi)     take any action that would reasonably be expected to cause the Mergers to fail to qualify as a “reorganization” under Section 368(a) of the Code (whether or not otherwise permitted by the provisions of this Section 4.3) or fail to take any commercially reasonable action necessary to cause the Mergers to so qualify;

(vii)     convene any special meeting (or any adjournment or postponement thereof) of Parent’s stockholders other than the Parent Stockholders Meeting;

(viii)    adopt or enter into a plan of complete or partial liquidation, dissolution, reclassification, recapitalization or other reorganization;

(ix)      enter into or amend any agreement with any holder of Parent Common Stock with respect to holding, voting or disposing of shares of Parent Common Stock;

(x)       amend any of the Parent Financial Advisor Agreements;

(xi)      enter into any transaction that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC; or

(xii)     agree or commit to take any of the actions described in clauses “(i)” through “(xi)” of this Section 4.3(b).

(c)     During the Pre-Closing Period, Parent shall promptly notify the Company in writing of, and use commercially reasonable efforts to prevent or promptly remedy, any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 6.1 and Section 6.3 impossible or unlikely or that, individually or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect. Without limiting the generality of the foregoing, Parent shall promptly advise the Company in writing of any material Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any of the Parent Entities. No notification given to the Company pursuant to this Section 4.3(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement or limit or otherwise affect the remedies available hereunder to the Company.

4.4     No Solicitation.

(a)     From the date hereof until the earlier of the First Merger Effective Time and the termination of this Agreement in accordance with its terms, the Company shall not, shall cause its Subsidiaries and the respective officers, directors, financial advisers, attorneys and accountants of the Company Entities to not, and shall use its reasonable best efforts to ensure that the other Representatives of the Company Entities do not, in each case, directly or indirectly:

(i)     solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal with respect to the Company or Acquisition Inquiry with respect to the Company;

(ii)    furnish any information regarding, or afford any Person access to, the business, properties, assets, books or records of any of the Company Entities to any Person in connection with or in response to an Acquisition Proposal with respect to the Company or Acquisition Inquiry with respect to the Company;

(iii)    engage in discussions (except to disclose to such Person the existence of this Section 4.4) or negotiations with any Person relating to any Acquisition Proposal with respect to the Company or Acquisition Inquiry with respect to the Company;

(iv)    approve, endorse or recommend any Acquisition Proposal with respect to the Company or Acquisition Inquiry with respect to the Company or any Person or group becoming an “interested stockholder” under Section 203 of the DGCL; or

(v)     enter into any letter of intent or similar document or any Contract (other than a confidentiality agreement on the terms described below) contemplating or otherwise relating to any Acquisition Transaction with respect to the Company;

provided, however, that prior to the adoption of this Agreement by the Required Company Stockholder Vote, neither this Section 4.4(a) nor any other provision of this Agreement shall prohibit the Company from furnishing any information regarding, or affording any Person access to the business, properties, assets, books or records of any of the Company Entities to, or engaging in discussions and negotiations with any Person (it being understood that clause “(i)” above shall not prohibit discussions and negotiations otherwise permitted by this proviso) in response to an Acquisition Proposal with respect to the Company that is submitted to the Company by such Person after the date hereof (and not withdrawn) that the Company Board concludes in good faith, after consulting with its outside legal counsel and financial advisors, could reasonably be expected to result in a Company Superior Offer if: (A) such Acquisition Proposal did not result from any material breach of any of the provisions set forth in this Section 4.4 or Section 5.2(b); (B) the Company Board concludes in good faith, after having consulted with its outside legal counsel, that failure to take such action could reasonably be expected to constitute a breach of the fiduciary duties of the Company Board under applicable Legal Requirements; (C) at least one Business Day prior to furnishing any such nonpublic information or public access to, or entering into discussions or negotiations with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company’s intention to furnish nonpublic information or access to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement containing (x) customary non-solicitation provisions and (y) other provisions (including nondisclosure provisions and use restrictions) that are at least as favorable to the Company as the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement, which confidentiality agreement shall not include any provisions that would prevent or restrict the Company or the Company’s Representatives from providing any information to Parent to which Parent would be entitled under any provision of this Agreement (provided, however, that no such confidentiality agreement need include “standstill” provisions); and (D) substantially concurrently with the furnishing of any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent).

(b)     From the date hereof until the earlier of the First Merger Effective Time and the termination of this Agreement in accordance with its terms, Parent shall not, shall cause its Subsidiaries and the respective officers, directors, financial advisers, attorneys and accountants of the Parent Entities to not, and shall use its reasonable best efforts to ensure that the other Representatives of the Parent Entities do not, in each case, directly or indirectly:

(i)      solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal with respect to Parent or Acquisition Inquiry with respect to Parent;

(ii)    furnish any information regarding, or afford any Person access to, the business, properties, assets, books or records of any of the Parent Entities to any Person in connection with or in response to an Acquisition Proposal with respect to Parent or Acquisition Inquiry with respect to Parent;

(iii)     engage in discussions (except to disclose to such Person the existence of this Section 4.4) or negotiations with any Person relating to any Acquisition Proposal with respect to Parent or Acquisition Inquiry with respect to Parent;

(iv)    approve, endorse or recommend any Acquisition Proposal with respect to Parent or Acquisition Inquiry with respect to Parent or any Person or group becoming an “interested stockholder” under Section 203 of the DGCL or waive the applicability of Section 203 of the DGCL with respect to any Person or group; or

(v)     enter into any letter of intent or similar document or any Contract (other than a confidentiality agreement on the terms described below) contemplating or otherwise relating to any Acquisition Transaction with respect to Parent;

provided, however, that prior to the approval of the Parent Share Issuance by the Required Parent Stockholder Vote, neither this Section 4.4(b) nor any other provision of this Agreement shall prohibit Parent from furnishing any information regarding, or affording any Person access to the business, properties, assets, books or records of any of the Parent Entities to, or engaging in discussions and negotiations with any Person (it being understood that clause “(i)” above shall not prohibit discussions and negotiations otherwise permitted by this proviso) in response to an Acquisition Proposal with respect to Parent that is submitted to Parent by such Person after the date hereof (and not withdrawn) that the Parent Board concludes in good faith, after consulting with its outside legal counsel and financial advisors, could reasonably be expected to result in a Parent Superior Offer if: (A) such Acquisition Proposal did not result from any material breach of any of the provisions set forth in this Section 4.4 or Section 5.3(b); (B) the Parent Board concludes in good faith, after having consulted with its outside legal counsel, that failure to take such action could reasonably be expected to constitute a breach of the fiduciary duties of the Parent Board under applicable Legal Requirements; (C) at least one Business Day prior to furnishing any such nonpublic information or public access to, or entering into discussions or negotiations with, such Person, Parent gives the Company written notice of the identity of such Person and of Parent’s intention to furnish nonpublic information or access to, or enter into discussions with, such Person, and Parent receives from such Person an executed confidentiality agreement containing (x) customary non-solicitation provisions and (y) other provisions (including nondisclosure provisions and use restrictions) that are at least as favorable to Parent as the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement, which confidentiality agreement shall not include any provisions that would prevent or restrict Parent or Parent’s Representatives from providing any information to the Company to which the Company would be entitled under any provision of this Agreement (provided, however, that no such confidentiality agreement need include “standstill” provisions); and (D) substantially concurrently with the furnishing of any such nonpublic information to such Person, Parent furnishes such nonpublic information to the Company (to the extent such nonpublic information has not been previously furnished by Parent to the Company).

(c)     Each of Parent and the Company shall promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal with respect to the Company or Parent, as the case may be, or Acquisition Inquiry with respect to the Company or Parent, as the case may be) advise the other Party to this Agreement in writing of any such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the terms thereof and copies of all correspondence and other written material sent or provided to such Party in connection therewith) that is made or submitted by any Person during the Pre-Closing Period (including copies of any written offer). Each Party receiving an Acquisition Proposal or Acquisition Inquiry with respect to such Party, as the case may, be shall keep the other Party reasonably informed with respect to: (i) the status of any such Acquisition Proposal or Acquisition Inquiry; and (ii) the status and terms of any material modification or proposed material modification thereto.

(d)     Each of Parent and the Company shall immediately cease and cause to be terminated any discussions existing as of the date of this Agreement between any of the Parent Entities or any of their Representatives, or any of the Company Entities or any of their Representatives, and any other Person that relate to any Acquisition Proposal or Acquisition Inquiry with respect to the Company or Parent, as the case may be.

(e)     Each of Parent and the Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, non-solicitation, no hire, “standstill” or similar Contract to which any such Party or any of its Subsidiaries is a Party or under which any such Party or any of its Subsidiaries has any rights, and will use its reasonable best efforts to cause each such agreement to be enforced in accordance with its terms at the request of the other Party to this Agreement.

Section 5.     Additional Covenants of the Parties

5.1     Registration Statement; Joint Proxy Statement/Prospectus.

(a)     As promptly as practicable after the date of this Agreement, Parent and the Company shall prepare and cause to be filed with the SEC the Joint Proxy Statement/Prospectus and Parent shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Joint Proxy Statement/Prospectus will be included as a prospectus, in each case, in preliminary form. Each of the parties shall use reasonable best efforts: (i) to cause the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC; (ii) to promptly notify the other of, cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff (including providing the other Party a reasonable opportunity to review and comment on such response); (iii) to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC; and (iv) to keep the Form S-4 Registration Statement effective through the Closing in order to permit the consummation of the First Merger. Parent shall use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Parent’s stockholders, and the Company shall use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Company’s stockholders, as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Each of the Parties shall promptly furnish the other Parties all information concerning such Party, its Subsidiaries and stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. For the avoidance of doubt, no filing of the Form S-4 Registration Statement will be made by Parent without providing the Company with a reasonable opportunity to review and comment thereon. If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus, then such Party: (i) shall promptly inform the other Party thereof; (ii) shall provide the other Party (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus prior to it being filed with the SEC; (iii) shall provide the other Party with a copy of such amendment or supplement promptly after it is filed with the SEC; and (iv) if mailing is appropriate, shall cooperate in mailing such amendment or supplement to the stockholders of the Company or the stockholders of Parent.

(b)     Prior to the First Merger Effective Time, Parent and the Company shall use their respective reasonable best efforts to take all other action required to be taken under the Securities Act and the rules and regulations of the SEC promulgated thereunder, the Exchange Act and the rules and regulations of the SEC promulgated thereunder, or any applicable state securities or “blue sky” laws and the rules and regulations thereunder, in connection with the issuance, exchange and listing of Parent Common Stock to be issued in the First Merger, including the Parent Common Stock to be issued upon the exercise of converted Company Warrants and upon the vesting of converted Company RSUs; provided, however, that Parent shall not be required to qualify to do business in any jurisdiction in which it is not now so qualified or file a general consent to service of process in any jurisdiction.

5.2     Company Stockholders Meeting.

(a)     The Company: (i) shall take all action necessary under all applicable Legal Requirements to, as promptly as reasonably practicable following the date the Form S-4 Registration Statement is declared effective under the Securities Act, call, give notice of and hold a meeting of the holders of Company Common Stock to vote on a proposal to adopt this Agreement (the “Company Stockholders Meeting”); and (ii) shall submit such proposal to, and, unless the Company Board has effected a Company Change in Recommendation in compliance with Section 5.2(c), shall use its reasonable best efforts to solicit proxies in favor of such proposal from, such holders at the Company Stockholders Meeting and shall not submit any other proposals to such holders in connection with the Company Stockholders Meeting (other than (x) a customary proposal regarding adjournment of the Company Stockholders Meeting, and (y) a proposal to the extent required by applicable Legal Requirements to approve compensation arrangements for the Executive Officers of the Company) without the prior written consent of Parent. The Company, in consultation with Parent, shall set a record date for Persons entitled to notice of, and to vote at, the Company Stockholders Meeting and shall not change such record date without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). The Company Stockholders Meeting shall be held on a date mutually selected by the Company and Parent, within 45 days following the date upon which the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall use its reasonable best efforts to ensure that all proxies solicited in connection with the Company Stockholders Meeting are solicited in compliance with all applicable Legal Requirements. Notwithstanding anything to the contrary contained in this Agreement: (A) the Company shall not postpone or adjourn the Company Stockholders Meeting without the consent of Parent, other than: (1) to the extent necessary to ensure that any supplement or amendment to the Joint Proxy Statement/Prospectus that is required by applicable Legal Requirements is disclosed to the Company’s stockholders within a reasonable amount of time in advance of the Company Stockholders Meeting; or (2) if as of the time for which the Company Stockholders Meeting is scheduled there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Company Stockholders Meeting, to the extent necessary to obtain such a quorum; and (B) the Company shall adjourn the Company Stockholders Meeting if Parent reasonably requests such adjournment in order to solicit additional proxies in favor of the adoption of this Agreement, in which case, the Company shall, unless the Company Board has effected a Company Change in Recommendation in compliance with Section 5.2(c), use its reasonable best efforts during any such adjournment to solicit and obtain such proxies in favor of the adoption of this Agreement as soon as reasonably practicable; provided, however, that with respect to this clause “(B),” Parent shall be entitled to request such adjournment twice and, in any event, for no more than 7 days in each instance and in no event shall such adjournment be extended to a date that would necessitate the Company setting a new record date under applicable Legal Requirements. Subject to applicable Legal Requirements: (x) the Company shall cooperate with Parent and use its reasonable best efforts to cause the Company Stockholders Meeting to be held on the same date as the Parent Stockholders Meeting; and (y) if, notwithstanding such efforts, the Parent Stockholders Meeting is held prior to the Company Stockholders Meeting, the Company shall use its reasonable best efforts to cause its meeting to be held as promptly as reasonably practicable following the date of the Parent Stockholders Meeting.

(b)     Subject to Section 5.2(c): (i) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the Company Board recommends that the Company’s stockholders vote to adopt this Agreement at the Company Stockholders Meeting (such recommendation of the Company Board that the Company’s stockholders vote to adopt this Agreement being referred to as the “Company Board Recommendation”); (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent; and (iii) neither the Company Board nor any committee thereof shall: (A) fail to include the Company Board Recommendation in the Joint Proxy Statement/Prospectus, (B) fail to reaffirm the Company Board Recommendation, or fail to publicly state that the First Merger and the transactions contemplated by this Agreement are in the best interest of the Company’s stockholders, within 10 Business Days after Parent reasonably requests (which requests shall be limited to no more than once every 30 days) in writing that such action be taken, (C) fail to publicly announce, within 10 Business Days after a tender offer or exchange offer with respect to the securities of a Company Entity shall have been commenced by the filing of a Schedule TO with respect thereto, a statement disclosing that the Company Board recommends rejection of such tender or exchange offer; (D) fail to issue, within 10 Business Days following a request by Parent after an Acquisition Proposal with respect to a Company Entity is publicly announced, a press release announcing its opposition to such Acquisition Proposal; or (E) resolve or publicly propose to take any action described in clauses “(ii)” or “(iii)” of this sentence (each of the foregoing actions described in clauses “(ii)” and “(iii)” being referred to as a “Company Change in Recommendation”).

(c)     Notwithstanding anything to the contrary contained in Section 5.2(b) or elsewhere in this Agreement, at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote, the Company Board may effect, or cause the Company to effect, as the case may be, a Company Change in Recommendation and not include the Company Board Recommendation in the Joint Proxy Statement/Prospectus (which shall constitute a Company Change in Recommendation):

(i)     if: (A) the Company has not materially breached its obligations under Section 4.4(a) or Section 5.2(b) in connection with the Acquisition Proposal referred to in the following clause “(B);” (B) after the date of this Agreement, an unsolicited, bona fide, written Acquisition Proposal is made to the Company and is not withdrawn; (C) the Company Board determines in its good faith judgment, after consulting with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Company Superior Offer; (D) the Company Board does not effect, or cause the Company to effect, a Company Change in Recommendation at any time within five Business Days after Parent receives written notice from the Company confirming that the Company Board has determined that such Acquisition Proposal is a Company Superior Offer (together with a written summary of the Company Superior Offer and setting forth the identity of the Person making such Company Superior Offer and all the material terms and conditions of such Company Superior Offer in reasonable detail) (it being understood and agreed that any revision or modification in any material respect to such Company Superior Offer after such written notice shall require a new written notice by the Company to Parent in compliance with this clause “(D)” and a new matching period under clause “(E)” below, except that such written notice and matching period shall be three Business Days); (E) during such five Business Day period, if requested by Parent, the Company engages in good faith negotiations with Parent and its Representatives and directs its financial advisors and outside legal advisors to engage in good faith negotiations with Parent and its Representatives, the intent and purpose of which is to amend this Agreement in such a manner that the Acquisition Proposal that was determined to constitute a Company Superior Offer no longer constitutes a Company Superior Offer, so that the transactions contemplated hereby may be effected; (F) at the end of such five Business Day period, such offer has not been withdrawn and continues to constitute a Company Superior Offer (taking into account any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause “(E)” or otherwise); and (G) the Company Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such Company Superior Offer, the failure to make a Company Change in Recommendation could reasonably be expected to constitute a breach of the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements; or

(ii)     if: (A) a material development or change in circumstances that is not related to an Acquisition Proposal with respect to a Company Entity occurs or arises after the date of this Agreement that was not known by, nor reasonably foreseeable to, the Company Board as of the date of this Agreement (such material development or change in circumstances being referred to as a “Company Intervening Event”); (B) at least seven Business Days prior to making a Company Change in Recommendation, the Company provides Parent with a written notice specifying the material information with respect to such Company Intervening Event and that it intends to make a Company Change in Recommendation; (C) during such seven Business Day period, if requested by Parent, the Company engages in good faith negotiations with Parent and its Representatives and directs its financial advisors and outside legal advisors to engage in good faith negotiations with Parent and its Representatives, to amend this Agreement in such a manner that obviates the need for the Company Board to effect, or cause the Company to effect, a Company Change in Recommendation as a result of such Company Intervening Event; and (D) at the end of such seven Business Day period, the Company Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such Company Intervening Event, the failure to make a Company Change in Recommendation could reasonably be expected to constitute a breach of the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements.

(d)     Notwithstanding any Company Change in Recommendation, unless this Agreement is earlier terminated in accordance with Section 7.1, this Agreement shall be submitted to the holders of the Company’s Common Stock at the Company Stockholders Meeting for the purpose of voting on the adoption of this Agreement and nothing contained in this Agreement shall be deemed to relieve the Company of such obligation.

(e)     Nothing contained in this Section 5.2 or elsewhere in this Agreement shall be deemed to prohibit the Company, the Company Board or any committee thereof from: (i) issuing any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act; (ii) taking and disclosing to the stockholders of the Company a position with respect to a tender or exchange offer by a third party pursuant to Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act; or (iii) if required by applicable Legal Requirements, issuing a press release disclosing that the Company has received a bona fide, written Acquisition Proposal that the Company Board has determined in compliance with Section 4.4(a) could reasonably be expected to result in a Company Superior Offer (provided, that (A) such Acquisition Proposal did not result from a material breach of Section 4.4, and (B) the Company provides Parent, at least one Business Day prior to release of such press release, a copy of such press release); provided, that, in the case of clause “(ii)” and “(iii)” of this sentence, any such disclosure shall be deemed to be a withdrawal or modification of the Company Board Recommendation if the Company Board fails to expressly and publicly reaffirm the Company Board Recommendation in such disclosure or communication.

5.3     Parent Stockholders Meeting.

(a)     Parent: (i) shall take all action necessary under all applicable Legal Requirements to, as promptly as reasonably practicable following the date the Form S-4 Registration Statement is declared effective under the Securities Act, call, give notice of and hold a meeting of the holders of Parent Common Stock to vote on a proposal to approve the Parent Share Issuance (the “Parent Stockholders Meeting”); and (ii) shall submit such proposal to, and, unless the Parent Board has effected a Parent Change in Recommendation in compliance with Section 5.3(c), shall use its reasonable best efforts to solicit proxies in favor of such proposal from, such holders at the Parent Stockholders Meeting and shall not submit any other proposals to such holders in connection with the Parent Stockholders Meeting (other than a customary proposal regarding adjournment of the Parent Stockholders Meeting) without the prior written consent of the Company. Parent, in consultation with the Company, shall set a record date for Persons entitled to notice of, and to vote at, the Parent Stockholders Meeting and shall not change such record date without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). The Parent Stockholders Meeting shall be held on a date mutually selected by Parent and the Company, within 45 days following the date upon which the Form S-4 Registration Statement is declared effective under the Securities Act. Parent shall use its reasonable best efforts to ensure that all proxies solicited in connection with the Parent Stockholders Meeting are solicited in compliance with all applicable Legal Requirements. Notwithstanding anything to the contrary contained in this Agreement: (A) Parent shall not postpone or adjourn the Parent Stockholders Meeting without the consent of the Company, other than: (1) to the extent necessary to ensure that any supplement or amendment to the Joint Proxy Statement/Prospectus that is required by applicable Legal Requirements is disclosed to Parent’s stockholders within a reasonable amount of time in advance of the Parent Stockholders Meeting; or (2) if as of the time for which the Parent Stockholders Meeting is scheduled there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Parent Stockholders Meeting, to the extent necessary to obtain such a quorum; and (B) Parent shall adjourn the Parent Stockholders Meeting if the Company reasonably requests such adjournment in order to solicit additional proxies in favor of the approval of the Parent Share Issuance, in which case, Parent shall, unless the Parent Board has effected a Parent Change in Recommendation in compliance with Section 5.3(c), use its reasonable best efforts during any such adjournment to solicit and obtain such proxies in favor of the approval of the Parent Share Issuance as soon as reasonably practicable; provided, however, that with respect to this clause “(B),” the Company shall be entitled to request such adjournment twice and, in any event, for no more than 7 days in each instance and in no event shall such adjournment be extended to a date that would necessitate Parent setting a new record date under applicable Legal Requirements. Subject to applicable Legal Requirements: (x) Parent shall cooperate with the Company and use its reasonable best efforts to cause the Parent Stockholders Meeting to be held on the same date as the Company Stockholders Meeting; and (y) if, notwithstanding such efforts, the Company Stockholders Meeting is held prior to the Parent Stockholders Meeting, Parent shall use its reasonable best efforts to cause its meeting to be held as promptly as reasonably practicable following the date of the Company Stockholders Meeting.

(b)     Subject to Section 5.3(c): (i) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the Parent Board recommends that Parent’s stockholders vote to approve the Parent Share Issuance at the Parent Stockholders Meeting (such recommendation of the Parent Board that Parent’s stockholders vote to approve the Parent Share Issuance being referred to as the “Parent Board Recommendation”); (ii) the Parent Board Recommendation shall not be withdrawn or modified in a manner adverse to the Company; and (iii) neither the Parent Board nor any committee thereof shall: (A) fail to include the Parent Board Recommendation in the Joint Proxy Statement/Prospectus, (B) fail to reaffirm the Parent Board Recommendation, or fail to publicly state that the First Merger and the transactions contemplated by this Agreement are in the best interest of Parent’s stockholders, within 10 Business Days after the Company reasonably requests (which requests shall be limited to no more than once every 30 days) in writing that such action be taken; (C) fail to publicly announce, within 10 Business Days after a tender offer or exchange offer with respect to the securities of a Parent Entity shall have been commenced by the filing of a Schedule TO with respect thereto, a statement disclosing that the Parent Board recommends rejection of such tender or exchange offer; (D) fail to issue, within 10 Business Days following a request by the Company after an Acquisition Proposal with respect to a Parent Entity is publicly announced, a press release announcing its opposition to such Acquisition Proposal; or (E) resolve or publicly propose to take any action described in clauses “(ii)” or “(iii)” of this sentence (each of the foregoing actions described in clauses “(ii)” and “(iii)” being referred to as a “Parent Change in Recommendation”).

(c)     Notwithstanding anything to the contrary contained in Section 5.3(b) or elsewhere in this Agreement, at any time prior to the approval of the Parent Share Issuance by the Required Parent Stockholder Vote, the Parent Board may effect, or cause Parent to effect, as the case may be, a Parent Change in Recommendation and not include the Parent Board Recommendation in the Joint Proxy Statement/Prospectus (which shall constitute a Parent Change in Recommendation):

(i)     if: (A) Parent has not materially breached its obligations under Section 4.4(b) or Section 5.3(b) in connection with the Acquisition Proposal referred to in the following clause “(B);” (B) after the date of this Agreement, an unsolicited, bona fide, written Acquisition Proposal is made to Parent and is not withdrawn; (C) the Parent Board determines in its good faith judgment, after consulting with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Parent Superior Offer; (D) the Parent Board does not effect, or cause Parent to effect, a Parent Change in Recommendation at any time within five Business Days after the Company receives written notice from Parent confirming that the Parent Board has determined that such Acquisition Proposal is a Parent Superior Offer (together with a written summary of the Parent Superior Offer and setting forth the identity of the Person making such Parent Superior Offer and all the material terms and conditions of such Parent Superior Offer in reasonable detail) (it being understood and agreed that any revision or modification in any material respect to such Parent Superior Offer after such written notice shall require a new written notice by Parent to the Company in compliance with this clause “(D)” and a new matching period under clause “(E)” below, except that such written notice and matching period shall be three Business Days); (E) during such five Business Day period, if requested by the Company, Parent engages in good faith negotiations with the Company and its Representatives and directs its financial advisors and outside legal advisors to engage in good faith negotiations with the Company and its Representatives, the intent and purpose of which is to amend this Agreement in such a manner that the Acquisition Proposal that was determined to constitute a Parent Superior Offer no longer constitutes a Parent Superior Offer, so that the transactions contemplated hereby may be effected; (F) at the end of such five Business Day period, such offer has not been withdrawn and continues to constitute a Parent Superior Offer (taking into account any changes to the terms of this Agreement proposed by the Company as a result of the negotiations required by clause “(E)” or otherwise); and (G) the Parent Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such Parent Superior Offer, the failure to make a Parent Change in Recommendation could reasonably be expected to constitute a breach of the fiduciary duties of the Parent Board to Parent’s stockholders under applicable Legal Requirements; or

(ii)     if: (A) a material development or change in circumstances that is not related to an Acquisition Proposal with respect to a Parent Entity occurs or arises after the date of this Agreement that was not known by, nor reasonably foreseeable to, the Parent Board as of the date of this Agreement (such material development or change in circumstances being referred to as a “Parent Intervening Event”); (B) at least seven Business Days prior to making a Parent Change in Recommendation, Parent provides the Company with a written notice specifying the material information with respect to such Parent Intervening Event and that it intends to make a Parent Change in Recommendation; (C) during such seven Business Day period, if requested by the Company, Parent engages in good faith negotiations with the Company and its Representatives and directs its financial advisors and outside legal advisors to engage in good faith negotiations with the Company and its Representatives, to amend this Agreement in such a manner that obviates the need for the Parent Board to effect, or cause Parent to effect, a Parent Change in Recommendation as a result of such Parent Intervening Event; and (D) at the end of such seven Business Day period, the Parent Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such Parent Intervening Event, the failure to make a Parent Change in Recommendation could reasonably be expected to constitute a breach of the fiduciary duties of the Parent Board to Parent’s stockholders under applicable Legal Requirements.

(d)     Notwithstanding any Parent Change in Recommendation, unless this Agreement is earlier terminated in accordance with Section 7.1, the Parent Share Issuance shall be submitted to the holders of Parent’s Common Stock at the Parent Stockholders Meeting for the purpose of voting on the approval of such matter and nothing contained in this Agreement shall be deemed to relieve Parent of such obligation.

(e)     Nothing contained in this Section 5.3 or elsewhere in this Agreement shall be deemed to prohibit Parent, the Parent Board or any committee thereof from: (i) issuing any “stop-look-and-listen” communication to the stockholders of Parent pursuant to Rule 14d-9(f) promulgated under the Exchange Act; (ii) taking and disclosing to the stockholders of Parent a position with respect to a tender or exchange offer by a third party pursuant to Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act; or (iii) if required by applicable Legal Requirements, issuing a press release disclosing that Parent has received a bona fide, written Acquisition Proposal that the Parent Board has determined in compliance with Section 4.4(b) could reasonably be expected to result in a Parent Superior Offer (provided, that (A) such Acquisition Proposal did not result from a material breach of Section 4.4, and (B) Parent provides the Company at least one Business Day prior to release of such press release, a copy of such press release); provided, that, in the case of clause “(ii)” and “(iii)” of this sentence, any such disclosure shall be deemed to be a withdrawal or modification of the Parent Board Recommendation if the Parent Board fails to expressly and publicly reaffirm the Parent Board Recommendation in such disclosure or communication.

5.4     Company Stock-Based Awards.

(a)     Parent shall file with the SEC, as soon as reasonably practicable after the date on which the Mergers become effective, a registration statement on Form S-8, relating to the shares of Parent Common Stock issuable with respect to the Company Stock-Based Awards converted in accordance with Section 1.8 and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Company Stock-Based Awards remain outstanding and are required to be registered.

(b)     At the First Merger Effective Time, Parent may (if Parent determines that it desires to do so) assume any or all of the Company Equity Plans. If Parent elects to assume a Company Equity Plan, then, under such Company Equity Plan, Parent shall be entitled to grant stock awards, to the extent permissible under applicable Legal Requirements, using the share reserves of such Company Equity Plan as of the First Merger Effective Time (including any shares returned to such share reserves as a result of the termination of Company Stock-Based Awards that are assumed and converted by Parent pursuant to Section 1.8), except that: (i) stock covered by such awards shall be shares of Parent Common Stock; (ii) all references in such Company Equity Plan to a number of shares of Company Common Stock shall be deemed amended to refer instead to a number of shares of Parent Common Stock determined by multiplying the number of referenced shares of Company Common Stock by the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; and (iii) the Parent Board or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to the administration of such Company Equity Plan.

(c)     Prior to the First Merger Effective Time, the Company shall take all action that may be necessary (under any Company Equity Plan and otherwise) to effectuate the provisions of Section 1.8 and to ensure that, from and after the First Merger Effective Time, holders of Company Stock-Based Awards have only those rights with respect thereto specifically provided in Section 1.8.

5.5     Employee Benefits.

(a)     For a period of at least one year following the First Merger Effective Time, Parent shall, or shall cause its applicable Subsidiaries (including the Surviving Company and any of its Subsidiaries) to (i) provide each Continuing Employee with a base salary or wage rate and cash incentive opportunities that are no less favorable than the base salary or wage rate and cash incentive opportunities provided to similarly situated Parent Associates, and (ii) provide each Continuing Employee with retirement, welfare, and severance benefit plans, programs, arrangements and agreements, including with respect to historic funding and contribution levels, that are substantially comparable, in the aggregate, to those provided to similarly situated Parent Associates.

(b)     All service of the Continuing Employees shall be recognized for purposes of determining eligibility to participate, vesting and accrual and level of benefits, other than in respect of accrual and level of benefits under a defined benefit pension plan, with respect to each Parent Employee Plan in which any Continuing Employee participates after the First Merger Effective Time to the same extent such service was recognized under the analogous Company Employee Plan immediately prior to the First Merger Effective Time, except to the extent such recognition would result in the duplication of benefits. In addition, Parent or Parent’s Subsidiaries (including the Surviving Corporation and its Subsidiaries), as applicable, shall use commercially reasonable efforts to cause each Parent Employee Plan that is a welfare benefit plan to: (i) waive all limitations as to preexisting conditions, actively-at-work requirements, exclusions and waiting periods with respect to participation and coverage requirements other than preexisting condition limitations, actively-at-work requirements, exclusions or waiting periods that are already in effect with respect to each Continuing Employee and his or her spouse, domestic partner and dependents and that have not been satisfied or waived as of the First Merger Effective Time under the analogous welfare benefit plan maintained for such Continuing Employee and his or her spouse, domestic partner and dependents immediately prior to the First Merger Effective Time; and (ii) recognize for each Continuing Employee and his or her spouse, domestic partner and dependents for purposes of applying annual deductible, co-payment and out-of-pocket maximums under such Parent Employee Plan any deductible, co-payment and out-of-pocket expenses paid by the Continuing Employee or his or her spouse, domestic partner and dependents under an analogous Company Employee Plan during the plan year of such plan in which occurs the later of the First Merger Effective Time and the date on which the Continuing Employee begins participation in such Parent Employee Plan.

(c)     Nothing in this Section 5.5 or elsewhere in this Agreement, expressed or implied, shall be construed to create: (i) a right in any Company Associate to employment with Parent, the Surviving Corporation or any of their Subsidiaries or shall interfere with or restrict in any way the rights of Parent or any Parent Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent prohibited by applicable Legal Requirements or expressly provided otherwise in a written agreement between Parent, the Company or any of their respective affiliates and the Continuing Employee; or (ii) other than Section 5.6 with respect to any Company Associate, or any other Person other than the Parties, any third-party rights, benefits or remedies of any nature whatsoever. Nothing herein shall constitute an amendment to any Company Employee Plan or Company Employee Agreement or Parent Employee Plan or Parent Employee Agreement or be construed to limit the right of Parent, the Surviving Corporation or any of their Subsidiaries to amend or terminate any Parent Employee Plan, any Company Employee Plan or any other employee benefit plan in accordance with its terms and applicable Legal Requirements. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 5.5 shall create any third party rights in any current or former service provider of the Company or any of Company Affiliates (or any beneficiaries or dependents thereof) and nothing in this Section 5.5 shall limit the scope and effectiveness of Section 5.6.

(d)     The Parties shall cooperate with one another to determine whether any Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “401(k) Plan”) will be terminated effective prior to the First Merger Effective Time. If the Company is required to terminate any 401(k) Plan as a result of such cooperation, then the Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the Company Board of resolutions authorizing the termination of such 401(k) Plan (the form and substance of which resolutions shall be subject to the approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed).

(e)     To the extent any employee notification or consultation requirements are imposed by applicable Legal Requirements with respect to any of the Contemplated Transactions, Parent and the Company shall cooperate to ensure that such requirements are complied with prior to the First Merger Effective Time.

(f)     The Company and the Company Board, as applicable, shall adopt any further resolutions, deliver any required notices, and take all further actions that are necessary to cause (i) the Company’s Deferred Compensation Plan (the “DCP”), the rabbi trust associated with the DCP, and the GulfMark Offshore, Inc. 2015 Share Incentive Plan (the “UK ESPP”) to be terminated, (ii) all payments, distributions and share issuances in respect of deferred or contributed amounts under the DCP and the UK ESPP to be made, distributed, issued or otherwise finally settled, in each case, effective prior to the First Merger Effective Time and in accordance with applicable Legal Requirements and the terms of such documents. Prior to the Closing Date, the Company shall provide to Parent (i) written evidence of the adoption by the Company Board of resolutions authorizing the termination of the DCP and its associated rabbi trust and the UK ESPP, and (ii) documentary evidence of the termination of such plans and trusts and final settlement of all obligations thereunder, in each case of clauses “(i)” and “(ii)”, in accordance with Legal Requirements.

5.6     Indemnification of Officers and Directors.

(a)     For a period of six years after the First Merger Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries, and from and after the Second Merger Effective Time, Parent shall cause the Surviving Company and its Subsidiaries, to indemnify and hold harmless, and provide advancement of expenses to, the current or former directors and officers and any person who becomes a director or officer of any of the Company Entities prior to the First Merger Effective Time (the “Indemnified Parties”) to the fullest extent that applicable Legal Requirements permit such company to indemnify its own directors and officers. For six years after the First Merger Effective Time, Parent shall cause the Surviving Company to maintain in effect the provisions in (i) the organizational documents of each Company Entity; and (ii) any other agreements of any Company Entity with any of Indemnified Parties, in each case, regarding elimination of liability, indemnification of officers, directors and employees and advancement of expenses that are in existence on the date of this Agreement, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the First Merger Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Contemplated Transactions).

(b)     Without limiting the foregoing, for a period of six years following the First Merger Effective Time, Parent and the Surviving Corporation or Surviving Company, as applicable, shall cause to be maintained in effect the existing policy of the Company’s directors’ and officers’ liability insurance (or a comparable replacement policy) (the “D&O Policy”) covering claims arising from facts or events that occurred at or prior to the First Merger Effective Time to the extent that such claims are of the type covered by the D&O Policy (and including acts or omissions occurring in connection with this Agreement and the consummation of the Contemplated Transactions to the extent such acts or omissions are covered by the D&O Policy) and covering each Indemnified Party who is covered as of the First Merger Effective Time by the D&O Policy, in any case on terms with respect to coverage and amounts that are no less favorable in the aggregate to the insured persons than those terms in effect on the date hereof; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend in any one year an amount in excess of 250% of the larger of the current annual premium paid by the Company (which annual premium is set forth on Part 5.6 of the Company Disclosure Schedule) for such insurance (the larger such 250% amount, the “Maximum Annual Premium”); and provided further, however, that if the annual premium of such insurance coverage exceeds the Maximum Annual Premium, Parent and the Surviving Corporation shall be obligated to obtain a policy with the greatest comparable coverage available for a cost not exceeding the Maximum Annual Premium. Notwithstanding anything to the contrary in this Agreement, in lieu of the arrangements contemplated under the first sentence of this Section 5.6(b), Parent shall cause to be purchased prior to Closing and, upon Parent’s consent (which shall not be unreasonably withheld, conditioned or delayed), the Company shall be entitled to purchase a six-year “tail” prepaid policy on the D&O Policy on terms with respect to coverage and amounts no less favorable in the aggregate to the insured persons than the D&O Policy, and in the event that Parent or the Company shall purchase such a “tail” policy, Parent, the Surviving Corporation or Surviving Company, as applicable, shall maintain such “tail” policy in full force and effect and cause all obligations thereunder to be honored by the Surviving Corporation or Surviving Company, as applicable, in lieu of all other applicable obligations of Parent and the Surviving Corporation or Surviving Company, as applicable, under the first sentence of this Section 5.6(b) for so long as such “tail” policy shall be maintained in full force and effect.

(c)     The obligations under this Section 5.6 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other person who is a beneficiary under the D&O Policy or the “tail” policy referred to in Section 5.6(b) and any of such person’s heirs and representatives) without the prior written consent of such affected Indemnified Party or other person who is a beneficiary under the D&O Policy or the “tail” policy referred to in Section 5.6(b) (and, after the death of any of the foregoing persons, such person’s heirs and representatives). Each of the Indemnified Parties or other persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in Section 5.6(b) (and, after the death of any of the foregoing persons, such person’s heirs and representatives) are intended to be third party beneficiaries of this Section 5.6, with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties (and other persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in Section 5.6(b) (and their heirs and representatives)) under this Section 5.6 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Legal Requirements (whether at law or in equity).

(d)     In the event that Parent, the Surviving Corporation, the Surviving Company or any of their respective Subsidiaries (or any of their respective successors or assigns) shall (i) consolidate or merge with any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfer or convey all or substantially all of its properties and assets to any person, then in each case, Parent shall cause proper provision to be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable) shall assume the obligations set forth in this Section 5.6.

5.7     Regulatory Approvals and Related Matters.

(a)     Each Party shall use reasonable best efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such Party with any Governmental Body with respect to the Mergers and the other Contemplated Transactions, and to submit as promptly as reasonably practicable and advisable any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, Parent and the Company shall, promptly after the date of this Agreement, prepare and file any notifications required under any Legal Requirement in connection with the Mergers in the United States of America that is designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”) in connection with the Mergers. Parent and the Company shall use reasonable best efforts to respond as promptly as reasonably practicable and advisable to any inquiries or requests received from any state attorney general, antitrust authority or other Governmental Body in connection with antitrust or related matters. Parent and the Company shall use reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Mergers and make effective the other Contemplated Transactions.

(b)     Subject to the confidentiality provisions of the Confidentiality Agreement, Parent and the Company each shall promptly supply the other with any information which may be required in order to effectuate any filings (including applications) pursuant to (and to otherwise comply with its obligations set forth in) Section 5.7(a). Notwithstanding anything to the contrary contained in this Section 5.7 or elsewhere in this Agreement, Parent shall (i) have the principal responsibility for devising and implementing the strategy of the Parties with respect to seeking any actions or Consents of any Governmental Body with respect to the Mergers and coordinating any contacts, where permitted, with any Governmental Body; and (ii) take the lead in all meetings and communications with any Governmental Body in connection with obtaining any such action or Consent; provided, however, that, except where prohibited by applicable Legal Requirements or any Governmental Body (in which case, the Parties shall take appropriate actions to address such prohibitions, such as redacting documents or providing on an “outside counsel basis only”), and subject to the confidentiality provisions of the Confidentiality Agreement, each of Parent and the Company shall: (A) consult with the other in good faith prior to taking a position with respect to any such filing; (B) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Body by or on behalf of any Party in connection with any Legal Proceeding related solely to this Agreement or the Contemplated Transactions (including any such Legal Proceeding relating to any antitrust, competition or fair trade Legal Requirement); (C) coordinate with the other in preparing and exchanging such information; and (D) promptly provide the other Parties (and their counsel) with copies of all filings, notices, analyses, presentations, memoranda, briefs, white papers, opinions, proposals and other submissions (and a summary of any oral presentations) made or submitted by such Party with or to any Governmental Body related solely to this Agreement or the Contemplated Transactions.

(c)     Each of Parent and the Company shall notify the other promptly upon the receipt of: (i) any material communication from any official of any Governmental Body in connection with any filing made pursuant to this Agreement; (ii) knowledge of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Contemplated Transactions (and shall keep the other Party informed as to the status of any such Legal Proceeding or threat); and (iii) any request by any official of any Governmental Body for any amendment or supplement to any filing made pursuant to this Agreement or any information required to comply with any Legal Requirements applicable to the Contemplated Transactions. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.7(a), Parent or the Company, as the case may be, shall (promptly upon learning of the occurrence of such event) inform the other of the occurrence of such event and cooperate in filing with the applicable Governmental Body such amendment or supplement.

(d)     In furtherance of the foregoing, if such actions are required by a Governmental Body in order to satisfy the condition set forth in Section 6.1(c), the obligations of Parent and the Company under this Section 5.7 shall include agreeing to: (i) dispose of, transfer or exclusively license, or cause any of its Subsidiaries to dispose of, transfer or exclusively license, any assets to any Person, or to commit to (or cause any of its Subsidiaries to commit to) dispose of, transfer or exclusively license any assets to any Person; (ii) discontinue or cause any of its Subsidiaries to discontinue, or commit to (or cause any of its Subsidiaries to commit to) discontinue, offering any product or service; (iii) non-exclusively license or otherwise make available, or cause any of its Subsidiaries to non-exclusively license or otherwise make available, to any Person any technology, Intellectual Property or Intellectual Property Right, or to commit to (or cause any of its Subsidiaries to commit to) non-exclusively license or otherwise make available to any Person any technology, Intellectual Property or Intellectual Property Right; (iv) hold separate or cause any of its Subsidiaries to hold separate any assets or operations after the First Merger Effective Time, or to commit to (or cause any of its Subsidiaries to commit to) hold separate any assets or operations; and (v) make or cause any of its Subsidiaries to make any commitment, or to commit to (or cause any of its Subsidiaries to commit to) make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of its Subsidiaries; provided, that such actions do not have a materially adverse impact on the benefits that Parent expects to recognize in connection with the Contemplated Transaction; provided, further, that Parent shall not be obligated to hold separate or to divest any of the material businesses, services or properties or assets of either Parent, on the one hand, or the Company, on the other hand.

(e)     Parent further agrees that it shall not, and shall not permit any of the Parent Entities to, directly or indirectly, acquire or agree to acquire any assets, business or any Person, whether by merger, consolidation, purchasing a substantial portion of the assets of or equity in any Person or by any other manner or engage in any other transaction or take any other action, if the entering into of an agreement relating to or the consummation of such acquisition, merger, consolidation or purchase or other transaction or action would reasonably be expected to (i) impose any delay in the expiration or termination of any applicable waiting period or impose any delay in the obtaining of, or increase the risk of not obtaining, any authorization, consent, clearance, approval or order of a Governmental Body necessary to consummate the Mergers and the other transactions contemplated by this Agreement, including any approvals and expiration of waiting periods pursuant to the Antitrust Laws or any other applicable Legal Requirements, or (ii) otherwise delay or impede the consummation of the Mergers and the other transactions contemplated by this Agreement.

5.8     Disclosure. Parent and the Company: (a) have agreed to the text of the joint press release and investor relations presentation announcing the signing of this Agreement; and (b) shall consult with each other before issuing any further press release or otherwise making any other public statement, and shall not issue any such press release or make any such other public statement without the prior written consent of the other Parties hereto, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing: (i) each Party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences and make internal announcements to employees, so long as such statements or announcements are consistent with (and not materially expansive of) previous press releases, public disclosures or public statements or announcements made jointly by the Parties (or individually, if approved by the other Parties), (ii) a Party may, without the prior consent of the other Parties hereto, issue any such press release or make any such public announcement or statement as may be required by a Legal Requirement or the rules and regulations of the New York Stock Exchange if it first provides reasonable notice and consults with the other Parties hereto prior to issuing any such press release or making any such public announcement or statement; (iii) the Company need not consult with (or obtain the consent of) Parent in connection with any press release, public statement or filing to be issued or made with respect to any Acquisition Proposal relating to any Company Entity or any Company Change in Recommendation in accordance with the terms of this Agreement; and (iv) Parent need not consult with (or obtain the consent of) the Company in connection with any press release, public statement or filing to be issued or made with respect to any Acquisition Proposal relating to any Parent Entity or any Parent Change in Recommendation in accordance with the terms of this Agreement.

5.9     Tax Matters. Prior to the filing of the Form S-4 Registration Statement, Parent, and the Company shall each execute and deliver to Weil, Gotshal & Manges LLP and to Gibson, Dunn & Crutcher LLP tax representation letters substantially in the form set forth in Schedule 5.9. To the extent requested by Parent or the Company, each of Parent and the Company shall confirm to Weil, Gotshal & Manges LLP and to Gibson, Dunn & Crutcher LLP the accuracy and completeness, as of the First Merger Effective Time, of the tax representation letters delivered pursuant to the immediately preceding sentence. Following the delivery of the tax representation letters pursuant to the first sentence of this Section 5.9: (a) Parent shall use commercially reasonable efforts to cause Weil, Gotshal & Manges LLP to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act for filing with the SEC in connection with the filing of the Form S-4 Registration Statement; and (b) the Company shall use commercially reasonable efforts to cause Gibson, Dunn & Crutcher LLP to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act for filing with the SEC in connection with the filing of the Form S-4 Registration Statement. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 5.9.

5.10    Obligations of Merger Sub and Surviving Company. Prior to the First Merger Effective Time and the Second Merger Effective Time, Parent shall take all action necessary to cause Merger Sub and Surviving Company to perform its obligations under this Agreement and to consummate the Contemplated Transactions upon the terms and subject to the conditions set forth in this Agreement.

5.11    Listing. Parent shall use reasonable best efforts to cause the shares of Parent Common Stock and warrants to be issued in the First Merger, including the Parent Common Stock to be issued upon the exercise of converted Company Warrants and upon the vesting of converted Company RSUs, to be approved for listing (subject to notice of issuance) on the New York Stock Exchange at or prior to the First Merger Effective Time.

5.12     Resignation of Directors. If requested by Parent, the Company shall use its reasonable best efforts to obtain and deliver to Parent at or prior to the First Merger Effective Time the resignation of each director of any Company Entity as identified by Parent, effective as of the First Merger Effective Time.

5.13    Section 16 Matters. Prior to the First Merger Effective Time, Parent and the Company shall take all steps that may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by Section 1 of this Agreement by each individual who is, or as a result of the Contemplated Transactions will be, subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent or the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Legal Requirements.

5.14     Financing Cooperation. During the Pre-Closing Period, upon the request of Parent, the Company shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause the Representatives of the Company Entities to, cooperate reasonably with Parent in connection with addressing the Company Credit Facility.

5.15     Amendment to Parent Bylaws. Parent shall cause the bylaws of Parent, at the First Merger Effective Time, to be amended in a form reasonably satisfactory to the Company to (i) include a provision reflecting the provisions set forth in Section 1.14 with respect to the Company Designated Directors and the Removed Designees, and (ii) provide that any amendment to such provision prior to the first anniversary of the first annual meeting of the stockholders of Parent following the Closing Date shall require a vote of at least 85% of the directors of the Parent Board at the time of such amendment.

5.16    Stockholder Litigation. Without limiting in any way the respective obligations of Parent and the Company under Section 4.2 and Section 5.7, each of Parent and the Company shall give the other the opportunity to participate in the defense or settlement of any stockholder claim or stockholder Legal Proceeding (including any class action or derivative litigation) against such Party or its officers or directors relating to the Mergers and the other Contemplated Transactions, and no such settlement shall be agreed to, and no agreement or arrangement with any stockholder shall be entered into by Parent or the Company outside the ordinary course of business, without the prior written consent of the other, which consent with respect to any such settlement shall not be unreasonably withheld, conditioned or delayed. Each of Parent and the Company shall cooperate and shall use its reasonable best efforts to cause its Representatives to cooperate, in the defense against such claim or Legal Proceeding.

Section 6.     Conditions Precedent to the Parties’ Obligations

6.1     Conditions Precedent to Each Party’s Obligations. The obligations of each Party to effect and otherwise consummate (or cause the consummation of) the Contemplated Transactions are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a)     Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Form S-4 Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending.

(b)     Stockholder Approvals.

(i)     The Company shall have obtained the Required Company Stockholder Vote in connection with the adoption of this Agreement by the stockholders of the Company.

(ii)     Parent shall have obtained the Required Parent Stockholder Vote in connection with the approval of the Parent Share Issuance by the stockholders of Parent.

(c)     HSR Approval. Any waiting period (or any agreed upon extension of any waiting period) applicable to the consummation of the Mergers under the HSR Act shall have expired or been terminated.

(d)     Listing. The shares of Parent Common Stock and warrants to be issued pursuant to the First Merger, including the Parent Common Stock to be issued upon the exercise of converted Company Warrants and upon vesting of converted Company RSUs, shall have been approved for listing (subject to notice of issuance) on the New York Stock Exchange.

(e)     No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Mergers shall have been issued by any court of competent jurisdiction or other Governmental Body in the United States of America and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Mergers in the United States of America that makes consummation of the Mergers illegal.

6.2     Additional Conditions Precedent to Parent’s Obligations. The obligations of Parent to cause the Mergers to be effected and otherwise cause the Contemplated Transactions to be consummated are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

(a)     Accuracy of Representations.

(i)     Each of the representations and warranties of the Company contained in Section 2.19 and Section 2.25 shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all material respects as of such date); provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, all materiality qualifications limiting the scope of such representations and warranties shall be disregarded;

(ii)     Section 2.5(a) shall have been accurate in all respects as of the date of this Agreement;

(iii)    Each of the representations and warranties of the Company contained in Section 2.3(a), Section 2.3(b), Section 2.3(c) and Section 2.3(d) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except that any inaccuracies in such representations and warranties that are de minimis in nature will be disregarded; and

(iv)     Each of the representations and warranties of the Company (other than the Company Designated Representations) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that: (A) for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, all materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (B) any inaccuracies in such representations and warranties shall be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have a Company Material Adverse Effect.

(b)     Performance of Covenants. The covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c)     Documents. Parent shall have received the following documents, each of which shall be in full force and effect:

(i)     a legal opinion of Weil, Gotshal & Manges LLP, dated as of the Closing Date and addressed to Parent, to the effect that the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (it being understood that (A) in rendering such opinion, Weil, Gotshal & Manges LLP may rely upon the tax representation letters referred to in Section 5.9; and (B) if Weil, Gotshal & Manges LLP does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed to be satisfied if Gibson, Dunn & Crutcher LLP renders such opinion to Parent); and

(ii)     a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company confirming that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(d) have been duly satisfied.

(d)     No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances then in existence, would reasonably be expected to have a Company Material Adverse Effect.

6.3     Additional Conditions Precedent to the Company’s Obligations. The obligation of the Company to effect the Mergers and otherwise consummate the Contemplated Transactions are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

(a)     Accuracy of Representations.

(i)     Each of the representations and warranties of Parent contained in Section 3.19 and Section 3.25 shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all material respects as of such date); provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, all materiality qualifications limiting the scope of such representations and warranties shall be disregarded;

(ii)     Section 3.5(a) shall have been accurate in all respects as of the date of this Agreement;

(iii)    Each of the representations and warranties of Parent contained in Section 3.3(a), Section 3.3(b), Section 3.3(c) and Section 3.3(d) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except that any inaccuracies in such representations and warranties that are de minimis in nature will be disregarded; and

(iv)     Each of the representations and warranties of Parent (other than the Parent Designated Representations) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that: (A) for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, all materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (B) any inaccuracies in such representations and warranties shall be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)     Performance of Covenants. The covenants and obligations in this Agreement that Parent is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c)     Documents. The Company shall have received the following documents, each of which shall be in full force and effect:

(i)     a legal opinion of Gibson, Dunn & Crutcher LLP, dated as of the Closing Date and addressed to the Company, to the effect that the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (it being understood that (A) in rendering such opinion, Gibson, Dunn & Crutcher LLP may rely upon the tax representation letters referred to in Section 5.9, and (B) if Gibson, Dunn & Crutcher LLP does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed to be satisfied if Weil, Gotshal & Manges LLP renders such opinion to the Company); and

(ii)     a certificate executed by the Chief Executive Officer and Chief Financial Officer of Parent confirming that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(d) have been duly satisfied.

(d)     No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances then in existence, would reasonably be expected to have a Parent Material Adverse Effect.

Section 7.     Termination

7.1     Termination. This Agreement may be terminated prior to the First Merger Effective Time (whether before or after adoption of this Agreement by the Company’s stockholders or the approval of the Parent Share Issuance by Parent’s stockholders):

(a)     by mutual written consent of Parent and the Company;

(b)     by either Parent or the Company if the Mergers shall not have been consummated by the End Date; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(b) if the failure to consummate the Mergers by the End Date is attributable to a failure on the part of such Party to perform any covenant or obligation in this Agreement required to be performed by such Party at or prior to the First Merger Effective Time;

(c)      by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Mergers;

(d)     by either Parent or the Company if: (i) the Company Stockholders Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have taken a final vote on a proposal to adopt this Agreement; and (ii) this Agreement shall not have been adopted at the Company Stockholders Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Stockholder Vote;

(e)      by either Parent or the Company if: (i) the Parent Stockholders Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent’s stockholders shall have taken a final vote on a proposal to approve the Parent Share Issuance; and (ii) the Parent Share Issuance shall not have been approved at the Parent Stockholders Meeting (and shall not have been approved at any adjournment or postponement thereof) by the Required Parent Stockholder Vote;

(f)      by Parent (at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote) if a Company Triggering Event shall have occurred;

(g)      by the Company (at any time prior to the approval of the Parent Share Issuance by the Required Parent Stockholder Vote) if a Parent Triggering Event shall have occurred;

(h)     by Parent if: (i) any of the Company’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement such that the condition set forth in Section 6.2(a) would not be satisfied, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 6.2(a) would not be satisfied; or (ii) any of the Company’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 6.2(b) would not be satisfied; provided, however, that, for purposes of clauses “(i)” and “(ii)” above, if an inaccuracy in any of the Company’s representations and warranties (as of the date of this Agreement or as of a date subsequent to the date of this Agreement) or a breach of a covenant or obligation by the Company is curable by the Company by the End Date and the Company is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 7.1(h) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that Parent gives the Company written notice of such inaccuracy or breach; or

(i)     by the Company if: (i) any of Parent’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement such that the condition set forth in Section 6.3(a) would not be satisfied, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 6.3(a) would not be satisfied; or (ii) any of Parent’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 6.3(b) would not be satisfied; provided, however, that, for purposes of clauses “(i)” and “(ii)” above, if an inaccuracy in any of Parent’s representations and warranties (as of the date of this Agreement or as of a date subsequent to the date of this Agreement) or a breach of a covenant or obligation by Parent is curable by Parent by the End Date and Parent is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 7.1(i) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that the Company gives Parent written notice of such inaccuracy or breach.

The “End Date” shall be January 31, 2019; provided, however, that: (A) if, on January 31, 2019, a Specified Circumstance exists and each of the conditions set forth in Section 6.1(a), Section 6.1(b), Section 6.1(d), Section 6.1(e) (other than with respect to the Specified Circumstance), Section 6.2(a), Section 6.2(b), and Section 6.2(d) is satisfied or has been waived, then the Company may, by providing written notice thereof to Parent on or prior to January 31, 2019, extend the End Date to April 30, 2019; and (B) if, on January 31, 2019, a Specified Circumstance exists and each of the conditions set forth in Section 6.1(a), Section 6.1(b), Section 6.1(d), Section 6.1(e) (other than with respect to the Specified Circumstance), Section 6.3(a), Section 6.3(b) and Section 6.3(d) is satisfied or has been waived, then Parent may, by providing written notice thereof to the Company on or prior to January 31, 2019, extend the End Date to April 30, 2019.

7.2     Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect; provided, however, that: (a) this Section 7.2, Section 7.3 and Section 8 shall survive the termination of this Agreement and shall remain in full force and effect for a period of three years following the termination of this Agreement; (b) subject to Section 8.4, the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms; and (c) the termination of this Agreement shall not relieve any Party from any liability for any Willful Breach of this Agreement or Fraud.

7.3     Expenses; Termination Fees.

(a)     Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Mergers are consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys’ fees, incurred in connection with (i) the filing, printing and mailing of the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus and any amendments or supplements thereto; and (ii) the filing fees required to be paid in connection with the filing by the Parties hereto of any notice or other document under any applicable Antitrust Law.

(b)     If this Agreement is terminated: (i) by Parent pursuant to Section 7.1(f), or by Parent or the Company pursuant to any other provision of Section 7.1 (other than Section 7.1(a), 7.1(e), 7.1(g) or 7.1(i)) at any time after the occurrence of a Company Triggering Event and prior to the adoption of this Agreement by the Required Company Stockholder Vote; or (ii) by Parent or the Company pursuant to Section 7.1(b) or Section 7.1(d), and in the case of clause “(ii)” of this sentence: (A) following the date hereof but at or prior to the time of the termination of this Agreement (in the case of Section 7.1(b)) or prior to the Company Stockholders Meeting (in the case of Section 7.1(d)) an Acquisition Proposal with respect to the Company shall have been disclosed, announced, submitted (in the case of Section 7.1(d), publicly) or made (in the case of Section 7.1(d), publicly) and shall not have been withdrawn; and (B) on or prior to the first anniversary of such termination of this Agreement, either: (1) an Acquisition Transaction with respect to the Company is consummated; or (2) a definitive agreement relating to an Acquisition Transaction (it being understood that, for purposes of this clause “(B),” each reference to “15%” in the definition of “Acquisition Transaction” in Exhibit A shall be deemed to be a reference to “40%”) with respect to the Company is entered into by a Company Entity, then the Company shall pay to Parent, in cash at the time specified in the following sentence, a nonrefundable fee in the amount of $13,000,000 (the “Company Termination Fee”). The Company Termination Fee shall be paid as follows: (x) in the case of clause “(i)” of the preceding sentence, within two Business Days after the termination of this Agreement; and (y) in the case of clause “(ii)” of the preceding sentence, within two Business Days after the first to occur of the consummation of the Acquisition Transaction or the entering into by a Company Entity of the definitive agreement.

(c)     If this Agreement is terminated: (i) by the Company pursuant to Section 7.1(g) or by Parent or the Company pursuant to any other provision of Section 7.1 (other than Section 7.1(a), 7.1(d), 7.1(f) or 7.1(h)) at any time after the occurrence of a Parent Triggering Event and prior to the approval of the Parent Share Issuance by the Required Parent Stockholder Vote; or (ii) by Parent or the Company pursuant to Section 7.1(b) or Section 7.1(e), and in the case of clause “(ii)” of this sentence: (A) following the date hereof but at or prior to the time of the termination of this Agreement (in the case of Section 7.1(b)) or prior to the Parent Stockholders Meeting (in the case of Section 7.1(e)) an Acquisition Proposal with respect to Parent shall have been disclosed, announced, submitted (in the case of Section 7.1(e), publicly) or made (in the case of Section 7.1(e), publicly) and shall not have been withdrawn; and (B) on or prior to the first anniversary of such termination of this Agreement, either: (1) an Acquisition Transaction with respect to Parent is consummated; or (2) a definitive agreement relating to an Acquisition Transaction (it being understood that, for purposes of this clause “(B),” each reference to “15%” in the definition of “Acquisition Transaction” in Exhibit A shall be deemed to be a reference to “40%”) with respect to Parent is entered into by a Parent Entity, then Parent shall pay to the Company, in cash at the time specified in the following sentence, a nonrefundable fee in the amount of $35,000,000 (the “Parent Termination Fee”). The Parent Termination Fee shall be paid as follows: (x) in the case of clause “(i)” of the preceding sentence, within two Business Days after the termination of this Agreement; and (y) in the case of clause “(ii)” of the preceding sentence, within two Business Days after the first to occur of the consummation of the Acquisition Transaction or the entering into by a Parent Entity of the definitive agreement.

(d)     If a Party fails to pay when due any amount payable by such Party under this Section 7.3, then: (i) such Party shall reimburse the other Party for all reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 7.3; and (ii)  such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid through the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the lower of: (A) the “prime rate” (as announced by Citibank, N.A. or any successor thereto) in effect on the date such overdue amount was originally required to be paid; or (B) the maximum rate permitted by applicable Legal Requirements.

(e)     The Parties acknowledge and agree that in no event shall Parent or the Company be required to pay the Parent Termination Fee or the Company Termination Fee, respectively, on more than one occasion, whether or not such termination fee may be payable under more than one provision of this Agreement at the same or at different times and upon the occurrence of different events. Nothing in this Section 7.3(e) shall limit the obligations of Parent or the Company, as the case may be, to pay any amounts required to be paid by such Party under Section 7.3(a) in addition to any nonrefundable fee required to be paid by such Party.

Section 8.     Miscellaneous Provisions

8.1     Amendment. This Agreement may be amended with the approval of the respective boards of directors of Parent and the Company at any time (whether before or after the approval of the Parent Share Issuance by Parent’s stockholders or adoption of this Agreement by the Company’s stockholders); provided, however, that: (a) after any such approval of the Parent Share Issuance by Parent’s stockholders, no amendment shall be made which by applicable Legal Requirements or regulations of the New York Stock Exchange requires further approval of Parent’s stockholders without the further approval of such stockholders; and (b) after any such adoption of this Agreement by the Company’s stockholders, no amendment shall be made which by applicable Legal Requirements or regulations of the New York Stock Exchange requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of Parent and Company.

8.2     Waiver.

(a)    Subject to Section 8.2(b) and Section 8.2(c), at any time prior to the First Merger Effective Time, any Party may: (i) extend the time for the performance of any of the obligations or other acts of the other Parties; (ii) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other Party or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any covenant, obligation or condition for the benefit of such Party contained in this Agreement. Any such waiver shall not be deemed to be an amendment of this Agreement subject to Section 8.1.

(b)     No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(c)     No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.3     No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the First Merger Effective Time.

8.4     Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement and the other agreements, exhibits and disclosure schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that, except as otherwise expressly set forth in this Agreement, the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms (it being understood that: (a) except as set forth in Part 8.4 of the Parent Disclosure Schedule and Part 8.4 of the Company Disclosure Schedule, Section 5 and Section 6 of the Confidentiality Agreement shall be superseded by this Agreement and shall cease to have any force or effect unless this Agreement is terminated pursuant to Section 7, in which event Section 6 of the Confidentiality Agreement shall be enforceable for the remaining period following such termination; and (b) no provision in this Agreement or in the Confidentiality Agreement shall limit any Party’s rights or remedies in the case of Fraud or Willful Breach). This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by other electronic delivery shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

8.5     Applicable Legal Requirements; Jurisdiction; Waiver of Jury Trial; Specific Performance; Remedies.

(a)     This Agreement and all claims or causes of action arising hereunder or in connection herewith shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (i) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware); (ii) each of the Parties irrevocably waives and agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (iii) each of the Parties agrees that it will not bring any such action in any court other than the Court of Chancery of the State of Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware).

(b)    EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. Each of the Parties acknowledges that it and the other Parties have been induced to enter into this Agreement and the Contemplated Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 8.5.

(c)      The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, prior to the valid termination of this Agreement in accordance with Section 7, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy). All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

8.6     Disclosure Schedules. The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 2, and Section 4.2(b), Section 5.6 and Section 8.4. The Parent Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 3, Section 4.3(b) and Section 8.4. The Company Disclosure Schedule and Parent Disclosure Schedule shall each be delivered as of the date hereof, and no amendments or modifications thereto shall be made. Any purported update or modification to the Company Disclosure Schedule or the Parent Disclosure Schedule after the date hereof shall be disregarded.

8.7     Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties, the prevailing Party in such action or suit shall be entitled to receive its reasonable out-of-pocket attorneys’ fees and all other reasonable out-of-pocket costs and expenses incurred in such action or suit.

8.8     Assignability; No Third Party Rights. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and assigns; provided, however, that neither this Agreement nor any Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any Party without the prior written consent of the other Parties shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except, (i) after the First Merger Effective Time, as specifically provided in Section 5.6 and (ii) after the First Merger Effective Time, with respect to the payment of consideration to holders of Company Common Stock pursuant to Section 1 hereof.

8.9     Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States of America return receipt requested, upon receipt; (b) if sent designated for overnight delivery by a nationally recognized overnight air courier (such as Federal Express), one Business Day after mailing; (c) if sent by electronic mail, when transmitted; and (d) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any Party shall provide by like notice to the other Parties:

if to Parent, Merger Sub or NewCo:

Tidewater Inc.

6002 Rogerdale Road

Suite # 600

Houston, Texas 77072

Attention: Bruce D. Lundstrom

Email: blundstrom@tdw.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, TX 75201-6950

Attention: James R. Griffin

Email: james.griffin@weil.com

if to the Company:

GulfMark Offshore, Inc.

842 West Sam Houston Parkway North, Suite 400

Houston, Texas 77024

Attention: Quintin Kneen

Email: Quintin.Kneen@gulfmark.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166-0193

Attention: Sean P. Griffiths; Eduardo Gallardo

Email: SGriffiths@gibsondunn.com; EGallardo@gibsondunn.com

8.10     Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Contemplated Transactions are fulfilled to the fullest extent possible.

8.11     Construction.

(a)     For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)     The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c)     As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)     Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e)     The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f)     All references in this Agreement to “dollars” or “$” shall mean United States of America Dollars.

[Remainder of page intentionally left blank]

In Witness Whereof, the Parties have caused this Agreement to be executed as of the date first above written.

Tidewater Inc.

By:	/s/ John Rynd
Name:	John Rynd
Title:	President and Chief Executive Officer

Gulfmark Offshore, Inc.

By:	/s/ Quintin Kneen
Name:	Quintin Kneen
Title:	President and Chief Executive Officer

Merger Agreement Signature Page

Exhibit A

Certain Definitions

For purposes of the Agreement (including this Exhibit A):

401(k) Plan. “401(k) Plan” shall have the meaning set forth in Section 5.5(d).

Acquisition Inquiry. “Acquisition Inquiry” shall mean an inquiry, indication of interest or request for nonpublic information (other than an inquiry, indication of interest or request for nonpublic information made or submitted by Parent or the Company) that would reasonably be expected to lead to an Acquisition Proposal.

Acquisition Proposal. “Acquisition Proposal” shall mean any bona fide offer or proposal (other than an offer or proposal made or submitted by Parent or the Company) contemplating or otherwise relating to any Acquisition Transaction.

Acquisition Transaction. “Acquisition Transaction” with respect to the Company or Parent shall mean any transaction or series of transactions (other than the Contemplated Transactions) involving:

(a)     any merger, exchange, consolidation, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which such Entity is a constituent corporation and which would result in a third party beneficially owning 15% or more of any class of equity or voting securities of such Entity; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of such Entity; or (iii) in which such Entity issues securities representing more than 15% of the outstanding securities of any class of voting securities of such Entity to one or more third parties in connection with a merger, exchange, consolidation, business combination or other similar transaction; or

(b)     any sale, lease, exchange, transfer, license, acquisition or disposition (including pursuant to any merger, amalgamation, consolidation, share exchange, business combination, joint venture, liquidation, dissolution, or other similar transaction) of any business or businesses or assets of the Entity or any of its Subsidiaries that constitute or account for 15% or more of the consolidated net revenues or consolidated net income (measured based on the twelve months prior to the date of determination) or consolidated assets (measured based on the twelve months prior to the date of determination) of such Entity and its Subsidiaries, taken as a whole.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

Antitrust Laws. “Antitrust Laws” shall have the meaning set forth in Section 5.7(a).

Book Entry Shares. “Book Entry Shares” of an Entity’s stock shall mean non-certificated shares of such stock represented by book entry positions.

Business Day. “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by Legal Requirements to close and shall consist of the time period from 12:01 a.m. through midnight at such location.

Closing. “Closing” shall have the meaning set forth in Section 1.3(a).

Closing Date. “Closing Date” shall have the meaning set forth in Section 1.3(a).

COBRA. “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Code. “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

Company. “Company” shall have the meaning set forth in the Preamble.

Company Affiliate. “Company Affiliate” shall mean any Person under common control with any of the Company Entities within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

Company Associate. “Company Associate” shall mean any current or former officer, employee (full-time or part-time), independent contractor, consultant or director of or to any of the Company Entities or any Company Affiliate.

Company Balance Sheet. “Company Balance Sheet” shall mean the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2017, included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Company Board. “Company Board” shall mean the Company’s board of directors.

Company Board Recommendation. “Company Board Recommendation” shall have the meaning set forth in Section 5.2(b).

Company Certifications. “Company Certifications” shall have the meaning set forth in Section 2.4(a).

Company Change in Recommendation. “Company Change in Recommendation” shall have the meaning set forth in Section 5.2(b).

Company Chartered Vessel. “Company Chartered Vessel” shall mean, at any time, at any time, each vessel which is (a) owned by a third party and (b) operated by the Company or any of its Subsidiaries pursuant to a bareboat charter or time charter.

Company Common Stock. “Company Common Stock” shall mean the common stock, $0.01 par value per share, of the Company.

Company Contract. “Company Contract” shall mean any Contract: (a) to which any of the Company Entities is a party; (b) by which any of the Company Entities is bound or under which any of the Company Entities has any obligation; or (c) under which any of the Company Entities has any right or interest.

Company Credit Facility. “Company Credit Facility” shall mean the Credit Facility Agreement, dated November 14, 2017, by and among GulfMark Rederi AS, DNB Bank ASA, New York Branch, as agent, DNB Capital LLC as revolving lender and as swingline lender, and certain funds managed by Hayfin Capital Management LLP as term lenders.

Company Designated Directors. “Company Designated Directors” shall mean the individuals forth in Schedule 1.14.

Company Designated Representations. “Company Designated Representations” shall mean the representations and warranties set forth in Section 2.3(a), Section 2.3(b), Section 2.3(c), Section 2.3(d), Section 2.5(a), Section 2,19, and Section 2.25.

Company Disclosure Schedule. “Company Disclosure Schedule” shall mean the Company Disclosure Schedule that has been prepared by the Company in accordance with the requirements of Section 8.6 of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

Company Employee. “Company Employee” shall mean any director or any officer or other employee (full-time or part-time) of any of the Company Entities.

Company Employee Agreement. “Company Employee Agreement” shall mean each management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between: (a) any of the Company Entities or any Company Affiliate; and (b) any Company Associate, other than any such Contract that is terminable “at will” or upon no more than 30 days prior notice (or following a notice period imposed by applicable Legal Requirements) without any obligation on the part of any Company Entity to make any severance, termination, change in control or similar payment or tax gross ups.

Company Employee Plan. “Company Employee Plan” shall mean any plan, program, policy, practice or Contract providing for compensation, severance, termination pay, deferred compensation, incentive equity or equity-based, change in control, performance awards, stock or stock-related awards, bonus, fringe benefits, health and welfare, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is maintained, sponsored or contributed to, or required to be maintained, sponsored or contributed to, by any of the Company Entities or any Company Affiliate for the benefit of any Company Associate; or (b) with respect to which any of the Company Entities or any Company Affiliate has or may reasonably be expected to incur or become subject to any liability or obligation, but shall not include any Company Employee Agreement.

Company Entity. “Company Entity” shall mean: (a) the Company; and (b) each of the Company’s Subsidiaries.

Company Entity Returns. “Company Entity Returns” shall have the meaning set forth in Section 2.14(a)(i).

Company Equity Plan. “Company Equity Plan” shall mean any equity or equity-based incentive plan or arrangement of the Company or any of its Subsidiaries.

Company Financial Advisor. “Company Financial Advisor” shall mean Evercore Group L.L.C.

Company Financial Advisor Agreements. “Company Financial Advisor Agreements” shall have the meaning set forth in Section 2.25.

Company Intervening Event. “Company Intervening Event” shall have the meaning set forth in Section 5.2(c)(ii).

Company IP. “Company IP” shall mean all Intellectual Property and Intellectual Property Rights with respect to which any of the Company Entities has (or purports to have) an ownership interest.

Company IP Assignment Contract. “Company IP Assignment Contract” shall mean a written non-disclosure and assignment Contract between a Company Entity and any current or former employee, consultant or independent contractor of such Company Entity that assigns to such Company Entity all Intellectual Property and Intellectual Property Rights authored, invented, created, conceived, or otherwise developed by such employee, consultant or independent contractor in the scope of his or her employment or his, her or its engagement with such Company Entity.

Company IT Systems. “Company IT Systems” shall mean the information technology systems owned, leased or licensed by each of the Company Entities.

Company Leased Real Property. “Company Leased Real Property” shall have the meaning set forth in Section 2.7(c).

Company Managed Vessel. “Company Managed Vessel” shall mean, at any time, each vessel which is (a) owned by a third party and (b) managed by the Company or any of its Subsidiaries pursuant to a management agreement.

Company Material Adverse Effect. “Company Material Adverse Effect” shall mean any effect, change, claim, event or circumstance (collectively, “Effect”) that, considered together with all other Effects, has or would reasonably be expected to have a material adverse effect on: (a) the business, financial condition or results of operations of the Company Entities, taken as a whole; provided, however, that any Effects resulting from any of the following, alone or in combination, shall not be deemed to constitute, or be taken into account in determining whether there has occurred, a Company Material Adverse Effect: (i) conditions generally affecting the industries and areas in which the Company participates or the U.S. or global economy as a whole, to the extent that such conditions do not have a disproportionate impact on the Company Entities, taken as a whole relative to other businesses in the industries and areas in which the Company Entities operate; (ii) general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on the Company Entities, taken as a whole; (iii) changes in the trading price or trading volume of Company Common Stock, or the suspension of trading in or delisting of the Company’s securities on the New York Stock Exchange (it being understood, however, that, except as otherwise provided in clauses “(i),” “(ii),” “(iv),” “(v),” “(vi)”, “(vii)” or “(viii)” of this sentence, any Effect giving rise to or contributing to such changes in the trading price or trading volume, or suspension or delisting, of Company Common Stock may give rise to a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); (iv) changes in GAAP (or any interpretations of GAAP) applicable to the Company or any of its Subsidiaries; (v) the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself (it being understood, however, that, except as otherwise provided in clauses “(i),” “(ii),” “(iii),” “(iv),” “(vi),” “(vii),” or “(viii)” of this sentence, any Effect giving rise to or contributing to any such failure may give rise to a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); (vi) any lawsuit commenced by a stockholder of the Company (in his, her or its capacity as a stockholder) directly resulting from the execution of the Agreement or the performance of the Contemplated Transactions; (vii) the loss of employees, suppliers or customers (including customer orders or Contracts) directly resulting from the announcement or pendency of the Agreement or the Contemplated Transactions; (viii) seasonal fluctuations in the business of the Company Entities or (ix) any actions or omissions taken at the written request of Parent after the date hereof; or (b) the ability of the Company to consummate the Mergers or any of the other Contemplated Transactions or to perform any of its covenants or obligations under the Agreement.

Company Material Contract. “Company Material Contract” shall have the meaning set forth in Section 2.9(a).

Company Material Registered IP. “Company Material Registered IP” shall have the meaning set forth in Section 2.8(a)(i).

Company Owned Real Property. “Company Owned Real Property” shall have the meaning set forth in Section 2.7(b).

Company Owned Vessel. “Company Owned Vessel” shall mean, at any time, each vessel owned by the Company or any of its Subsidiaries at such time.

Company Pension Plan. “Company Pension Plan” shall mean each: (a) Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA; or (b) other pension plan subject to funding or contribution requirements under applicable Legal Requirements or applicable plan documents, including any final salary or money purchase plan.

Company Permitted Encumbrances. “Company Permitted Encumbrances” shall mean: (a) any Encumbrance for current Taxes not yet due and payable, or being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s and other Encumbrances which are imposed by applicable Legal Requirements in the ordinary course of business and which (i) are being contested in good faith by appropriate proceeding and for which reserves have been established in accordance with GAAP, or (ii) do not materially detract from the value of the assets subject thereto or materially impair the operations of any of the Company Entities; (c) Encumbrances that arise or are incurred in the ordinary course of business relating to obligations not yet due on the part of the Company Entities or secure a liquidated amount that are being contested in good faith by appropriate proceeding and for which reserves have been established in accordance with GAAP; (d) pledges or deposits to secure obligations under workers’ compensation laws or similar laws or to secure public or statutory obligations; (e) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (f) easements, encroachments, declarations, covenants, conditions, reservations, limitations and rights of way (unrecorded and of record) and other similar restrictions or encumbrances of record, zoning, building and other similar ordinances, regulations, variances and restrictions, and all defects or irregularities in title, including any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection; (g) pledges or deposits to secure the obligations under existing indebtedness of the Company Entities; (h) all Encumbrances created or incurred by any owner, landlord, sublandlord or other person in title; (i) Encumbrances that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Company Entities; (j) Company Permitted Maritime Encumbrances; (k) transfer restrictions imposed by applicable securities laws; and (l) non-exclusive licenses and covenants not to sue or assert with respect to Intellectual Property or Intellectual Property Rights.

Company Permitted Maritime Encumbrances. “Company Permitted Maritime Encumbrances” shall mean at any time with respect to a Company Vessel: (a) Encumbrances for crews’ wages (including the wages of the master of such Company Vessel) that are incurred and are outstanding in the ordinary course of business and (i) are not yet overdue for more than thirty (30) days; or (ii) are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP, and such Encumbrance would not reasonably be expected to have a Company Material Adverse Effect; (b) Encumbrances for salvage (including contract salvage) or general average, and Encumbrances for wages of stevedores employed by the owner of such Company Vessel, the master of such Company Vessel or a charterer or lessee of such Company Vessel, which, in each case, (i) have existed for not more than 60 days, or (ii) is being contested in good faith by appropriate proceedings and proceedings and for which reserves have been established in accordance with GAAP, and such Encumbrance would not reasonably be expected to have a Company Material Adverse Effect; (c) shipyard Encumbrances, Encumbrances for necessaries and other Encumbrances arising under applicable Legal Requirements in the ordinary course of business in operating, maintaining and repairing such Company Vessel (other than those referred to in (a) and (b) above), which, in each case, (i) have existed for not more than 60 days, or (ii) is being contested in good faith by appropriate proceedings and proceedings and for which reserves have been established in accordance with GAAP, and such Encumbrance would not reasonably be expected to have a Company Material Adverse Effect; (d) Encumbrances for damages arising from maritime torts which are (i) unclaimed, (ii) in respect of which a bond or other security has been posted on behalf of any Company Entity with the appropriate court to prevent the arrest or secure the release of such Company Vessel from arrest within 15 days of seizure, or (iii) being contested in good faith by appropriate proceedings and proceedings and for which reserves have been established in accordance with GAAP, and such proceedings would not reasonably be expected to have a Company Material Adverse Effect; and (e) Encumbrances (other than Encumbrances referred to in clause (2)) that are covered by insurance (subject to reasonable deductibles).

Company Preferred Stock. “Company Preferred Stock” shall mean the Preferred Stock, $0.01 par value per share, of the Company.

Company Reports. “Company Reports” shall have the meaning set forth in Section 2.

Company Restricted Stock. “Company Restricted Stock” shall mean each share of Company Common Stock that is subject to forfeiture or a right of repurchase by the Company.

Company RSU. “Company RSU” shall mean each restricted stock unit representing the right to vest in and be issued shares of Company Common Stock by the Company, whether granted by the Company pursuant to a Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

Company SEC Documents. “Company SEC Documents” shall have the meaning set forth in Section 2.4(a).

Company Stock-Based Award. “Company Stock-Based Award” shall have the meaning set forth in Section 1.8(a).

Company Stock Certificate. “Company Stock Certificate” shall mean certificates of Company Common Stock that were outstanding immediately prior to the First Merger Effective Time.

Company Stockholders Meeting. “Company Stockholders Meeting” shall have the meaning set forth in Section 5.2(a).

Company Superior Offer. “Company Superior Offer” shall mean an unsolicited bona fide written offer by a third party to enter into an Acquisition Transaction (with all references to 15% in the definition of Acquisition Transaction being treated as references to 50.1% for these purposes), that is determined by the Company Board, in its good faith judgment, after consulting with a financial advisor and outside legal counsel, and after taking into account all relevant factors, including financing certainty, the likelihood and anticipated timing of consummation, to be more favorable from a financial point of view to the Company’s stockholders than the Contemplated Transactions.

Company Termination Fee. “Company Termination Fee” shall have the meaning set forth in Section 7.3(b).

Company Triggering Event. A “Company Triggering Event” shall be deemed to have occurred if: (a) the Company Board shall have failed to recommend that the Company’s stockholders vote to adopt the Agreement, or shall have withdrawn or shall have modified, in a manner adverse to Parent, the Company Board Recommendation; (b) the Company shall have failed to include in the Joint Proxy Statement/Prospectus the Company Board Recommendation or a statement to the effect that the Company Board has determined and believes that the Mergers are advisable to, and in the best interests of, the Company’s stockholders; (c) the Company Board fails to reaffirm the Company Board Recommendation, or fails to reaffirm its determination that the First Merger and the transactions contemplated by the Agreement are in the best interests of the Company’s stockholders, within 10 Business Days after Parent reasonably requests in writing that such recommendation or determination be reaffirmed (which requests shall be limited to no more than once every 30 days); (d) the Company Board shall have approved, endorsed or recommended any Acquisition Proposal with respect to the Company; (e) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal with respect to the Company (other than a confidentiality agreement permitted pursuant to Section 4.4(a)); (f) a tender or exchange offer with respect to the securities of a Company Entity shall have commenced by the filing of a Schedule TO with respect thereto and the Company shall not have disseminated to its securityholders, within 10 Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; (g) an Acquisition Proposal with respect to the Company shall have been publicly announced, and the Company shall have failed to issue a press release announcing its opposition to such Acquisition Proposal within 10 Business Days following a request by Parent after such Acquisition Proposal has been announced; or (h) the Company shall have breached in any material respect any material provision of Section 4.4(a) or Section 5.2 of the Agreement.

Company Vessel. “Company Vessel” shall mean, at any time, each Company Chartered Vessel, each Company Managed Vessel, and each Company Owned Vessel.

Company Warrants. “Company Warrants” shall mean warrants to purchase shares of Company Common Stock from the Company (whether granted by the Company pursuant to any Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested).

Confidentiality Agreement. “Confidentiality Agreement” shall mean that certain Mutual Confidentiality Agreement dated as of March 15, 2017, between Parent and the Company.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions. “Contemplated Transactions” shall mean the Mergers and the other transactions contemplated by the Agreement, including the Voting Agreements.

Continuing Employees. “Continuing Employees” shall mean any employee of any Company Entity who continues employment with Parent or any of its Subsidiaries (including the Surviving Corporation or any of its Subsidiaries) after the First Merger Effective Time.

Contract. “Contract” shall mean any agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking, written or oral.

Designated Position. “Designated Position” shall mean, with respect to the Company, the position of Managing Director or higher, and with respect to Parent, the position of Director or higher.

DCP. “DCP” shall have the meaning set forth in Section 5.5(f).

DGCL. “DGCL” shall mean the Delaware General Corporation Law, as amended.

DLLCA. “DLLCA” shall mean the Delaware Limited Liability Company Act, as amended.

D&O Policy. “D&O Policy” shall have the meaning set forth in Section 5.6(b).

DOL. “DOL” shall mean the United States Department of Labor.

EDGAR. “EDGAR” shall have the meaning set forth in Section 2.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or similar restriction (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

End Date. “End Date” shall have the meaning set forth in Section 7.1(i).

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Environmental Law. “Environmental Law” shall have the meaning set forth in Section 2.16(b).

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Exchange Agent. “Exchange Agent” shall have the meaning set forth in Section 1.13(a).

Exchange Fund. “Exchange Fund” shall have the meaning set forth in Section 1.13(a).

Exchange Ratio. “Exchange Ratio” shall have the meaning set forth in Section 1.6(b).

Executive Officer. “Executive Officer” shall mean an “officer” of the specified entity as defined in Rule 16a-1(f) under the Exchange Act.

Extension Event. An “Extension Event” shall mean the determination, made in good faith by Parent and the Company acting reasonably, that the amount (a) of the cash and cash equivalents held by the Company Entities, and which the Company is not prohibited by any Legal Requirement or Company Material Contract from applying to repay the Company Credit Facility, plus (b) Parent is permitted to expend under the Parent Indenture, does not exceed the aggregate amount required for the Company to pay all amounts due or that will become due under the Company Credit Facility in connection with the consummation of the Mergers, a demand by the lenders under the Company Credit Facility or an election to repay all amounts due or that will become due under the Company Credit Facility.

First Merger. “First Merger” shall have the meaning set forth in the Recitals.

First Merger Certificate. “First Merger Certificate” shall have the meaning set forth in Section 1.3(b).

First Merger Effective Time. “First Merger Effective Time” shall have the meaning set forth in Section 1.3(b).

Form S-4 Registration Statement. “Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the First Merger, as such registration statement may be amended prior to the time it is declared effective by the SEC.

Fraud. “Fraud” shall mean a misrepresentation or omissions which is (a) made with the intent to deceive, mislead or avoid disclosure of relevant information, (b) contained in or intentionally omitted from the representations and warranties made in the Agreement, (c) relied upon by a party to the Agreement and (d) detrimental to the party relying on such misrepresentation or omission. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts based on negligence or recklessness.

GAAP. “GAAP” shall mean generally accepted accounting principles in the United States of America.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization (including the New York Stock Exchange).

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Indemnified Parties. “Indemnified Parties” shall have the meaning set forth in Section 5.6(a).

Integrated Transaction. “Integrated Transaction” shall have the meaning set forth in the Recitals.

Intellectual Property. “Intellectual Property” shall mean algorithms, apparatus, databases, data collections and compilations, designs, diagrams, formulae, inventions (whether or not patentable and whether or not reduced to practice), discoveries, improvements, ideas, know-how, trademarks, service marks, brand names, product names, logos, trade dress, slogans, methods, procedures, processes, trade secrets, proprietary information, protocols, schematics, specifications, models, devices, software, software code (in any form, including source code and executable or object code), techniques, user interfaces, URLs, web sites, works of authorship and other forms of intellectual property, industrial property and technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as, without limitation, instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

Intellectual Property Rights. “Intellectual Property Rights” shall mean any past, present and future rights in any Intellectual Property or industrial property, which may exist or be created under the laws of any jurisdiction in the world, including: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark, service mark, trade name and domain name rights and any other similar rights, and all goodwill associated with each of the foregoing; (c) trade secret rights; (d) patents and patent disclosures; (e) industrial design rights; and (f) rights in or relating to issuances, registrations, renewals, extensions, reversions, combinations, provisionals, continuations, continuations-in-part, divisions, substitutions, reexaminations and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

IRS. “IRS” shall mean the United States Internal Revenue Service.

Joint Proxy Statement/Prospectus. “Joint Proxy Statement/Prospectus” shall mean the joint proxy statement/prospectus to be sent to the Company’s stockholders in connection with the Company Stockholders Meeting and to Parent’s stockholders in connection with the Parent Stockholders Meeting.

Knowledge. “Knowledge” of a Party shall mean: (a) with respect to the Company, the actual knowledge after due inquiry of Quintin Kneen, Sam Rubio and Lee Johnson, and (b) with respect to Parent, the actual knowledge after due inquiry of John Rynd, Quinn Fanning and Bruce Lundstrom.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, and the provisions of the current organizational documents and internal rules of the applicable Entity.

Made Available. Any statement in the Agreement to the effect that any information, document or other material has been “Made Available” shall mean that such information, document or other material was: (a) made available on the SEC website prior to the date of the Agreement; or (b) (i) with respect to such information, document or other material Made Available by the Company, such information, document or material was made available by the Company for review by Parent or Parent’s Representatives at least two Business Days immediately prior to the execution of the Agreement in the virtual data room maintained by the Company in connection with the Contemplated Transactions; and (ii) with respect to information, document or other material Made Available by Parent, such information, document or material was made available by Parent for review by the Company or the Company’s Representatives at least two Business Days immediately prior to the execution of the Agreement in the virtual data room maintained by Parent in connection with the Contemplated Transactions.

Materials of Environmental Concern. “Materials of Environmental Concern” shall have the meaning set forth in Section 2.16(b).

Maximum Annual Premium. “Maximum Annual Premium” shall have the meaning set forth in Section 5.6(b).

Mergers. “Mergers” shall have the meaning set forth in the Recitals.

Merger Sub. “Merger Sub” shall have the meaning set forth in the Recitals.

NewCo. “NewCo” shall have the meaning set forth in the Recitals.

Order. “Order” shall mean any order, writ, injunction, judgment or decree.

Parent. “Parent” shall have the meaning set forth in the Preamble.

Parent Affiliate. “Parent Affiliate” shall mean any Person under common control with any of the Parent Entities within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

Parent Associate. “Parent Associate” shall mean any current or former officer, employee (full-time or part-time), independent contractor, consultant or director of or to any of the Parent Entities or any Parent Affiliate.

Parent Balance Sheet. “Parent Balance Sheet” shall mean the audited consolidated balance sheet of Parent and its consolidated Subsidiaries as of December 31, 2017 included in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Parent Board. “Parent Board” shall mean Parent’s board of directors.

Parent Board Recommendation. “Parent Board Recommendation” shall have the meaning set forth in Section 5.3(b).

Parent Certifications. “Parent Certifications” shall have the meaning set forth in Section 3.4(a).

Parent Change in Recommendation. “Parent Change in Recommendation” shall have the meaning set forth in Section 5.3(b).

Parent Chartered Vessel. “Parent Chartered Vessel” shall mean, at any time, at any time, each vessel which is (a) owned by a third party and (b) operated by Parent or any of its Subsidiaries pursuant to a bareboat charter or time charter.

Parent Common Stock. “Parent Common Stock” shall mean the common stock, $0.001 par value per share, of Parent.

Parent Contract. “Parent Contract” shall mean any Contract: (a) to which any of the Parent Entities is a party; (b) by which any of the Parent Entities is bound or under which any of the Parent Entities has any obligation; or (c) under which any of the Parent Entities has any right or interest.

Parent Designated Representations. “Parent Designated Representations” shall mean the representations and warranties set forth in Section 3.3(a), Section 3.3(b), Section 3.3(c), Section 3.3(d), Section 3.5(a), Section 3.19, and Section 3.25.

Parent Disclosure Schedule. “Parent Disclosure Schedule” shall mean the Parent Disclosure Schedule that has been prepared by Parent in accordance with the requirements of Section 8.6 of the Agreement and that has been delivered by Parent to the Company on the date of the Agreement.

Parent Employee. “Parent Employee” shall mean any director or any officer or any other employee (full-time or part-time) of any of the Parent Entities.

Parent Employee Agreement. “Parent Employee Agreement” shall mean each management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between: (a) any of the Parent Entities or any Parent Affiliate; and (b) any Parent Associate, other than any such Contract that is terminable “at will” or upon no more than 30 days prior notice (or following a notice period imposed by applicable Legal Requirements) without any obligation on the part of any Parent Entity to make any severance, termination, change in control or similar payment or tax gross ups.

Parent Employee Plan. “Parent Employee Plan” shall mean any plan, program, policy, practice or Contract providing for compensation, incentive equity or equity-based, change in control, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, bonus, fringe benefits, health and welfare, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is maintained, sponsored or contributed to, or required to be maintained, sponsored or contributed to, by any of the Parent Entities or any Parent Affiliate for the benefit of any Parent Associate; or (b) with respect to which any of the Parent Entities or any Parent Affiliate has or may reasonably be expected to incur or become subject to any liability or obligation, but shall not include any Parent Employee Agreement.

Parent Entities. “Parent Entities” shall mean: (a) Parent; and (b) each of Parent’s Subsidiaries.

Parent Entity Returns. “Parent Entity Returns” shall have the meaning set forth in Section 3.14(a)(i).

Parent Equity Plan. “Parent Equity Plan” shall mean Tidewater Inc. 2017 Stock Incentive Plan.

Parent Financial Advisor. “Parent Financial Advisor” shall mean Lazard Freres & Co LLC.

Parent Financial Advisor Agreements. “Parent Financial Advisor Agreements” shall have the meaning set forth in Section 3.25.

Parent Indenture. “Parent Indenture” shall mean the Indenture for 8.00% Senior Secured Notes due 2022, dated July 31, 2017, by and among Parent, each of the Guarantors party thereto, and Wilmington Trust, National Association, as Trustee and Collateral Agent.

Parent Intervening Event. “Parent Intervening Event” shall have the meaning set forth in Section 5.3(c)(ii).

Parent IP. “Parent IP” shall mean all Intellectual Property and Intellectual Property Rights with respect to which any of the Parent Entities has (or purports to have) an ownership interest.

Parent IP Assignment Contract. “Parent IP Assignment Contract” shall mean a written non-disclosure and assignment Contract between a Parent Entity and any current or former employee, consultant or independent contractor of such Parent Entity that assigns to such Parent Entity all Intellectual Property and Intellectual Property Rights authored, invented, created, conceived, or otherwise developed by such employee, consultant or independent contractor in the scope of his or her employment or his, her or its engagement with such Parent Entity.

Parent IT Systems. “Parent IT Systems” shall mean the information technology systems owned, leased or licensed by each of the Parent Entities.

Parent Leased Real Property. “Parent Leased Real Property” shall mean each lease pursuant to which any of the Parent Entities leases real property from any other Person for annual rent payments in excess of $500,000.

Parent Managed Vessel. “Parent Managed Vessel” shall mean, at any time, each vessel which is (a) owned by a third party and (b) managed by Parent or any of its Subsidiaries pursuant to a management agreement.

Parent Material Adverse Effect. “Parent Material Adverse Effect” shall mean any Effect that, considered together with all other Effects, has or would reasonably be expected to have a material adverse effect on: (a) the business, financial condition or results of operations of the Parent Entities, taken as a whole; provided, however, that, any Effects resulting from any of the following, alone or in combination, shall not be deemed to constitute, or be taken into account in determining whether there has occurred, a Parent Material Adverse Effect: (i) conditions generally affecting the industries and areas in which Parent participates or the U.S. or global economy as a whole, to the extent that such conditions do not have a disproportionate impact on the Parent Entities, taken as a whole relative to other businesses in the industries and areas in which the Parent Entities operate; (ii) general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on the Parent Entities, taken as a whole; (iii) changes in the trading price or trading volume of Parent Common Stock, or the suspension of trading in or delisting of Parent’s securities on the New York Stock Exchange (it being understood, however, that, except as otherwise provided in clauses “(i),” “(ii),” “(iv),” “(v),” “(vi),”, “(vii)” or “(viii)” of this sentence, any Effect giving rise to or contributing to such changes in the trading price or trading volume, or suspension or delisting, of Parent Common Stock may give rise to a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (iv) changes in GAAP (or any interpretations of GAAP) applicable to Parent or any of its Subsidiaries; (v) the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself (it being understood, however, that, except as otherwise provided in clauses “(i),” “(ii),” “(iii),” “(iv),” “(vi),” “(vii),” or “(viii)” of this sentence, any Effect giving rise to or contributing to any such failure may give rise to a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (vi) any lawsuit commenced by a stockholder of Parent (in his, her or its capacity as a stockholder) directly resulting from the execution of the Agreement or the performance of the Contemplated Transactions; (vii) the loss of employees, suppliers or customers (including customer orders or Contracts) directly resulting from the announcement or pendency of the Agreement or the Contemplated Transactions; (viii) seasonal fluctuations in the business of the Parent Entities or (ix) any actions or omissions taken at the written request of the Company after the date hereof; or (b) the ability of Parent to consummate the Mergers or any of the other Contemplated Transactions or to perform any of its covenants or obligations under the Agreement.

Parent Material Contract. “Parent Material Contract” shall have the meaning set forth in Section 3.9(a).

Parent Material Registered IP. “Parent Material Registered IP” shall have the meaning set forth in Section 3.8(a)(i).

Parent Owned Real Property. “Parent Owned Real Property” shall mean all parcels of real property owned by the respective Parent Entities (including the real property and all buildings, structures and fixtures on, and other improvements to, such real property).

Parent Owned Vessel. “Parent Owned Vessel” shall mean, at any time, each vessel owned by Parent or any of its Subsidiaries at such time.

Parent Pension Plan. “Parent Pension Plan” shall mean each: (a) Parent Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA; or (b) other pension plan subject to funding and contribution requirements under applicable Legal Requirements or applicable plan documents, including any final salary or money purchase plan.

Parent Permitted Encumbrances. “Parent Permitted Encumbrances” shall mean: (a) any Encumbrance for current Taxes not yet due and payable, or being contested in good faith by appropriate proceeding and for which reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s and other Encumbrances which are imposed by applicable Legal Requirements in the ordinary course of business and which (i) are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP, or (ii) do not materially detract from the value of the assets subject thereto or materially impair the operations of any of the Parent Entities; (c) Encumbrances that arise or are incurred in the ordinary course of business relating to obligations not yet due on the part of the Parent Entities or secure a liquidated amount that are being contested in good faith by appropriate proceeding and for which reserves have been established in accordance with GAAP; (d) pledges or deposits to secure obligations under workers’ compensation laws or similar laws or to secure public or statutory obligations; (e) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (f) easements, encroachments, declarations, covenants, conditions, reservations, limitations and rights of way (unrecorded and of record) and other similar restrictions or encumbrances of record, zoning, building and other similar ordinances, regulations, variances and restrictions, and all defects or irregularities in title, including any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection; (g) pledges or deposits to secure the obligations under existing indebtedness of the Parent Entities; (h) all Encumbrances created or incurred by any owner, landlord, sublandlord or other person in title; (i) Encumbrances that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Parent Entities; (j) Parent Permitted Maritime Encumbrances; (k) transfer restrictions imposed by applicable securities laws; and (l) non-exclusive licenses and covenants not to sue or assert with respect to Intellectual Property or Intellectual Property Rights.

Parent Permitted Maritime Encumbrances. “Parent Permitted Maritime Encumbrances” shall mean at any time with respect to a Parent Vessel: (a) Encumbrances for crews’ wages (including the wages of the master of such Parent Vessel) that are incurred and are outstanding in the ordinary course of business and (i) are not yet overdue for more than thirty (30) days; or (ii) are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP, and such Encumbrance would not reasonably be expected to have a Parent Material Adverse Effect; (b) Encumbrances for salvage (including contract salvage) or general average, and Encumbrances for wages of stevedores employed by the owner of such Parent Vessel, the master of such Parent Vessel or a charterer or lessee of such Parent Vessel, which, in each case, (i) have existed for not more than 60 days, or (ii) is being contested in good faith by appropriate proceedings and proceedings and for which reserves have been established in accordance with GAAP, and such Encumbrance would not reasonably be expected to have a Parent Material Adverse Effect; (c) shipyard Encumbrances, Encumbrances for necessaries and other Encumbrances arising under applicable Legal Requirements in the ordinary course of business in operating, maintaining and repairing such Parent Vessel (other than those referred to in (a) and (b) above), which, in each case, (i) have existed for not more than 60 days, or (ii) is being contested in good faith by appropriate proceedings and proceedings and for which reserves have been established in accordance with GAAP, and such Encumbrance would not reasonably be expected to have a Parent Material Adverse Effect; (d) Encumbrances for damages arising from maritime torts which are (i) unclaimed, (ii) in respect of which a bond or other security has been posted on behalf of any Parent Entity with the appropriate court to prevent the arrest or secure the release of such Parent Vessel from arrest within 15 days of seizure, or (iii) being contested in good faith by appropriate proceedings and proceedings and for which reserves have been established in accordance with GAAP, and such proceedings would not reasonably be expected to have a Parent Material Adverse Effect; and (e) Encumbrances (other than Encumbrances referred to in clause (2)) that are covered by insurance (subject to reasonable deductibles).

Parent Preferred Stock. “Parent Preferred Stock” shall mean the Preferred Stock, no par value per share, of Parent.

Parent Reports. “Parent Reports” shall have the meaning set forth in Section 3.

Parent Restricted Stock. “Parent Restricted Stock” shall mean each share of Parent Common Stock that is subject to forfeiture or a right of repurchase by Parent.

Parent RSU. “Parent RSU” shall mean each restricted stock unit representing the right to vest in and be issued shares of Parent Common Stock by Parent, whether granted by Parent pursuant to a Parent Equity Plan, assumed by Parent in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

Parent SEC Documents. “Parent SEC Documents” shall have the meaning set forth in Section 3.4(a).

Parent Share Issuance. “Parent Share Issuance” shall have the meaning set forth in Section 3.19.

Parent Stock-Based Award. “Parent Stock-Based Award” shall mean each Parent RSU with respect to which shares of Parent Common Stock remain unvested or unissued as of the First Merger Effective Time and each right of any kind, contingent or accrued, to receive shares of Parent Common Stock or benefits measured in whole or in part by the value of a number of shares of Parent Common Stock granted by Parent and outstanding as of the First Merger Effective Time.

Parent Stockholders Meeting. “Parent Stockholders Meeting” shall have the meaning set forth in Section 5.3(a).

Parent Superior Offer. “Parent Superior Offer” shall mean an unsolicited bona fide written offer by a third party to enter into an Acquisition Transaction (with all references to 15% in the definition of Acquisition Transaction being treated as references to 50.1% for these purposes), that is determined by the Parent Board, in its good faith judgment, after consulting with a financial advisor and outside legal counsel, and after taking into account all relevant factors, including financing certainty, the likelihood and anticipated timing of consummation, to be more favorable from a financial point of view to Parent’s stockholders than the Contemplated Transactions.

Parent Termination Fee. “Parent Termination Fee” shall have the meaning set forth in Section 7.3(c).

Parent Triggering Event. A “Parent Triggering Event” shall be deemed to have occurred if: (a) the Parent Board shall have failed to recommend that Parent’s stockholders vote to approve the Parent Share Issuance, or shall have withdrawn or shall have modified, in a manner adverse to the Company, the Parent Board Recommendation; (b) Parent shall have failed to include in the Joint Proxy Statement/Prospectus the Parent Board Recommendation or a statement to the effect that the Parent Board has determined and believes that the Parent Share Issuance is in the best interests of, Parent’s stockholders; (c) the Parent Board fails to reaffirm the Parent Board Recommendation, or fails to reaffirm its determination that the Parent Share Issuance is in the best interests of Parent’s stockholders, within 10 Business Days after the Company reasonably requests in writing that such recommendation or determination be reaffirmed (which requests shall be limited to no more than once every 30 days); (d) the Parent Board shall have approved, endorsed or recommended any Acquisition Proposal with respect to Parent; (e) Parent shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal with respect to Parent (other than a confidentiality agreement permitted pursuant to Section 4.4(b)); (f) a tender or exchange offer with respect to the securities of a Parent Entity shall have commenced by the filing of a Schedule TO with respect thereto and Parent shall not have disseminated to its securityholders, within 10 Business Days after the commencement of such tender or exchange offer, a statement disclosing that Parent recommends rejection of such tender or exchange offer; (g) an Acquisition Proposal with respect to Parent shall have been publicly announced, and Parent shall have failed to issue a press release announcing its opposition to such Acquisition Proposal within 10 Business Days following a request by the Company after such Acquisition Proposal has been announced; or (h) Parent shall have breached in any material respect any material provision of Section 4.4(b) or Section 5.3 of the Agreement.

Parent Vessel. “Parent Vessel” shall mean, at any time, each Parent Chartered Vessel, each Parent Managed Vessel, and each Parent Owned Vessel.

Parent Warrants. “Parent Warrants” shall mean warrants to purchase shares of Parent Common Stock from Parent (whether granted by Parent pursuant to the Parent Equity Plan, assumed by Parent in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested).

Parties. “Parties” shall have the meaning set forth in the Preamble.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Pre-Closing Period. “Pre-Closing Period” shall have the meaning set forth in Section 4.1(a).

Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered, applied for or issued with, by or under the authority of any Governmental Body (or other registrar in the case of internet domain names), including all issued patents, registered copyrights, registered mask works, registered domain names, registered trademarks and registered service marks, and all applications for issuance or registration of any patents, copyrights, mask works, domain names, trademarks and service marks.

Release. “Release” shall have the meaning set forth in Section 2.16(b).

Removed Designee. “Removed Designee” shall have the meaning set forth in Section 1.14.

Representatives. “Representatives” shall mean directors, officers, employees, agents, attorneys, accountants, investment bankers, financing sources and other advisors and representatives.

Required Company Stockholder Vote. “Required Company Stockholder Vote” shall have the meaning set forth in Section 2.20.

Required Parent Stockholder Vote. “Required Parent Stockholder Vote” shall have the meaning set forth in Section 3.20.

Sarbanes-Oxley Act. “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Second Merger. “Second Merger” shall have the meaning set forth in the Recitals.

Second Merger Certificate. “Second Merger Certificate” shall have the meaning set forth in Section 1.3(c).

Second Merger Effective Time. “Second Merger Effective Time” shall have the meaning set forth in Section 1.3(c).

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Significant Subsidiary. “Significant Subsidiary” with respect to an Entity shall mean any Subsidiary of such Entity that owns assets that constitute or account for 10% or more of the consolidated net revenues, consolidated net income or consolidated assets of such Entity and all of its Subsidiaries taken as a whole.

Specified Circumstance. A “Specified Circumstance” shall be deemed to exist if: (a) any of the conditions set forth in Section 6.1(c) is not satisfied and has not been waived; or (b) as a result of a challenge by a Governmental Body under any Antitrust Law in the United States of America, any of the conditions set forth in Section 6.1(e) is not satisfied and has not been waived.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person: (a) directly or indirectly owns or purports to own, beneficially or of record: (i) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (ii) at least 50% of the outstanding equity, voting or financial interests in such Entity; or (b) or any Subsidiary of such Person is a general partner or managing member (or equivalent) of such Entity.

Surviving Company. “Surviving Company” shall have the meaning set forth in the Recitals.

Surviving Corporation. “Surviving Corporation” shall have the meaning set forth in the Recitals.

Tax. “Tax” shall mean: (i) any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty) or deficiency, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Governmental Body; and (ii) any liability in respect of any items described in clause “(i)” payable by reason of Contract, assumption, transferee or successor liability, operation of law, Treasury Regulations Section 1.1502-6(a) (or any similar or corresponding Legal Requirement) or otherwise.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Treasury Regulations. “Treasury Regulations” shall mean any regulations promulgated by the United States Department of the Treasury under the Code, as amended.

UK ESPP. “UK ESPP” shall have the meaning set forth in Section 5.5(f).

Voting Agreements. “Voting Agreements” shall have the meaning set forth in the Recitals.

WARN Act. “WARN Act” shall have the meaning set forth in Section 2.15(j).

“Willful Breach” “Willful Breach” shall mean a material breach or failure to perform that is the consequence of an act or omission of a Party, with the knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of the Agreement.

Exhibit B

Form of Joinder Agreement

This JOINDER AGREEMENT (this “Agreement”), dated as of [●], 2018, is entered into by and among Tidewater Inc., a Delaware corporation (“Parent”), GulfMark Offshore, Inc., a Delaware corporation (the “Company”), and [Gorgon Acquisition Corp.][Gorgon NewCo, LLC], a Delaware [corporation][limited liability company] ([“Merger Sub”][“NewCo”] and, together with Parent and the Company, the “Parties”). Capitalized terms used but not defined herein shall have the meaning set forth in the Agreement and Plan of Merger, dated as of July 15, 2018, by and between Parent and the Company (the “Merger Agreement”).

A.     In order to effect the Merger Agreement and the Contemplated Transactions, including the Mergers, [Merger Sub][NewCo] desires to become party to the Merger Agreement.

In consideration of the foregoing, and the mutual covenants, representations, warranties and agreements contained in the Merger Agreement, the Parties agree as follows:

1.     Joinder. By executing this Agreement, [Merger Sub][NewCo] shall become a party to the Merger Agreement and hereby agrees to be bound by the terms, covenants and other provisions of the Merger Agreement and shall assume all rights and obligations of [Merger Sub][NewCo] under the Merger Agreement with the same force and effect as if originally named therein.

2.     Miscellaneous. The provisions of Section 8 of the Merger Agreement shall apply hereto.

[Signature page follows]

In Witness Whereof, the Parties have caused this Agreement to be executed as of the date first above written.

PARENT

Tidewater Inc.

By:
Name:
Title:

COMPANY

Gulfmark Offshore, Inc.

By:
Name:
Title:

[MERGER SUB

Gorgon Acquisition Corp.

By:
Name:
Title: ]

[NEWCO

Gorgon NewCo, LLC

By:
Name:
Title: ]

Exhibit B

Forms of Merger Sub and NewCo Organizational Documents